    As filed with the Securities and Exchange Commission on November 8, 2000
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  -----------
                              HAHT COMMERCE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    7372                    56-1929876
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)
                                  -----------
                                400 Newton Road
                         Raleigh, North Carolina 27615
                                 (919) 786-5100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                                 Rowland Archer
                                    Chairman
                              HAHT Commerce, Inc.
                                400 Newton Road
                         Raleigh, North Carolina 27615
                                 (919) 786-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                             Please send copies to:
        Donald R. Reynolds, Esq.                    John White, Esq.
   Wyrick Robbins Yates & Ponton LLP            Cravath, Swaine & Moore
    4101 Lake Boone Trail, Suite 300               825 Eighth Avenue
     Raleigh, North Carolina 27607              New York, New York 10019
             (919) 781-4000                          (212) 474-1000
           Fax (919) 781-4865                      Fax (212) 474-3700
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        Proposed
                                                         Maximum
                                                        Aggregate   Amount of
                                                        Offering   Registration
  Title of Each Class of Securities to be Registered    Price(2)      Fee(3)
-------------------------------------------------------------------------------
Common Stock, $0.001 par value per share(1)..........  $75,000,000   $19,800
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for purposes of calculating the registration fee.
(3) Calculated pursuant to Rule 457(a) based on an estimate of the maximum aggregate offering price.
                                  -----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2000

PROSPECTUS


                                     Shares

                            [LOGO OF HAHT COMMERCE]
                              HAHT Commerce, Inc.
                                  Common Stock
                                 $    per share

                                   --------

  We are selling     shares of our common stock. We have granted the
underwriters an option to purchase up to     additional shares of our common
stock to cover over-allotments.

  This is the initial public offering of our common stock. We currently expect
the initial public offering price to be between $    and $    per share. We
have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "HAHT."

                                   --------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                   Per Share     Total
                                                  ----------- -----------
Public Offering Price                             $           $
Underwriting Discount                             $           $
Proceeds to HAHT Commerce, Inc., before expenses  $           $

  The underwriters expect to deliver the shares to purchasers on or about   ,
2001.

                                   --------

Salomon Smith Barney

                               CIBC World Markets

                                                      U.S. Bancorp Piper Jaffray

      , 2001

DESCRIPTION OF GRAPHICS

The front of the gatefold will be a blue background and contain the HAHT Commerce logo and stylized pictures of a globe and human figures. There is text in the right top corner: "Enterprise Digital Marketplaces for transactions and communications with business customers."

INSIDE GATEFOLD PAGES

(A drawing that illustrates an enterprise digital marketplace. A "Large Chemical Producer", is represented as a picture of a factory, which is positioned to the left of a cloud which represents the "Internet". Four cylinders represent the chemical producer's business software systems, "Mainframe", "Fulfillment Software", "Enterprise Resource Planning System" and "Customer Relationship Management Software". Lines from the chemical producer's factory connect to pictures to the right of the "Internet", which includes sales representatives, customer service representatives, business customers, distributors and resellers.)

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   1

Risk Factors...............................................................   6

Forward-Looking Statements.................................................  15

Use of Proceeds............................................................  16

Dividend Policy............................................................  16

Capitalization.............................................................  17

Dilution...................................................................  18

Selected Consolidated Financial Data.......................................  19

Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................  21

Business...................................................................  31

Management.................................................................  48

Certain Relationships and Related Transactions.............................  56

Principal Stockholders.....................................................  60

Description of Capital Stock...............................................  63

Shares Eligible for Future Sale............................................  66

U.S. Tax Consequences to Non-U.S. Holders..................................  67

Underwriting...............................................................  70

Legal Matters..............................................................  72

Experts....................................................................  72

Where You Can Find More Information........................................  72

Index to Financial Statements.............................................. F-1

    Until      , 2001, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   Before deciding to invest in our common stock, you should read this entire prospectus, including "Risk Factors" and our financial statements and the notes to those statements included elsewhere in this prospectus.

                              HAHT Commerce, Inc.

   We offer a suite of software applications that enable companies to use the Internet to conduct business with their distributors, resellers and other business customers in an environment that we call an enterprise digital marketplace. Companies use enterprise digital marketplaces to manage their transactions and communications with business customers, from marketing and order placement to account tracking and post-sales support, over the Internet. Our software applications integrate with a company's existing business software systems and facilitate the real-time exchange of information between a company and its business customers. We believe that this collaboration allows companies to execute successful business-to-business e-commerce strategies, which result in superior operational efficiencies, higher levels of service and reduced transaction costs for companies and their customers. We believe that by delivering these benefits, enterprise digital marketplaces help companies differentiate themselves from their competitors and increase customer loyalty.

   Our HAHT Commerce e-Scenario software applications, which run on our HAHTsite application server, can extend to the Internet virtually any existing business software system, including enterprise resource planning systems, or ERP systems, customer relationship management applications, databases and mainframe systems. We believe our packaged applications that can rapidly integrate with ERP systems developed by SAP and J.D. Edwards, and our expertise with these systems, give us a competitive advantage. We can deploy our software applications individually or as a comprehensive suite, and can customize them to meet a customer's specific needs. Our software supports numerous computer standards and languages, including XML and Java. In addition, because our software uses a centralized server-based architecture, known as thin-client architecture, it can be accessed by almost any browser-based device, including mobile devices. In addition, our software platform can support tens of thousands of concurrent users without diminishing system performance and can be managed and upgraded from a single location.

   We sell our software primarily to large companies with complex channels of distribution across multiple industries, including chemicals, consumer packaged goods and high technology. Since 1996, we have sold HAHTsite products, which include an application server and software development platform, to approximately 700 customers. In February 1999, we announced the commercial availability of the first application in our HAHT Commerce e-Scenario product family, a suite of business-to-business software applications that enables our customers to implement enterprise digital marketplaces. To date, we have sold e-Scenario applications to 36 customers. Our top ten e-Scenario customers, based on total revenue invoiced through October 31, 2000, are Celanese, Geneva Steel, Mine Safety Appliances, Minolta, Occidental Chemical, Orica International Management, Pennzoil-Quaker State, Scientific-Atlanta, Sigma-Aldrich and Solutia, Inc.

   We license our software applications to business customers through our direct sales force and through co-selling and co-marketing arrangements with systems integrators. We have relationships with a number of systems integrators, including Clarkston, Deloitte Consulting, KPMG, marchFIRST and PSINet, which assist in our sales and marketing efforts and provide implementation services to our customers.

                                Our Opportunity

   Companies view the Internet as an important distribution channel that can complement and strengthen their existing sales and marketing strategies. To use the Internet to effectively communicate with business customers, companies need software systems that are flexible, scalable and secure, and can manage a broad range of business interactions. In addition, companies want to preserve their large investments in existing business software systems and allow their business customers to access the information stored in these systems. For these reasons, we believe that there is significant demand for packaged software applications that facilitate e-commerce. According to IDC, the worldwide market for these applications will grow from $1.8 billion in 1999 to $23.0 billion in 2004, representing a five-year compounded annual growth rate of 66.5%. We believe packaged software applications accelerate time to market, significantly reduce costs and limit the diversion of management and technical resources. Of the packaged software applications currently available, however, few can provide the functionality, scalability and real-time integration with ERP and other business software systems needed to implement a successful business-to-business e-commerce strategy.

                               The HAHT Advantage

   Our products and services enable companies to create enterprise digital marketplaces to conduct business and share information with their business customers and the employees that interact with them. Our competitive advantages include:

  . real-time integration capability with virtually any business software system, including packaged integration capability with ERP systems developed by SAP and J.D. Edwards;

  . a suite of applications that addresses the needs of our customers in each phase of the business-to-business sales process;

  . expertise in Internet software development, ERP systems and key vertical markets;

  .  rapid deployment capabilities;

  . flexibility to customize our software to accommodate our customers' specific needs; and

  . software architecture that delivers enterprise-class performance, which is characterized by high levels of scalability, security, functionality and reliability.

                                  Our Strategy

   Our objective is to be a leading provider of Internet-based software applications that enable companies to create and manage enterprise digital marketplaces. Key aspects of our strategy include:

  .  maintain our product leadership;

  . focus our marketing efforts on companies using ERP systems developed by SAP and J.D. Edwards;

  .  expand our strategic relationships with systems integrators;

  .  cross-sell within our large customer base;

  .  build our expertise across large vertical markets; and

  .  increase our international presence.

                           Our Products and Services

   We sell a suite of software products, as well as related services, including implementation, customization, training and ongoing support. Our product suite can be summarized as follows:

   HAHT Commerce e-Scenarios     Suite of applications that delivers the key
                                 functionality of the enterprise digital
                                 marketplace--HAHT Shop, HAHT Track, HAHT
                                 Catalog, HAHT Market, HAHT Service and HAHT
                                 Insight, which is under development

   HAHT Commerce Links           Connects companies' business software systems
                                 directly to those of their business customers
                                 to automate the exchange of information

   HAHT Mobile                   Access to and use of our software applications
                                 over wireless devices

   HAHTsite Application server and development platform on which our software applications operate

                                  ------------

   We were originally incorporated as HAHT Software, Inc. in North Carolina in 1995. We reincorporated in Delaware as HAHT Commerce, Inc. in June 2000. Our principal executive offices are located at 400 Newton Road, Raleigh, North Carolina 27615 and our telephone number is (919) 786-5100.

                                  The Offering

Common stock offered..............     shares

Common stock to be outstanding
 after this offering..............     shares

Use of proceeds................... We intend to use the net proceeds from this offering for the expansion of our sales and
                                   marketing efforts, the continued
                                   development of our products, the repayment
                                   of indebtedness and general corporate
                                   purposes.

Proposed Nasdaq National Market
 symbol........................... HAHT

   The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of October 31, 2000. Except as otherwise indicated, all information in this prospectus:

  . reflects a -for- reverse stock split of all of our outstanding common stock immediately prior to completion of this offering;

  . reflects the automatic conversion of all outstanding shares of our preferred stock into 55,283,040 shares of common stock upon the completion of this offering;

  . reflects the exercise of warrants to purchase 248,022 shares of common stock at an exercise price of $0.929 per share, which will expire if not exercised prior to the completion of this offering;

  .  excludes     shares of common stock issuable upon the exercise of
     outstanding warrants that will not expire upon completion of this
     offering, at a weighted average exercise price of $   per share,
     assuming an initial public offering price of $   per share, which is the
     mid-point of the range shown on the cover of this prospectus;

  . excludes 9,267,660 shares of common stock issuable upon the exercise of stock options outstanding under our 1995 Stock Award Plan as of October 31, 2000, at a weighted average exercise price of $0.43 per share;

  . excludes 4,789,390 additional shares of common stock reserved for issuance under our 1995 Stock Award Plan;

  .  excludes     shares of common stock reserved for issuance under our 2000
     Employee Stock Purchase Plan; and

  .  assumes there is no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data

   You should read the summary financial data presented below together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and our financial statements and notes to those statements included elsewhere in this prospectus. The statement of operations data presented below for the fiscal years ended April 30, 1998, 1999 and 2000 have been derived from our audited financial statements, included elsewhere in this prospectus. The statement of operations data for the three months ended July 31, 1999 and 2000 and the balance sheet data as of July 31, 2000 have been derived from our unaudited financial statements included elsewhere in this prospectus.

                                                       Three Months
                            Year Ended April 30,      Ended July 31,
                          --------------------------  ----------------
                           1998     1999      2000     1999     2000
                          -------  -------  --------  -------  -------
                           (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................  $ 4,089  $ 7,441  $ 10,718  $ 3,271  $ 3,892
Gross profit............    2,882    4,746     5,697    1,605    2,282
Operating loss..........   (4,426)  (6,474)  (13,722)  (2,405)  (4,654)
Net loss................   (4,302)  (6,153)  (13,770)  (2,393)  (4,454)
Net loss attributable to
 common stockholders....   (4,302)  (6,153)  (13,794)  (2,393)  (4,526)
Net loss per common
 share--
 basic and diluted......  $ (0.44) $ (0.62) $  (1.36) $ (0.24) $ (0.42)
Weighted average common
 shares outstanding--
 basic and diluted......    9,873    9,887    10,173    9,962   10,668
Pro forma net loss per
 common share--
 basic and diluted......                    $  (0.30)          $ (0.07)
Pro forma weighted
 average common shares
 outstanding--
 basic and diluted......                      45,179            65,951

   The following table presents a summary of our balance sheet as of July 31, 2000:

  .  on an actual basis;

  . on a pro forma basis, which adjusts the actual amounts to reflect the automatic conversion of all outstanding shares of our preferred stock into a total of 55,283,040 shares of common stock upon the completion of this offering and the receipt of approximately $230,412 in proceeds from the exercise of warrants to purchase 248,022 shares of common stock, which will expire if not exercised prior to completion of this offering; and

  .  on a pro forma as adjusted basis, which adjusts the pro forma amounts to
     reflect the sale of     shares of common stock in this offering at an
     assumed initial public offering price of $    per share, after deducting
     the estimated underwriting discount and offering expenses, and the
     repayment of $    of indebtedness with the proceeds of this offering.

                                                    As of July 31, 2000
                                              --------------------------------
                                                                  Pro Forma As
                                               Actual   Pro Forma   Adjusted
                                              --------  --------- ------------
                                                      (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................... $ 12,372   $12,603
Working capital..............................    8,257     8,487
Total assets.................................   18,050    18,281
Total indebtedness and capital lease
 obligations.................................       32        32
Mandatorily redeemable preferred stock.......   44,884        --
Total stockholders' equity (deficit).........  (34,837)   10,277

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information in this prospectus before making an investment decision.

Risks Related to our Business

   Because our limited operating history makes it difficult to forecast our revenues, our future financial performance might disappoint investors and result in a decline in our stock price.

   We were incorporated in July 1995 and began selling our HAHTsite application server and development platform in July 1996. In late 1998, we began to shift our business focus to our suite of HAHT Commerce e-Scenario applications, which run on our platform. We announced the commercial availability of our first e-Scenario application in February 1999. Because our limited operating history and this change in our business make it difficult to forecast our revenues accurately, our future financial performance might disappoint investors and cause our stock price to decline. We base our current and future expense levels on our operating plans, anticipated business opportunities and estimates of future revenues. Sales and operating results are difficult to forecast, however, because they generally depend on the size and timing of the orders we receive. If we are unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues, our operating results will suffer.

   We have a history of losses and negative cash flow and we might fail to become or remain profitable in the future.

   We have incurred substantial net losses in every fiscal period since we began our operations. Our failure to achieve profitability could impair our ability to pursue business opportunities and finance our operations in the future. Even if we do achieve profitability, we might not be able to sustain or increase profitability on a quarterly or annual basis. We incurred net losses of $4.3 million, $6.2 million and $13.8 million in the fiscal years ended April 30, 1998, 1999 and 2000, and incurred net losses of $4.5 million for the quarter ended July 31, 2000. As a result of accumulated operating losses, we had an accumulated deficit of $36.3 million as of July 31, 2000. Following this offering, we intend to expend significant financial and management resources on expanding our sales and marketing efforts. We also expect to significantly increase spending on the development and deployment of new HAHT Commerce e-Scenario applications and other products and services. As a result, we expect to incur substantial operating losses and to experience negative cash flow from operations for the foreseeable future.

   Our operating results are volatile and difficult to predict, and if they fall below analysts' or investors' expectations, our stock price could decline.

   Our annual and quarterly operating results have fluctuated in the past and might fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly revenue or operating results fall below the expectations of securities analysts or investors, the price of our common stock could fall significantly. For the last five quarters, our quarterly revenue varied from $2.0 million to $3.9 million. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Factors that might harm our business or cause our operating results to fluctuate include:

  . the timing, amount and recognition of license and service revenue from customers;

  .  our ability to attract and retain customers;

  .  the announcement of new products by our competitors;

  . the number, timing and significance of our product enhancements and new product announcements;

  .  fluctuations in the length of our sales cycle;

  .  our failure to increase international sales on a consistent basis;

  .  seasonal buying trends in the software industry; and

  . economic conditions and other trends specific to the Internet and the business software industry.

   We have experienced fluctuations from some of these factors in the past. For example, the introduction of mySAP.com in May 1999 impacted our customers' purchasing decisions and caused our quarterly revenue to decline. In addition, corporate spending on our software applications has traditionally been higher late in the calendar year and lower in the summer months.

   If we experience delays in implementing our products, we might have to defer revenue recognition, which could cause our quarterly results to fall below anticipated levels.

   When we perform the implementation services for our software products, we recognize software license revenue using the percentage-of-completion method. We recognize revenue from these software licenses incrementally over the implementation period. If we experience delays in implementing our products or have trouble satisfying contract terms required for revenue recognition, we will not be able to recognize revenue when anticipated. We would, however, incur marketing and other expenses, causing our quarterly results to fluctuate and fall below anticipated levels. This could cause our stock price to decline. We have experienced difficulties and delays in completing implementations of our products in the past, primarily due to problems related to the integration of our products with our customers' other software programs. These difficulties and delays can cause delays in the recognition of related revenues, cause customers to reject our products, or lead to the delay or cancellation of future orders for our products.

   If we are unable to expand market acceptance of our HAHT Commerce e-Scenario product family, our competitive position and operating results could suffer.

   We currently expect to derive a significant portion of our future revenues from sales of our HAHT Commerce e-Scenario products. If we are unable to continue to develop market acceptance of these products, we might not be able to generate sufficient revenue to cover our expenses and our competitive position might be harmed. To date, we have sold e-Scenario products to 36 customers, 12 of which have purchased a suite of three or more products. In addition, although we recently introduced packaged integration capabilities with ERP systems developed by J.D. Edwards, we have not yet sold any e-Scenario products to users of these systems. If we are unsuccessful in expanding sales of our e-Scenario products, our revenue and future prospects will suffer.

   If we do not hire and retain qualified employees, we will not be able to expand our business and our competitive position will be harmed.

   Our future success depends on our ability to attract, retain and motivate highly skilled employees. If we do not attract new personnel or retain and motivate our current personnel, our business will be adversely affected. We have experienced in the past, and might experience in the future, difficulty in recruiting qualified personnel. There is significant competition for qualified employees in the software industry, particularly for experienced technical and sales personnel. Competition is especially intense in the Research Triangle Park area of North Carolina, where our principal offices are located, due to low unemployment and an expanding number of technology companies. As a result, we expect to continue to incur increased salary, benefit and recruiting expenses as our business expands.

   We face significant competition from providers of ERP systems and other technology companies, and if we are unable to compete effectively, our revenues and operating results could suffer.

   The market for software that facilitates business-to-business e-commerce is highly competitive. If we are unable to compete effectively with current or future competitors, our revenues and operating results could be harmed. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing, distribution and other resources than we do. As a result, they might be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

   We face direct competition from application software companies, including Art Technology Group, Broadvision, Click Commerce, Intershop and Ironside Technologies. We face indirect competition from traditional business system software companies that develop applications to extend the functionality of their systems to the Internet, such as SAP, Oracle and J.D. Edwards. We also indirectly compete with software companies that specialize in integrating business software systems and Internet applications, including BEA Systems and WebMethods. In addition, our potential customers often consider either developing e-commerce solutions internally, or hiring firms such as IBM to create custom solutions, instead of purchasing packaged software applications.

   We expect that additional competitors will enter the market. This competition could result in increased pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance. In addition, the emergence of new industry standards might adversely affect our competitive position.

   If we are unable to enhance our existing products and to develop new products, our competitive position might be harmed.

   Because of the emerging nature of the market for products that connect business software systems to the Internet, we must continually improve the performance, features and reliability of our products. Our failure to rapidly develop and introduce new products and enhancements in response to competitive offerings and changing customer needs could adversely affect our competitive position and cause us to lose sales. For example, we plan to introduce various new software applications during the first six months of calendar 2001. If we experience delays in introducing these products, our competitive position and operating results might be harmed.

   Failure to expand our relationships with systems integrators could impede acceptance of our products and harm our ability to increase our revenues.

   We rely on systems integrators to recommend, install and support our products. To increase our revenues and market penetration, we intend to further develop and expand our relationships with systems integrators. If we are unable to expand these relationships, we might not be able to attract new customers and increase our revenues. In addition, without these third parties, we would have to provide implementation and consulting services to a larger number of our customers, which would divert resources from other areas of our business. We anticipate that systems integrators will provide an increasing amount of implementation services for our products in the future. Because these relationships are not exclusive, these firms may elect to market competing products more actively than our products, which could negatively impact sales of our products and damage our reputation.

   If systems integrators do not successfully implement our products, our reputation could be harmed and our future prospects might suffer.

   If our systems integrators fail to implement our products successfully, our reputation with existing and potential customers could be harmed. In addition, if we are forced to implement these products ourselves, we might not have the resources to complete the implementations on schedule. As a result, we could experience delays in recognizing the related license revenue. Because we only have limited contractual rights with the systems integrators we rely on to promote and implement our products, we have little control over the amount and timing of resources that these firms devote to our products.

   The length and uncertainty of our sales cycle might cause fluctuations in our revenues.

   Because we offer complex products in a relatively new industry, we must provide a significant level of education to our prospective customers about the use and benefits of our products. In addition, our products involve a significant investment decision by prospective customers, many of which engage in extensive internal reviews before making a purchase decision. The length and uncertainty of our sales cycle, which averages approximately 100 days, makes it difficult to predict the timing of our sales. Delays in sales can cause significant fluctuations in our quarterly revenues and operating results.

   Our business is expanding rapidly, and our failure to manage this growth could disrupt our business and operations.

   Our business has grown rapidly in recent periods, placing a significant strain on all of our resources. For example, the number of our employees increased from 106 on April 30, 1999 to 178 on September 30, 2000. Our failure to manage recent or future expansion successfully could adversely affect the quality of our products and services, our ability to retain customers and key personnel, and our operating results and financial condition. We expect to continue to grow rapidly for the foreseeable future. To help manage future growth effectively, we must maintain and enhance our financial and operational systems, procedures and controls. We must also continue to maintain close coordination among our technical, finance, sales and marketing groups. If we are unsuccessful in these efforts, our business and operations could be adversely affected.

   The loss of key management personnel or our failure to attract and retain other highly qualified executives could disrupt our operations and result in a loss of revenues.

   We are substantially dependent on the performance and continued services of members of our senior management. Competition for qualified management is intense, and the failure to retain and attract key employees could interrupt our business and result in a loss of revenues. In addition, because we do not have long-term employment agreements with any members of our senior management, these employees could leave our company for any reason at any time. Further, we do not have key person life insurance policies for any of our key personnel.

   Our products might contain defects, which could expose us to liability and cause us to lose sales.

   Software products as complex as ours might contain undetected defects that result in product failures. The occurrence of defects could result in:

  .  a loss or delay in revenue;

  .  loss of market share;

  .  diversion of development resources; or

  . injury to our reputation with systems integrators and current and potential customers.

   Many of the applications that we develop and deploy are critical to the operations of our customers' businesses. As a result, any failures in these applications could result in product liability claims for substantial damages against us. Although we attempt to contractually limit our liability and maintain general liability insurance, these measures might not continue to be available or be adequate to protect us from liability.

   If the protection of our intellectual property is inadequate, our business and competitive position could suffer.

   Our success significantly depends on our ability to develop and maintain our proprietary software technology. If the steps we have taken to protect our intellectual property rights are not adequate or third parties infringe upon or misappropriate our proprietary rights, our competitive position and financial results could suffer. We do not have patents for any of our products. To protect our intellectual property, we rely primarily on a combination of license and confidentiality agreements, trademarks, copyrights and trade secrets. Despite the precautions we have taken to protect our intellectual property rights, it might be possible for unauthorized third parties to copy, reverse engineer or obtain and use information that we regard as proprietary. This is especially true for our HAHT Commerce e-Scenario products and related applications, which are shipped as source code to facilitate rapid implementation by our customers and partners. Provisions in our license agreements with our customers protecting against unauthorized use, copying, transfer and disclosure of our product information might be unenforceable under the laws of specific jurisdictions and foreign countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

   We have licensed in the past, and expect that we might license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees might take actions that decrease the value of our proprietary rights or harm our reputation.

   Claims by third parties that we infringe their intellectual property could be costly and could impair our business.

   Third parties might assert claims against us or our customers alleging that our software infringes their intellectual property rights. Defending against these claims, whether they are with or without merit, could lead to costly litigation, diversion of technical and management personnel or product shipment delays. If there is a successful claim of product infringement against us, we might have to develop non-infringing technology or enter into new royalty or licensing agreements. If we are unable to develop non-infringing technology or to license the infringed or similar technology on terms acceptable to us, our business would be impaired. Because we generally indemnify our customers against claims that our software infringes upon the intellectual property of others, we could also incur substantial costs in defending our customers against these claims.

   We also might be subject to claims of intellectual property infringement resulting from technology that we license from third parties. Although we are generally indemnified if this technology infringes upon the proprietary rights of others, this indemnification is limited in some cases and might not be available for all types of intellectual property claims. Even if we receive broad indemnification protection, these third parties might not have the resources necessary to fully indemnify us upon an infringement claim.

   If we are unable to access third-party technology, the quality of our products might suffer and our business could be harmed.

   Our software products rely on technology from third parties. For example, we sell packaged applications for ERP systems from SAP and J.D. Edwards, and we have an agreement with a third-party vendor under which we license business intelligence software that we incorporate into some of our HAHT Commerce e-Scenario applications. If we lose access to this technology, we might experience delays in introducing new products and enhancements and the quality of our products might suffer. Any delays in introducing products or decreases in quality could adversely affect our business and reputation. Because Internet technology is rapidly evolving and we plan to expand our strategic technology relationships, we believe that we will increasingly rely on technology from third-party vendors. Technology from these vendors might not be available to us on commercially reasonable terms, if at all. In addition, we license most of this technology on a non-exclusive basis. As a result, our competitors may license technology that would enable them to develop products that are directly competitive with our products.

   If our international expansion is not successful, our operating results might suffer.

   Our current business plan includes expanding our presence internationally, particularly in Europe and Asia. We have limited experience in marketing our products and services, particularly our HAHT Commerce e-Scenario applications, outside of the United States. Our failure to successfully manage our international expansion could lead to delays in sales and delivery of our products, unanticipated costs, and the diversion of management attention and resources from our U.S. operations. The success of our international expansion is subject to various risks, including:

  . technical problems integrating our products with the varying business software systems used in foreign countries;

  . difficulties translating our software products and support materials into foreign languages;

  . difficulties and costs of staffing and managing foreign operations due to distance, as well as language and cultural differences;

  . the impact of general economic and political conditions outside of the United States;

  .  greater difficulty in collecting accounts receivable;

  .  currency exchange fluctuations; and

  . unexpected changes in regulatory requirements and potentially adverse tax consequences.

   In addition, to successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel, and develop relationships with international systems integrators, distributors and resellers. We cannot predict whether the international expansion of our business will be successful.

   Difficulties and financial burdens associated with future acquisitions could harm our business and financial results.

   We might consider acquiring complementary businesses and technologies in the future. We do not have significant acquisition experience and would therefore have to devote substantial management time and resources in order to identify acquisition opportunities. In addition, if we are unable to integrate any acquired businesses, technologies or products into our operations, we could experience disruption in our ongoing business and incur increased expenses. If we do make an acquisition, we could incur substantial debt or issue equity securities, which would dilute our current stockholders' percentage ownership. We might also assume contingent liabilities or incur significant accounting charges.

Risks Related to Our Industry

   If business-to-business e-commerce software applications are not widely adopted, our revenue will decline and our business could fail.

   Our success depends substantially upon an increase in the use of the Internet for e-commerce and the widespread adoption of business-to-business e-commerce software applications that extend business software systems to the Internet. If these markets fail to grow or grow at a slower rate than we currently anticipate, we could have difficulty selling our products and our revenues could decline. The success of business-to-business e-commerce software applications will be impaired if the Internet infrastructure is unable to support the demands placed on it by continued growth. In addition, critical issues concerning the commercial use of the Internet, such as reliability, cost, accessibility and quality of service, remain unresolved and might negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet.

   Increased security risks of business-to-business e-commerce might deter future use of our software products and services or expose us to costly litigation.

   A fundamental requirement of business-to-business e-commerce is the secure transmission of confidential information. As a result, security breaches could significantly harm our reputation and expose us to a risk of litigation. Advances in computer capabilities, new discoveries in the field of cryptography or other developments might result in a compromise or a breach of the security features contained in our software or our customers' computer systems. Anyone able to circumvent these security measures could misappropriate confidential customer information or cause interruptions in our customers' operations. If our customers are required to incur additional costs to protect against security breaches or to alleviate problems caused by breaches, the demand for our software products and services might be reduced. In addition, our insurance policies might not be adequate to reimburse us for losses caused by these security breaches or resulting service disruptions.

   Our competitors might bring claims against us if we hire their former employees, which could cause us to incur substantial costs.

   Companies in the software industry whose employees accept positions with competitors frequently claim that those employees and competitors have breached, or encouraged the breach of, noncompetition and nondisclosure agreements. Competitors have threatened claims against us in the past, and they might threaten or pursue claims against us in the future as we hire additional qualified personnel. We could incur substantial costs in defending against any of these claims, regardless of their merit.

   Internet-related laws could adversely affect our business.

   Regulation of the Internet is largely unsettled. The adoption of laws, regulations or taxes that increase the costs or administrative burdens of doing business over the Internet could lead potential customers to seek alternative means of transacting business. These laws, regulations or taxes could impair the demand for our software products and services, which would cause our revenue to decline.

Risks Related to Our Offering

   You will suffer immediate and substantial dilution and might not receive the full amount of your investment if we are liquidated.

   Our earlier investors paid substantially less for their shares than the initial public offering price. As a result, the initial public offering price per share will significantly exceed the net tangible book value per share of
our common stock. You will experience immediate dilution of $    in the pro
forma as adjusted net tangible book value per share of our common stock at an
initial public offering price of $    per share. You will also experience
additional dilution when outstanding options and warrants are exercised. Because the net tangible book value of your shares will be diluted immediately following this offering, if we are liquidated, you might not receive the full amount of your investment.

   Our stock price might be volatile, which could lead to losses by investors.

   Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of a trading market for our common stock or how liquid that market might become. The initial public offering price for the shares was determined by negotiations between us and the representatives of the underwriters and might not be indicative of prices that will prevail in the trading market. Technology stocks, particularly those that are Internet-related, have experienced extreme price and volume fluctuations in recent years. As a result, the trading price and volume of our common stock could be subject to wide fluctuations, which could lead to losses by investors.

   We might in the future be the subject of securities class action litigation, which could be costly and time-consuming to defend.

   In the past, securities class action litigation has been brought against companies following declines in the price of their common stock. We might be the subject of similar litigation in the future. Securities litigation could result in substantial costs and a diversion of our management's attention and resources, which could materially harm our business and our stock price.

   We have broad discretion over the use of the net proceeds of this offering, and might use these proceeds in ways with which you do not agree or which prove to be ineffective.

   Except for the repayment of outstanding debt, we have not committed the net proceeds of this offering to any specific purposes. We will therefore have significant flexibility in applying the net proceeds of this offering, and might use these proceeds in ways with which you disagree. We might use a portion of the net proceeds to acquire or invest in businesses, products and technologies. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we could lose significant business opportunities.

   If our actual capital requirements vary significantly from our current financial projections and we are unable to obtain additional financing, we might be unable to sustain our business.

   We expect that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our cash requirements for the foreseeable future. Our capital requirements depend upon several factors that are difficult to predict, including:

  .  our ability to expand our customer base;

  . the level of our operating expenditures, particularly for sales and marketing;

  .  the costs of offering additional products;

  .  the costs of expanding our international presence; and

  .  the acquisition of complementary businesses and technologies.

   If our capital requirements vary materially from those currently planned, we might require additional financing sooner than anticipated. If we cannot obtain sufficient additional capital on terms acceptable to us, we might be unable to continue to market, develop and enhance our products, take advantage of future opportunities or respond to competitive pressures.

   If we raise additional capital by issuing equity securities, the percentage ownership of our existing stockholders will decline and our stockholders could experience dilution in net book value per share. In addition, these equity securities might have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, could involve covenants limiting or restricting our operations or future opportunities.

   Provisions in Delaware law and in our charter and bylaws might make a takeover more difficult and lower the value of our common stock.

   Provisions in Delaware corporate law and our certificate of incorporation and bylaws, such as provisions allowing us to issue preferred stock, might make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management opposes. As a result, public stockholders who want to participate in this type of transaction might not have an opportunity to do so. Any delay or prevention of a change in control or change in management could cause the market price of our common stock to decline. For more information about specific anti-takeover provisions that apply to us, see "Description of Capital Stock."

   Concentration of ownership among our existing officers, directors and principal stockholders might prevent other stockholders from influencing significant corporate decisions and cause our stock price to decline.

   After this offering, our officers, directors and stockholders owning at least 5% of our stock will together control approximately % of our outstanding common stock. If these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership might not always coincide with our interests or the interests of our other stockholders. For example, officers, directors and principal stockholders, acting together, could delay or prevent a change in control of our company favored by our other stockholders. As a result, this concentration of ownership could depress our stock price.

   Future sales of common stock by our existing stockholders could cause the market price of our common stock to decline.

   Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception among investors that these sales might occur, could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and lock-up agreements that our stockholders have entered into with the underwriters and with us. These lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of the final prospectus relating to this offering without the prior written consent of Salomon Smith Barney Inc. After this offering, shares owned by our current stockholders and holders of options and warrants to purchase our common stock, assuming the exercise of all options and warrants, are expected to constitute approximately % of our total outstanding common stock, or approximately % if the underwriters exercise their over-allotment option in full. Following the expiration of the 180-day lock-up period to which substantially all of these shares are subject, these shares might be sold in the public market.

   We are party to a registration rights agreement which grants some of our stockholders the right to demand that we register with the SEC the common stock they acquired from us in private placements. The registration of this stock would allow these shareholders to sell the stock publicly without any limitations on the manner or amount of sale. This registration rights agreement covers an aggregate of 54,283,040 shares of our common stock. If these stockholders exercise their registration rights in whole or in part following the 180-day lock-up period described above, a substantial number of shares of our common stock could be sold at once and the market price of our common stock could fall.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as might, will, should, expect, plan, anticipate, believe, estimate, predict, intend, potential or continue or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should consider various factors, including the risks described above and in other sections of this prospectus. These factors might cause our actual results to differ materially from any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from this offering will be approximately
$   , based upon an assumed initial public offering price of $    per share,
after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters exercise their over-allotment option in
full, we estimate that the net proceeds will be $    million. We intend to use
the net proceeds from this offering for the expansion of our sales and marketing efforts, the continued development of our products, the repayment of all outstanding principal and accrued interest on notes issued to Silicon Valley Bank and Sand Hill Capital II, L.P. and for general corporate purposes. As of October 31, 2000, our outstanding balance under these notes was $4.0 million, all of which we expect to repay with the proceeds from this offering. The Silicon Valley Bank note matures in August 2001, and it bears interest at the prime rate as declared by Silicon Valley Bank plus 2%. This interest rate changes each time Silicon Valley Bank changes its prime rate. The Sand Hill Capital II, L.P. note matures at the earlier of August 31, 2001 or 30 days after the completion of this offering, and it bears interest at the prime rate, as published in the Western Edition of The Wall Street Journal, plus 3%. This interest rate will be adjusted each day there is a change in this prime rate.

   The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development and commercialization efforts, the amount of cash generated by our operations, and the nature of our sales and marketing activities. We might also use a portion of the proceeds for an acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no current understandings, commitments or agreements to enter into any potential acquisitions or investments. Other than to retire debt as discussed above, we have not determined the amounts we plan to spend on any of the items listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never paid any cash dividends on our common stock. We currently anticipate that we will retain earnings to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our cash position, short term obligations and capitalization as of July 31, 2000:

  .  on an actual basis;

  . on a pro forma basis, which adjusts the actual amounts to reflect the automatic conversion of all outstanding shares of our preferred stock into 55,283,040 shares of common stock upon the completion of this offering and the receipt of approximately $230,412 in proceeds from the exercise of warrants to purchase 248,022 shares of common stock, which will expire if not exercised prior to completion of this offering; and

  .  on a pro forma as adjusted basis, which adjusts the pro forma amounts to
     reflect the sale of    shares of common stock in this offering at an
     assumed initial public offering price of $   per share, after deducting
     the estimated underwriting discount and offering expenses payable by us,
     and the repayment of $   of indebtedness with the proceeds from this
     offering.

   The outstanding share information excludes 9,237,657 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2000 under our 1995 Stock Award Plan, 125,000 shares of common stock issuable upon the exercise of warrants outstanding as of July 31, 2000 and an aggregate of 4,905,143 shares reserved for future stock option grants and purchases under our 1995 Stock Award Plan as of July 31, 2000. See "Management--Employee Benefit Plans" and note 9 to our financial statements.

   You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                      As of July 31, 2000
                                                 -------------------------------
                                                             Pro      Pro Forma
                                                  Actual    Forma    as Adjusted
                                                 --------  --------  -----------
                                                        (in thousands)
   Cash and cash equivalents...................  $ 12,372  $ 12,603
                                                 ========  ========
   Debt and capital lease obligations, current
    portion....................................  $     15  $     15
                                                 ========  ========
   Debt and capital lease obligations, less
    current portion............................  $     17  $     17
   Mandatorily redeemable Series B, C, C-1, D
    and E preferred stock, $0.001 par value;
    61,955,940 shares authorized, 54,283,040
    issued and outstanding on an actual basis;
    no shares authorized, issued or outstanding
    on a pro forma and pro forma as adjusted
    basis......................................    44,884        --
   Stockholders' equity (deficit):
     Series A preferred stock, $0.001 par
      value; 1,000,000 shares authorized,
      issued and outstanding on an actual
      basis; no shares authorized, issued or
      outstanding on a pro forma and pro forma
      as adjusted basis........................         1        --
     Common stock, $0.001 par value; 84,000,000
      shares authorized, 10,736,979 shares
      issued and outstanding on an actual
      basis; 84,000,000 shares authorized,
      66,268,041 shares issued and outstanding
      on a pro forma basis;    shares
      authorized,     shares issued and
      outstanding on a pro forma as adjusted
      basis....................................        11        66
     Additional paid-in capital................     1,590    46,650
     Deferred compensation.....................      (182)     (182)
     Accumulated other comprehensive loss......        (3)       (3)
     Accumulated deficit.......................   (36,254)  (36,254)
                                                 --------  --------
       Total stockholders' equity (deficit)....   (34,837)   10,277
                                                 --------  --------
         Total capitalization..................  $ 10,064  $ 10,294
                                                 ========  ========

                                    DILUTION

   Dilution per share to new investors represents the difference between the initial public offering price of our common stock and the net tangible book value per share of our common stock immediately after this offering. We have calculated the net tangible book value per share by subtracting our total liabilities from our total tangible assets, and dividing the difference by the aggregate number of common shares outstanding. As of October 31, 2000, our net
tangible book value was $    million, or $    per share of common stock. Our
pro forma net tangible book value gives effect to:

  . the automatic conversion of all outstanding shares of our preferred stock into a total of 55,283,040 shares of common stock upon completion of this offering, and

  . the exercise of warrants to purchase 248,022 shares of common stock at an exercise price of $0.929, which will expire if not exercised prior to completion of this offering.

   Our pro forma net tangible book value as of October 31, 2000 was $
million, or $    per share. After giving effect to the pro forma sale of shares of common stock in this offering at an assumed initial public offering price of
$    per share, and after deducting the estimated underwriting discount and commissions and offering expenses payable by us, our as adjusted net tangible
book value as of October 31, 2000 would have been $     million, or $    per
share. This represents an immediate increase in net tangible book value of $ per share to our existing stockholders and an immediate dilution in net
tangible book value of $    per share to new investors. The following table
illustrates this per share dilution:

   Assumed initial public offering price per share.......................  $
     Pro forma net tangible book value per share as of October 31, 2000..  $
     Increase in pro forma net tangible book value per share attributable to new investors...................................................  $
                                                                           ----
   Pro forma as adjusted net tangible book value per share after this offering.............................................................
   Dilution per share to new investors...................................
                                                                           $
                                                                           ====

   The following summarizes on a pro forma as adjusted basis, as of October 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders, and by new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discount and commissions and offering expenses payable by us:

                                              Shares         Total      Average
                                            Purchased    Consideration   Price
                                          -------------- --------------   Per
                                          Number Percent Amount Percent  Share
                                          ------ ------- ------ ------- -------
   Existing stockholders.................             %  $           %   $
   Mandatory exercise of warrants........             %  $           %   $
   New investors.........................             %  $           %   $
                                           ----  ------  -----  ------   -----
     Total...............................        100.0%  $      100.0%

   The tables above assume no exercise of stock options outstanding as of October 31, 2000 under our 1995 Stock Award Plan, to purchase 9,267,660 shares of common stock with a weighted average exercise price of $0.43 per share. To the extent these unexercised options are exercised, investors in this offering will experience further dilution. The tables above reflect the exercise of warrants to purchase 248,022 shares of common stock, at an exercise price of $0.929 per share, which will expire if not exercised prior to the completion of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The statement of operations data presented below for the fiscal years ended April 30, 1998, 1999 and 2000, and the balance sheet data as of April 30, 1999 and 2000, have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended July 31, 1999 and July 31, 2000 and the balance sheet data as of July 31, 2000 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, these unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of financial position, results of operations and cash flows. The balance sheet data as of April 30, 1996, 1997 and 1998 and the statement of operation data for the fiscal years ended April 30, 1996 and 1997 have been derived from our audited financial statements which are not included in this prospectus.

   We calculated the pro forma net loss per common share and weighted average common share data assuming conversion of all Series A preferred stock and Series B, C, C-1, D and E mandatorily redeemable preferred stock, which converts automatically upon the completion of an initial public offering into 55,283,040 shares of common stock at May 1, 1999 or the date of issuance, if later. Therefore, we excluded the accretion of mandatorily redeemable preferred stock of $23,919 and $71,904 for the year ended April 30, 2000 and for the three-month period ended July 31, 2000, respectively, from the calculation of pro forma net loss per common share. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                         Three Months
                                    Year Ended April 30,                Ended July 31,
                          --------------------------------------------  ----------------
                           1996     1997     1998     1999      2000     1999     2000
                          -------  -------  -------  -------  --------  -------  -------
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Software...............  $   --   $   908  $ 2,787  $ 3,968  $  4,000  $ 1,166  $ 1,487
 Services...............      --       214    1,302    3,473     6,718    2,105    2,405
                          -------  -------  -------  -------  --------  -------  -------
 Total revenues.........      --     1,122    4,089    7,441    10,718    3,271    3,892
Cost of revenues:
 Software...............      --       253      312      326       474      163      178
 Services...............      --       281      895    2,369     4,547    1,503    1,432
                          -------  -------  -------  -------  --------  -------  -------
 Total cost of
  revenues..............      --       534    1,207    2,695     5,021    1,666    1,610
                          -------  -------  -------  -------  --------  -------  -------
 Gross profit...........      --       588    2,882    4,746     5,697    1,605    2,282
Operating expenses:
 Sales and marketing....      568    3,950    3,888    6,176    12,324    2,604    4,131
 Research and
  development...........      512    1,796    1,967    3,018     4,097      810    1,927
 General and
  administrative........      267    1,231    1,453    2,026     2,998      596      878
                          -------  -------  -------  -------  --------  -------  -------
 Total operating
  expenses..............    1,347    6,977    7,308   11,220    19,419    4,010    6,936
                          -------  -------  -------  -------  --------  -------  -------
 Operating loss.........   (1,347)  (6,389)  (4,426)  (6,474)  (13,722)  (2,405)  (4,654)
Interest income.........       12      166      248      404       284       49      216
Interest expense........       (2)     (16)    (104)     (83)     (332)     (37)     (16)
Provision for income
 taxes..................      --       --       (20)     --        --       --       --
                          -------  -------  -------  -------  --------  -------  -------
 Net loss...............   (1,337)  (6,239)  (4,302)  (6,153)  (13,770)  (2,393)  (4,454)
Accretion of mandatorily
 redeemable preferred
 shares.................      --       --       --       --        (24)     --       (72)
                          -------  -------  -------  -------  --------  -------  -------
Net loss attributable to
 common stockholders....  $(1,337) $(6,239) $(4,302) $(6,153) $(13,794) $(2,393) $(4,526)
                          =======  =======  =======  =======  ========  =======  =======
Net loss per common
 share--basic and
 diluted................  $ (0.17) $ (0.63) $ (0.44) $ (0.62) $  (1.36) $ (0.24) $ (0.42)
                          =======  =======  =======  =======  ========  =======  =======
Weighted average common
 shares outstanding--
 basic and diluted......    8,077    9,872    9,873    9,887    10,173    9,962   10,668
                          =======  =======  =======  =======  ========  =======  =======

Pro forma net loss per
 common share--basic and
 diluted................                                      $  (0.30)          $ (0.07)
                                                              ========           =======

Pro forma weighted
 average common shares
 outstanding--basic and
 diluted................                                        45,179            65,951
                                                              ========           =======

                                      As of April 30,                    As of
                         ---------------------------------------------  July 31,
                          1996    1997      1998      1999      2000      2000
                         ------  -------  --------  --------  --------  --------
                                           (in thousands)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $5,906  $   541  $ 10,503  $  5,405  $ 16,117  $ 12,372
Working capital
 (deficit)..............  5,872      (33)    9,589     3,282    13,022     8,257
Total assets............  6,076    1,833    12,385     8,078    20,859    18,050
Total indebtedness and
 capital lease
 obligations............     22      764       947     1,151        53        32
Mandatorily redeemable
 preferred stock........  6,669    6,669    20,952    20,952    44,812    44,884
Total stockholders'
 deficit................   (652)  (6,720)  (10,908)  (16,961)  (30,405)  (34,837)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   From our incorporation in 1995 through July 1996, we were primarily engaged in conducting research and developing our HAHTsite application server and development platform. In July 1996, we began selling this platform, which enables our customers to build e-commerce applications that integrate with their existing business software systems. As the market for business-to-business e-commerce began to grow, we shifted our focus and strategy from selling tools used to develop e-commerce applications to selling the packaged e-commerce software applications themselves. These packaged applications integrate with our customers' business software systems and extend those systems to the Internet. In February 1999, we announced the commercial availability of the first business-to-business software application in our HAHT Commerce e-Scenario product family. We now offer a comprehensive suite of business-to-business software applications, including our HAHT Commerce e-Scenario, HAHT Commerce Links and HAHT Mobile products, as well as our HAHTsite application server and development platform.

   We sell our products and services primarily through our direct sales force and through our relationships with systems integrators. For the fiscal year ended April 30, 2000, HAHT Commerce e-Scenario software revenues represented 43.2% of our total software revenues and the average price of invoiced software applications per new e-Scenario customer was approximately $150,000. For the three months ended July 31, 2000, our e-Scenario software revenues represented 79.8% of our total software revenues and the average price of invoiced software applications per new e-Scenario customer was approximately $270,000. This growth in the average price of invoiced software applications per new e-Scenario customer has resulted primarily from our introduction of additional applications, and we expect the average price of invoiced software applications per new e-Scenario customer to continue to increase.

 Sources of Revenues

   Since inception, we have generated revenues primarily from the sale of licenses of our software products and related services, including implementation, customization, training and ongoing support. We derive our software license revenues primarily from sales of our e-Scenario applications and our application server and development platform. New e-Scenario customers typically purchase licenses for one or more applications and for our HAHTsite application server, which is necessary to run our software applications. Our software licenses allow customers to run our HAHT Commerce e-Scenario applications for a pre-determined number of users or servers. Software license revenues accounted for 37.3% of our total revenues in the fiscal year ended April 30, 2000 and for 38.2% of our total revenues for the three months ended July 31, 2000.

   We also generate software revenues from our HAHT Links products. Currently, we offer HAHT Links under both license and subscription pricing models, but we have not yet generated significant revenues from these products.

   Our services revenues include revenues we receive for performing implementation, customization, training and ongoing support services. We provide these services primarily through our e-Solutions Group and our technical support personnel. Customers that license our e-Scenario applications and our application server and development platform generally purchase a renewable 12-month support and maintenance contract, under which we provide software upgrades and technical support. To date, all of our HAHT Commerce e-Scenario application customers have purchased the initial support and maintenance contract and all have renewed their contracts upon expiration. Services revenues accounted for 62.7% of our total revenues in the fiscal year ended April 30, 2000 and for 61.8% of our total revenues for the three months ended July 31, 2000. We expect third-party systems integrators will perform an increasing amount of implementation and customization services for our customers. As a result, we expect services revenues to decrease as a percentage of our total revenues.

   Sales to customers outside North America accounted for approximately 6.1% of our total revenues for the fiscal year ended April 30, 2000 and 5.6% of our total revenues for the three months ended July 31, 2000. We expect this percentage to increase as we continue our efforts to expand international sales, particularly in Europe and Asia. To the extent that we generate revenues in currencies other than the U.S. dollar, our revenues will be affected by currency fluctuations.

   For the fiscal years ended April 30, 1998 and 1999, one customer accounted for 21.5% and 28.3%, respectively, of our total revenues. Although no single customer accounted for more than 10.0% of our total revenues for the fiscal year ended April 30, 2000, one customer accounted for 11.4% of our total revenues for the three months ended July 31, 2000.

 Revenue Recognition

   Our HAHT Commerce e-Scenario applications typically require implementation and customization services, and we provide these services for most of our customers. When we provide the services to implement and customize our software, we recognize software license fees in accordance with the percentage-of-completion method of accounting incrementally over the implementation period. Software implementation and customization varies depending on customer needs and specifications. The length of the implementation period averages three to six months.

   When a customer or an experienced systems integrator provides the services to implement and customize our software, we recognize software revenues when we invoice and deliver the product. When we sell only our application server and development platform without any related services, we also recognize software revenues upon invoicing and delivery.

   We sell renewable subscriptions for our HAHT Links products, under which we recognize revenues monthly over the term of the contract. We have offered subscription pricing to a limited number of e-Scenario customers, but we have not yet sold e-Scenario products on this basis.

   We recognize training, implementation and customization services revenues as these services are performed. We recognize software support and maintenance revenues over the term of the contract, which is usually 12 months.

   We often invoice and receive payments for our products and services before we recognize the related revenues. We record these amounts on our balance sheet as deferred revenues until we recognize the revenues.

 Cost of Revenues

   Cost of software revenues includes costs of media and materials that we use to deliver our products, manuals, packaging materials, royalties paid to third-party vendors for licensed technology and shipping costs. We expect that economies of scale will favorably impact our cost of software revenues. However, this favorable impact will be offset to the extent we increasingly license technology from third-party vendors. As a result, we expect cost of software revenues as a percentage of related revenues to remain relatively constant.

   Cost of services revenues consists primarily of costs for service personnel and subcontractors. We expect cost of services revenues and services gross margins to vary with customer demand for our HAHT Commerce e-Scenario applications, customer implementation schedules, labor costs and our ability to recruit, effectively deploy and retain key personnel.

 Operating Expenses

   Our operating expenses are classified into three categories: sales and marketing, research and development and general and administrative. Amortization of deferred stock compensation is allocated within these categories.

   Sales and marketing expenses consist primarily of personnel costs, sales commissions and costs associated with marketing programs. We expect that our sales and marketing expenses will increase as we continue to hire additional sales personnel and applications engineers to expand our sales and marketing programs.

   Research and development expenses consist primarily of personnel costs, subcontractors and other costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. We expect research and product development expenses to continue to increase as we hire additional personnel. To date, we have expensed research and development costs in the period incurred.

   General and administrative expenses consist primarily of costs for executive, financial, legal, accounting and information systems personnel. We expect continued increases in general and administrative expenses associated with becoming a publicly traded company.

Results of Operations

   The following table sets forth, for the periods indicated, selected operating data as a percentage of total revenues, unless otherwise stated:


                                                                Three Months
                                      Year Ended April 30,     Ended July 31,
                                     ------------------------  ---------------
                                      1998     1999    2000     1999    2000
                                     -------  ------  -------  ------  -------
Revenues:
  Software.........................    68.1%   53.3%    37.3%   35.6%    38.2%
  Services.........................    31.9%   46.7%    62.7%   64.4%    61.8%
                                     -------  ------  -------  ------  -------
    Total revenues.................   100.0%  100.0%   100.0%  100.0%   100.0%
                                     -------  ------  -------  ------  -------
Cost of revenues as a percentage of
 related revenues:
  Software.........................    11.2%    8.2%    11.9%   14.0%    12.0%
  Services.........................    68.7%   68.2%    67.7%   71.4%    59.5%
                                     -------  ------  -------  ------  -------
    Total cost of revenues.........    29.5%   36.2%    46.8%   50.9%    41.4%
                                     -------  ------  -------  ------  -------
    Gross profit...................    70.5%   63.8%    53.2%   49.1%    58.6%
                                     -------  ------  -------  ------  -------
Operating expenses:
  Sales and marketing..............    95.1%   83.0%   115.0%   79.6%   106.1%
  Research and development.........    48.1%   40.6%    38.2%   24.8%    49.5%
  General and administrative.......    35.5%   27.2%    28.0%   18.2%    22.6%
                                     -------  ------  -------  ------  -------
    Total operating expenses.......   178.7%  150.8%   181.2%  122.6%   178.2%
                                     -------  ------  -------  ------  -------
    Operating loss.................  (108.2%) (87.0%)   (128%) (73.5%) (119.6%)
Interest income....................     6.1%    5.4%     2.6%    1.5%     5.6%
Interest expense...................    (2.6%)  (1.1%)   (3.1%)  (1.2%)   (0.4%)
                                     -------  ------  -------  ------  -------
    Loss before income taxes.......  (104.7%) (82.7%) (128.5%) (73.2%) (114.4%)
Provision for income taxes.........     0.5%    0.0%     0.0%    0.0%     0.0%
                                     -------  ------  -------  ------  -------
    Net loss.......................  (105.2%) (82.7%) (128.5%) (73.2%) (114.4%)
                                     =======  ======  =======  ======  =======

Three months ended July 31, 1999 and 2000

 Revenues

   Software revenues increased $0.3 million, or 27.5%, from $1.2 million for the three months ended July 31, 1999 to $1.5 million for the three months ended July 31, 2000. This increase primarily resulted from increased licenses of our HAHT Commerce e-Scenario applications, the commercial availability of which we announced in February 1999. Our e-Scenario software revenues increased $0.7 million, or 135.3%, from $0.5 million for the three months ended July 31, 1999 to $1.2 million for the three months ended July 31, 2000. Software revenues represented 35.6% of total revenues for the three months ended July 31, 1999 and 38.2% of total revenues for the three months ended July 31, 2000.

   Services revenues increased $0.3 million, or 14.3%, from $2.1 million for the three months ended July 31, 1999 to $2.4 million for the three months ended July 31, 2000. This increase primarily resulted from increased consulting and training services associated with the implementation and customization of our e-Scenario applications. Services revenues represented 64.4% of total revenues for the three months ended July 31, 1999 and 61.8% of total revenues for the three months ended July 31, 2000.

 Cost of Revenues

   Cost of software revenues remained relatively constant in absolute terms at $0.2 million in each of the three-month periods. Because of increased revenues, cost of software revenues as a percentage of related revenues decreased from 14.0% for the three months ended July 31, 1999 to 12.0% for the three months ended July 31, 2000.

   Cost of services revenues decreased $0.1 million, or 4.7%, from $1.5 million for the three months ended July 31, 1999 to $1.4 million for the three months ended July 31, 2000. This decrease was primarily attributable to reduced subcontractor costs and increased utilization of existing consulting services personnel. As a result of this decrease in cost of services revenues and the increase in services revenues, cost of services revenues as a percentage of related revenues decreased from 71.4% for the three months ended July 31, 1999 to 59.5% for the three months ended July 31, 2000.

   Total cost of revenues decreased $0.1 million, or 3.4%, from $1.7 million for the three months ended July 31, 1999 to $1.6 million for the three months ended July 31, 2000. Total cost of revenues as a percentage of total revenues decreased from 50.9% for the three months ended July 31, 1999 to 41.4% for the three months ended July 31, 2000. This decrease was primarily because services revenues, which have lower margins than software revenues, represented a smaller percentage of total revenues in the 2000 period than in the 1999 period.

 Operating Expenses

   Sales and marketing expenses increased $1.5 million, or 58.6%, from $2.6 million for the three months ended July 31, 1999 to $4.1 million for the three months ended July 31, 2000. This increase was primarily due to additional sales and marketing personnel and an increase in marketing programs related to our HAHT Commerce e-Scenario applications.

   Research and development expenses increased $1.1 million, or 137.9%, from $0.8 million for the three months ended July 31, 1999 to $1.9 million for the three months ended July 31, 2000. This increase was primarily due to an increase in research and development personnel associated with the development of our e-Scenario applications.

   General and administrative expenses increased $0.3 million, or 47.3%, from $0.6 million for the three months ended July 31, 1999 to $0.9 million for the three months ended July 31, 2000. This increase was primarily due to increased personnel and other operating expenses to support the growth of our business.

   Net interest income increased from $12,000 for the three months ended July 31, 1999 to $0.2 million for the three months ended July 31, 2000. This increase was primarily due to short-term interest earned on cash.

Fiscal years ended April 30, 1999 and 2000


 Revenues

   Software revenues remained relatively constant at $4.0 million for the fiscal years ended April 30, 1999 and 2000, largely due to the transition to our e-Scenario product groups. HAHT Commerce e-Scenario software revenues increased from $0.1 million in the fiscal year ended April 30, 1999 to $1.7 million in the fiscal year ended April 30, 2000. The fiscal year ended April 30, 2000 was the first full fiscal year in which we sold our e-Scenario applications. Software revenues from our application server and development platform decreased from $3.9 million for the fiscal year ended April 30, 1999 to $2.3 million for the fiscal year ended April 30, 2000. We believe that during fiscal 2000, the market for our products was negatively impacted by Year 2000 concerns. Many of our potential customers used an increased portion of their information technology resources and budgets to address Year 2000 compliance issues. We also believe that SAP's May 1999 announcement of its mySAP.com products adversely affected our software revenues because potential customers delayed their e-commerce software purchasing decisions to evaluate mySAP.com.

   Services revenues increased $3.2 million, or 93.4%, from $3.5 million for the fiscal year ended April 30, 1999 to $6.7 million for the fiscal year ended April 30, 2000. This increase was primarily due to increased services associated with implementing and supporting our e-Scenario applications. In general, our e-Scenario applications generate more services revenues than our application server and development platform products. As a result of the product transition and other factors affecting software revenues, services revenues as a percentage of total revenues increased.

 Cost of Revenues

   Cost of software revenues increased $0.2 million, or 45.8%, from $0.3 million for the fiscal year ended April 30, 1999 to $0.5 million for the fiscal year ended April 30, 2000. Cost of software revenues as a percentage of related revenues increased from 8.2% for the fiscal year ended April 30, 1999 to 11.9% for the fiscal year ended April 30, 2000. This increase was primarily due to the transition to our HAHT Commerce e-Scenario software products, which include third-party technology for which we pay royalties.

   Cost of services revenues increased $2.2 million, or 91.9%, from $2.3 million for the fiscal year ended April 30, 1999 to $4.5 million for the fiscal year ended April 30, 2000. This increase was primarily due to increased costs for service personnel and subcontractors. Cost of services revenues as a percentage of related revenues decreased slightly from 68.2% for the fiscal year ended April 30, 1999 to 67.7% for the fiscal year ended April 30, 2000.

   Total cost of revenues increased $2.3 million, or 86.3%, from $2.7 million for the fiscal year ended April 30, 1999 to $5.0 million for the fiscal year ended April 30, 2000. Total cost of revenues as a percentage of total revenues increased from 36.2% in fiscal 1999 to 46.8% in fiscal 2000, primarily because services revenues, which have lower margins than software revenues, represented a greater percentage of total revenue in fiscal 2000 than in fiscal 1999. In addition, services revenues from several large HAHTsite application server and development platform projects initiated during fiscal 1999 and completed in fiscal 2000 had lower margins than the services revenues typically derived from our e-Scenario applications.

 Operating Expenses

   Sales and marketing expenses increased $6.1 million, or 99.6%, from $6.2 million for the fiscal year ended April 30, 1999 to $12.3 million for the fiscal year ended April 30, 2000. This increase was primarily due to additional sales and marketing personnel and an expansion of our marketing programs, particularly in connection with the marketing of our HAHT Commerce e-Scenario applications, which we introduced late in fiscal 1999.

   Research and development expenses increased $1.1 million, or 35.7%, from $3.0 million for the fiscal year ended April 30, 1999 to $4.1 million for the fiscal year ended April 30, 2000. This increase was primarily due to increases in research and development costs for personnel and subcontractors.

   General and administrative expenses increased $1.0 million, or 48.0%, from $2.0 million in the fiscal year ended April 30, 1999 to $3.0 million for the fiscal year ended April 30, 2000. This increase was primarily due to increased personnel and other operating expenses to support the growth of our business.

   Net interest income of $0.3 million for the fiscal year ended April 30, 1999 changed to a net expense of $49,000 for the fiscal year ended April 30, 2000. This change was primarily due to borrowing costs associated with the debt financing completed in September 1999.

Fiscal years ended April 30, 1998 and 1999

 Revenues

   Software revenues increased $1.2 million, or 42.4%, from $2.8 million for the fiscal year ended April 30, 1998 to $4.0 million for fiscal year ended April 30, 1999. This increase was primarily due to increased licenses for our application server and development platform. Although we invoiced customers for purchases of our HAHT Commerce e-Scenario applications during the fiscal year ended April 30, 1999, we only recognized a small amount of software license revenues from these transactions during this period. We recorded the remaining amount invoiced as deferred revenues.

   Services revenues increased $2.2 million, or 166.7%, from $1.3 million for the fiscal year ended April 30, 1998 to $3.5 million for the fiscal year ended April 30, 1999. This increase was primarily due to increased consulting and training services associated with the implementation and customization of our application server and development platform sold earlier in the fiscal year. These services included support to system integrators using this platform to create custom e-commerce solutions. We recognize services revenues associated with the implementation and customization of our e-Scenario applications over the implementation period. Although we introduced our HAHT Commerce e-Scenarios in the fiscal year ended April 30, 1999, because a majority of these transactions were initiated late in the fiscal year, we recognized only a small amount of related service revenues during this period.

 Cost of Revenues

   Cost of software revenues was relatively constant at $0.3 million in each of the fiscal years ended April 30, 1998 and 1999. Because of increased revenues in fiscal year ended April 30, 1999 as compared to the fiscal year ended April 30, 1998, cost of software revenues as a percentage of related revenues decreased from 11.2% for fiscal 1998 to 8.2% for fiscal 1999.

   Cost of services revenues increased $1.5 million, or 164.7%, from $0.9 million for the fiscal year ended April 30, 1998 to $2.4 million in the fiscal year ended April 30, 1999. This increase was due to increased personnel and subcontractor expenses associated with delivering our services. Cost of services revenues as a percentage of related revenues decreased slightly from 68.7% for the fiscal year ended April 30, 1998 to 68.2% for the fiscal year ended April 30, 1999.

   Total cost of revenues increased $1.5 million, or 123.1%, from $1.2 million for the fiscal year ended April 30, 1998 to $2.7 million for the fiscal year ended April 30, 1999. Total cost of revenues as a percentage of total revenues increased from 29.5% in fiscal 1998 to 36.2% in fiscal 1999, primarily because services revenues, which have lower margins than software revenues, represented a greater percentage of total revenues in fiscal 1999 than in fiscal 1998.

 Operating Expenses

   Sales and marketing expenses increased $2.3 million, or 58.8%, from $3.9 million for the fiscal year ended April 30, 1998 to $6.2 million for the fiscal year ended April 30, 1999. This increase was primarily due to additional sales and marketing personnel and an expansion of our marketing programs, particularly in connection with the commercial introduction of our e-Scenario applications.

   Research and development expenses increased $1.1 million, or 53.4%, from $1.9 million for the fiscal year ended April 30, 1998 to $3.0 million for the fiscal year ended April 30, 1999. This increase was primarily due to increases in research and development personnel associated with the development of our e-Scenario software applications.

   General and administrative expenses increased $0.5 million, or 39.5%, from $1.5 million in the fiscal year ended April 30, 1998 to $2.0 million for the fiscal year ended April 30, 1999. This increase was primarily due to increased personnel and other operating expenses to support the growth of our business.

   Net interest income increased from $0.1 million for the fiscal year ended April 30, 1998 to $0.3 million for the fiscal year ended April 30, 1999. This increase was primarily due to short-term interest earned on cash resulting from our private placement of preferred stock in fiscal 1998.

Quarterly Results of Operations

   The following table presents our unaudited consolidated quarterly statement of operations data for the fiscal year ended April 30, 2000 and the fiscal quarter ended July 31, 2000, as well as the percentage of our total revenues represented by each item, unless otherwise stated. We derived this information from our unaudited financial statements. In our opinion, we have prepared this unaudited information on the same basis as our audited financial statements, and it includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the fiscal quarters presented. The operating results for any fiscal quarter are not necessarily indicative of results for any future period.

                   CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                        For the Quarters Ended
                           --------------------------------------------------
                            July                                       July
                             31,    October 31, January 31, April 30,   31,
                            1999       1999        2000       2000     2000
                           -------  ----------- ----------- --------- -------
                                  (in thousands, except percentages)
Revenues:
  Software................ $ 1,166    $   911     $   819    $ 1,104  $ 1,487
  Services................   2,105      1,737       1,144      1,732    2,405
                           -------    -------     -------    -------  -------
    Total revenues........   3,271      2,648       1,963      2,836    3,892
                           -------    -------     -------    -------  -------
Cost of revenues:
  Software................     163         98         118         95      178
  Services................   1,503      1,036         968      1,040    1,432
                           -------    -------     -------    -------  -------
    Total cost of
     revenues.............   1,666      1,134       1,086      1,135    1,610
                           -------    -------     -------    -------  -------
    Gross profit..........   1,605      1,514         877      1,701    2,282
                           -------    -------     -------    -------  -------
Operating expenses:
  Sales and marketing.....   2,604      3,227       3,286      3,208    4,131
  Research and
   development............     810        768         740      1,779    1,927
  General and
   administrative.........     596        609         689      1,103      878
                           -------    -------     -------    -------  -------
    Total operating
     expenses.............   4,010      4,604       4,715      6,090    6,936
                           -------    -------     -------    -------  -------
    Operating loss........  (2,405)    (3,090)     (3,838)    (4,389)  (4,654)
                           -------    -------     -------    -------  -------
Interest income...........      49         32          21        181      216
Interest expense..........     (37)      (204)        (67)       (23)     (16)
                           -------    -------     -------    -------  -------
    Net loss.............. $(2,393)   $(3,262)    $(3,884)   $(4,231) $(4,454)
                           =======    =======     =======    =======  =======
As a percentage of
 revenues:
Revenues:
  Software................   35.6%      34.4%       41.7%      38.9%    38.2%
  Services................   64.4%      65.6%       58.3%      61.1%    61.8%
                           -------    -------     -------    -------  -------
    Total revenues........  100.0%     100.0%      100.0%     100.0%   100.0%
                           -------    -------     -------    -------  -------
Cost of revenues as a
 percentage of related
 revenues:
  Software................   14.0%      10.7%       14.5%       8.6%    12.0%
  Services................   71.4%      59.6%       84.6%      60.0%    59.5%
                           -------    -------     -------    -------  -------
    Total cost of
     revenues.............   50.9%      42.8%       55.3%      40.0%    41.4%
                           -------    -------     -------    -------  -------
    Gross profit..........   49.1%      57.2%       44.7%      60.0%    58.6%
                           -------    -------     -------    -------  -------
Operating expenses:
  Sales and marketing.....   79.6%     121.8%      167.3%     113.1%   106.1%
  Research and
   development............   24.8%      29.0%       37.7%      62.7%    49.5%
  General and
   administrative.........   18.2%      23.0%       35.1%      38.9%    22.6%
                           -------    -------     -------    -------  -------
    Total operating
     expenses.............  122.6%     173.8%      240.1%     214.7%   178.2%
                           -------    -------     -------    -------  -------
    Operating loss........  (73.5%)   (116.6%)    (195.4%)   (154.7%) (119.6%)
                           -------    -------     -------    -------  -------
Interest income...........    1.5%       1.2%        1.0%       6.3%     5.6%
Interest expense..........   (1.1%)     (7.7%)      (3.4%)     (0.8%)   (0.4%)
                           -------    -------     -------    -------  -------
    Net loss..............  (73.1%)   (123.1%)    (197.8%)   (149.2%) (114.4%)
                           =======    =======     =======    =======  =======

 Revenues

   Our business transition to selling packaged e-commerce applications began in late 1998 and had a significant effect on our software and services revenues through the quarter ended January 31, 2000. During this transition period, we focused our sales efforts on developing our new business, including recruiting and training sales personnel and expanding our marketing programs. In May 1999, SAP announced its mySAP.com products. We believe that many potential customers delayed e-commerce software purchases to evaluate mySAP.com. In addition, Year 2000 issues decreased demand for our products as companies devoted significant information technology resources to dealing with these issues. We believe that the decrease in our software and services revenues in the quarters ended October 31, 1999 and January 31, 2000 primarily resulted from our business transition, the announcement of mySAP.com and Year 2000 issues.

 Cost of Revenues

   Our cost of revenues as a percentage of total revenues has remained relatively constant over the last five quarters, except for the quarter ended January 31, 2000. In that quarter, our gross profit was adversely affected by lower software and services revenues due to our business transition, the announcement of mySAP.com and Year 2000 projects. In addition, during this same period, decreased utilization of our technical consultants resulted in higher cost of services revenues as a percentage of total revenues.

 Operating Expenses

   Our operating expenses have increased in each of the five quarters ended July 31, 2000. This increase is primarily due to increased staffing in all areas to support increased sales and marketing and research and development efforts. Our total number of employees increased from 122 on July 31, 1999 to 173 on July 31, 2000. In addition, sales and marketing expenses increased due to higher costs for marketing programs.

Liquidity and Capital Resources

   Since our inception, we have financed our operations primarily through private placements of preferred stock and, to a lesser extent, borrowings from financial institutions. As of July 31, 2000, we had cash and cash equivalents of $12.4 million.

   We have a revolving line of credit with Silicon Valley Bank of up to $4.0 million, with a borrowing limit based on a percentage of our accounts receivable, that matures in August 2001. This line of credit is secured by substantially all our assets and incurs interest at the prime rate plus two percent. As of October 31, 2000, we had not borrowed against this line of credit. We also have a revolving credit line with Sand Hill Capital of up to $7.0 million that matures at the earlier of August 31, 2001 or completion of this offering. We can extend the credit line for an additional 30 days. This line of credit is secured by our intellectual property assets and bears interest at the prime rate plus three percent. As of October 31, 2000, $4.0 million was outstanding under the Sand Hill revolving line of credit.

   Net cash used in operating activities was $4.3 million for the fiscal year ended April 30, 1998, $4.9 million for the fiscal year ended April 30, 1999, $11.5 million for the fiscal year ended April 30, 2000 and $3.4 million for the three months ended July 31, 2000. Net cash used in operating activities in each period reflects net losses, and higher accounts receivable, prepaid expenses and other assets. These negative cash flows were partially offset by increases in accounts payable, accrued expenses and deferred revenues, all as a result of the growth of our business.

   Net cash used in investing activities was $3.2 million for the fiscal year ended April 30, 1998 and $1.9 million in the fiscal year ended April 30, 2000. Investing activities provided net cash of $1.8 million in fiscal 1999 and $1.7 million in the three months ended July 31, 2000. These amounts primarily reflect the timing of purchases and maturities of short-term investments.

   Net cash provided by financing activities was $14.5 million in the fiscal year ended April 30, 1998, $0.2 million in the fiscal year ended April 30, 1999, $22.9 million in the fiscal year ended April 30, 2000 and $9,000 in the three months ended July 31, 2000. The cash provided by financing activities in fiscal 1998 and 2000 was primarily the result of private placements of preferred stock.

   Capital expenditures, including capital leases, were $0.2 million in the fiscal year ended April 30, 1998, $0.4 million in the fiscal year ended April 30, 1999, $0.7 million in the fiscal year ended April 30, 2000 and $0.2 million in the three months ended July 31, 2000. Our current business strategy and operating needs do not require significant capital expenditures or capital leases.

   We expect to experience a significant increase in our operating expenses for the foreseeable future in order to execute our business plan. In addition, we might use cash to fund acquisitions or investments in complementary businesses or technologies. We believe that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our working capital requirements for the foreseeable future.

Qualitative and Quantitative Disclosures About Market Risk

   We develop products in the United States and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because we price our sales in U.S. dollars and translate them into local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income and expense are sensitive to changes in U.S. interest rates, particularly because we invest in short-term instruments and our long-term debt and available lines of credit calculate interest payments at variable rates. Based on the nature and current levels of our investments and debt, however, we have concluded that we do not have material market risk exposure.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting with Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until the first fiscal quarter of the first fiscal year beginning after June 15, 2000. To date, we have not engaged in hedging activities or invested in derivative instruments and accordingly, we do not believe the implementation of SFAS No. 133 will have an effect on our financial statements.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. We recognize revenue in accordance with this pronouncement.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." This Interpretation clarifies the definition of an employee for the purposes of applying APB Opinion No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is generally effective July 1, 2000. The adoption of FIN 44 in the three months ended July 31, 2000 did not have a material impact on our financial position or results of operation.

                                    BUSINESS

Overview

   We offer a suite of software applications that enable companies to use the Internet to conduct business with their distributors, resellers and other business customers in an environment that we call an enterprise digital marketplace. Companies use enterprise digital marketplaces to manage their business transactions and communications, which we believe differentiates them from their competitors and increases customer loyalty. Our software applications can integrate with virtually any business software system and facilitate the real-time exchange of information between companies and their business customers over the Internet. We believe our ability to provide a comprehensive suite of packaged applications that can rapidly integrate with systems developed by SAP and J.D. Edwards, as well as our expertise with these systems, give us a competitive advantage.

   We sell our software primarily to large companies with complex channels of distribution across multiple industries, including chemicals, consumer packaged goods and high technology. We license our software applications to business customers through our direct sales force and through co-selling and co-marketing arrangements with systems integrators. Since 1996, we have sold HAHTsite products, which include our application server and software development platform, to approximately 700 customers. In February 1999, we announced the commercial availability of the first HAHT Commerce e-Scenario software application, and to date we have sold e-Scenario applications to 36 customers.

Industry Background

 Growth and Evolution of Business-to-Business E-Commerce

   The Internet has emerged as a global medium for communication and commerce, enabling individuals and businesses to conduct business electronically. AMR Research, Inc. predicts that the amount of Internet-based commerce between companies, or business-to-business e-commerce, will increase from $215 billion in 1999 to $5.7 trillion by 2004, representing a five-year compounded annual growth rate of 93%. Furthermore, AMR Research estimates that the dollar amount of Internet-based business-to-business commerce as a percentage of total business-to-business commerce will increase from 1.4% in 1999 to 29% by 2004.

   Customer demand is driving the growth of business-to-business e-commerce. Businesses want online sales processes that are efficient and flexible and provide access to a broad range of products and services. This demand, combined with the success of early adopters and competition from online e-commerce exchanges, has heightened the need for companies to migrate their business relationships to the Internet. Businesses now view the Internet as an important channel that can complement their existing sales and distribution strategies.

   One of the first business-to-business Internet models was the online e-commerce exchange. Business-to-business exchanges have generally had a buyer focus, providing buyers a means of comparing products and pricing from multiple suppliers. This buyer focus can lead to significant price competition at the expense of personalized marketing, customer service and support. As a result, companies looking to strengthen their relationships with business customers and differentiate their products on factors other than price have not been well served by these exchanges. Although software has been developed to provide personalization and customer management over the Internet, it has been designed with a business-to-consumer focus rather than a business-to-business focus. The nature of the relationship between a company and the consumers of its products is significantly different than the complex relationships between a supplier and its large distributors, resellers and other business customers. Businesses selling to businesses need to provide accurate, up-to-date product availability and shipment information because their business customers are often making commitments to their own customers based on this information.

   For these reasons, many of the existing ways for a company to sell its products through the Internet are inadequate. Companies are looking for better ways to use the Internet to communicate with business customers, to market and sell their products, to provide customer service and support, and ultimately to increase customer loyalty.

 Prevalence of Enterprise Resource Planning Systems

   Over the past two decades, companies worldwide have made significant investments in business software systems that centralize information processing and improve coordination among various internal departments. Enterprise resource planning systems, or ERP systems, offer extensive functionality and are therefore one of the most common types of systems. Companies invest significant resources in ERP systems, typically spending millions of dollars to license and implement the software and to train employees. Once implemented, these systems become fundamental to a company's operations by coordinating various functions, such as accounting, manufacturing, sales order management and customer service. Companies also store critical information in these systems and design elaborate business rules within them. For example, a company can create business rules within its ERP system to determine pricing based on various considerations, including contract terms and purchase volumes.

   Although ERP systems improve efficiencies within a company, they do little to manage a company's interactions with its external constituents, such as its distributors, resellers and other business customers. In addition, because most ERP systems were developed prior to the commercial emergence of the Internet, they were not designed to facilitate e-commerce.

   ERP systems have been developed by many different vendors, including SAP, Oracle, PeopleSoft, Baan and J.D. Edwards. We believe SAP is the largest global provider of ERP systems. According to SAP, it has a customer base of over 12,000 companies, including a majority of the Fortune 500, with installations in more than 100 countries.

 Limitations of Existing Business-to-Business E-Commerce Solutions

   Companies want e-commerce solutions that preserve the functionality of their existing business software systems and make the information stored in these systems available to their distributors, resellers and other business customers. Many companies consider developing solutions internally, or hiring systems integration firms to create custom solutions. However, these solutions are typically expensive and entail lengthy implementation periods. In addition, they are often unable to scale with the growth of a business and frequently lack the flexibility to add functionality as the business's requirements evolve.

   The costs and limitations of custom solutions have led to the emergence of packaged software applications that provide specific business-to-business e-commerce functions. We believe that by using packaged applications, a company can accelerate its time to market, significantly reduce its costs and limit the diversion of its management and technical resources. Because many of these packaged software applications address only discrete aspects of a company's relationships with its business customers, companies often need to combine products from numerous vendors in order to achieve a comprehensive e-commerce solution. Because of this limitation, many businesses are seeking a single vendor that can address all of their business transactions and communications with a single software suite.

   We believe that one of the most significant challenges faced by software vendors is the integration of e-commerce applications with ERP systems to enable the real-time exchange of information. Many companies that want to achieve this integration have hired software vendors that focus on enterprise application integration, or EAI, techniques. EAI solutions are often expensive, and the vendors that implement them frequently cannot provide a full suite of applications and lack the experience to tailor their applications to the needs of specific vertical markets. Furthermore, although a number of software application vendors claim to provide integration capabilities with ERP systems, many of these vendors utilize a batch process to update information. In a batch process, information flowing in and out of an ERP system is temporarily stored in an intermediate database that is updated only on an intermittent basis, which can lead to outdated and inaccurate data. In addition, software applications with integration capabilities often do not present information from business software systems in a suitable format. For example, although these applications might be able to disseminate product information from an ERP system to the Internet, the information is often spread across multiple computer screens or in various formats, and is therefore difficult to access, understand and use without training.

 Our Opportunity

   As a result of the growth of e-commerce, the prevalence of ERP systems and the limitations of existing business-to-business e-commerce solutions, we believe there is significant demand for packaged software applications that facilitate business-to-business e-commerce. According to IDC, the worldwide market for Internet-based applications that facilitate e-commerce will grow from $1.8 billion in 1999 to $23.0 billion in 2004, representing a five-year compounded annual growth rate of 66.4%. We believe that companies will continue to seek cost-effective business-to-business Internet software solutions capable of:

  . differentiating a company's product and service offerings and building customer loyalty;

  . managing the full spectrum of e-commerce interactions with distributors, resellers and customers;

  . integrating with existing business software systems and preserving investments in these systems;

  . providing packaged functionality to expedite implementation and accelerate time to market;

  . providing the flexibility to customize the look and feel of a company's e-commerce site and accommodate a company's specific business processes and channel relationships; and

  . providing enterprise-class functionality, including a secure, scalable and flexible platform that can accommodate future growth and technological changes.

The HAHT Solution

   Our software applications enable companies to create enterprise digital marketplaces that manage all aspects of their Internet-based transactions and communications with business customers and the employees that interact with them. These marketplaces combine the pervasiveness of the Internet with the extensive functionality and critical business data of an ERP system. With an enterprise digital marketplace, companies can personalize their service by analyzing their customers' preferences and offering specific products and services tailored to those preferences. The enterprise digital marketplace also creates efficiencies, which include lower transaction costs, shortened procurement times and reduced inventory levels. We believe the result is that companies can differentiate themselves from their competitors and can compete effectively online based on factors other than price.

   For example, as illustrated below, an enterprise digital marketplace can enable the real-time exchange of critical product and order information between a large chemical producer and buyers of its products, such as a plastics manufacturer and a chemical distributor, as well as the chemical producer's internal marketing department and sales force.

An Enterprise Digital Marketplace

   A drawing that illustrates the following: "Our Customer", a "Large Chemical Producer", is represented as a picture of a factory to the left of the "Internet," which is represented by a cloud. To the right of the "Internet" are lines connecting to pictures of a "Large Plastics Company", containing the words "Purchasing chemicals to use in its products"; a "Large Chemical Distributor", containing the words "Reselling chemicals to home products companies"; a "Chemical Producer's Salesforce", containing the words "Checking pricing, availability and order status"; and a "Chemical Producer's Marketing Dept.", containing the words "Reviewing order history and conducting targeted marketing campaigns.")

The HAHT Advantage

   We have a number of competitive advantages that we believe will allow us to continue to capitalize on the opportunities available in the market for business-to-business Internet software and address the needs of our customers. These competitive advantages include:

 Packaged Integration Capabilities with ERP Systems Provided by SAP and J.D. Edwards

   We believe we have a competitive advantage because our packaged software can rapidly integrate with ERP systems provided by SAP and J.D. Edwards. Our software developers and technical staff have significant experience developing software solutions for these systems. In contrast with applications offered by other software vendors, our software applications provide packaged integration that enables the real-time exchange of information over the Internet and the presentation of this information in an understandable and effective format. Because our software can support virtually any ERP, database or mainframe system, our customers can preserve their investments in these systems.

 Comprehensive Suite of Applications

   Our suite of applications addresses the comprehensive needs of our customers. By using our suite of applications to create an enterprise digital marketplace, a company can manage its entire sales process, including product marketing, selection and configuration, order entry and tracking, data analysis and post-sales support, over the Internet. Our HAHT Commerce e-Scenarios can be implemented as a full suite to provide a complete end-to-end solution, or as individual applications to meet a company's specific needs. With our HAHT Shop application, companies can enable their business customers to find, select, configure and purchase products. With our HAHT Service application, companies can enable their business customers to check account status and place and track service requests. In addition, with our HAHT Links products, companies can connect their business software systems directly to those of their business customers to automate the exchange of information and reduce the need for human intervention. Because all of our applications run on our HAHTsite application server, they share data and work together more seamlessly than a similar collection of discrete applications from several vendors. We believe this common platform approach results in superior performance and functionality.

 Technical and Vertical Market Expertise

   As of September 30, 2000, we had 87 consulting, development and support professionals with experience in Internet applications and ERP technologies. We believe that the strength of our technical team and their expertise with ERP systems, including those offered by SAP and J.D. Edwards, has enabled us to rapidly introduce new products and product enhancements. Our software engineers are actively involved in software installations and ongoing customer service and support. We take a customer-driven approach to product development in order to align our development efforts with our customers' business needs and system requirements.

   In addition, we have extensive experience in the chemicals, consumer packaged goods and high technology vertical markets. We have professionals dedicated to servicing companies within each of these key vertical markets and keeping informed of market trends. Our familiarity with these markets allows us to identify potential customers and tailor our products to meet specific market needs.

 Packaged Software Applications with Rapid Deployment

   We believe that our packaged software applications can be deployed faster than many other Internet-enabling software solutions. We typically complete the customization and implementation of our packaged software in three to six months. We believe our ability to rapidly deploy our software increases our customers' return on investment and limits the diversion of their management and technical resources. In addition, we can make business information from companies' ERP systems available over the Internet within as little time as one day. We believe this ability to demonstrate real-time integration with a potential customer's ERP system during the sales process provides us with a significant advantage in attracting and winning business.

 Flexibility to Satisfy Customer Requirements

   Through our HAHTsite Scenario Workbench and development platform, we can customize our software to satisfy a company's specific needs. For example, we can personalize the look and feel of a company's e-commerce site and provide access to specific information and functionality from its ERP system. We can also provide customer-oriented functionality that was not previously available in its ERP system, such as access to approval forms or material safety data sheets. In addition, our applications can operate in different languages and can support various user interfaces. Our HAHTsite Scenario Workbench includes technology that simplifies, speeds and reduces errors in the process of building and customizing applications.

   In addition, our software platform enables a company to connect and communicate with its business customers and the employees who interact with them over a wide range of connection types and access devices. For example, a company can communicate with its business customers through a browser-based HTML connection or with its field personnel over wireless devices using a WML connection. In addition, our HAHT Links applications enable XML connections to business customers that use Ariba or Commerce One procurement software, either directly or indirectly through online e-commerce exchanges.

 Enterprise Class Functionality Through Scalable and Flexible Software Architecture

   Companies use our HAHT Commerce e-Scenario applications for business-to-business transactions, where enterprise-class performance, scalability, functionality and security are critical. Our software delivers enterprise-class performance primarily as a result of its centralized server-based architecture, commonly known as thin-client architecture. With thin-client architecture, the software and processing power reside on a central server rather than on an end-user's computer. As a result, the system can be accessed by almost any browser-based device, including mobile phones. In addition, our software platform can support tens of thousands of concurrent users without diminishing system performance.

   Our software has the flexibility to be used with a variety of different computer systems and network configurations. Our HAHTside application server supports numerous widely adopted communication and computer standards, including XML, Java (J2EE), WML, HDML and HTML. In addition, our application server runs on major operating systems, including Microsoft Windows NT, Linux, Sun Solaris, Hewlett Packard, HP-UX and IBM's AIX. This compatibility enables us to continuously adapt, maintain and customize our software as technology evolves.

Our Strategy

   Our objective is to be a leading global provider of Internet-based software applications that enable companies to create and manage enterprise digital marketplaces. Key aspects of our strategy include:

 Maintain our Product Leadership

   Since we announced the commercial availability of our first HAHT Commerce e-Scenario application in February 1999, we have continued to enhance our software suite by releasing additional applications and upgrades. We believe we have established a product leadership position and that our software applications meet and often exceed the requirements of our business customers. We intend to maintain this position by continuing to enhance our software suite through the introduction of new applications and upgrades. For example:

  . In February 2000, we introduced the HAHT Commerce Links software application to enable companies to connect their business software systems with those of their business customers, either directly or through online e-commerce exchanges. By the first half of calendar 2001, we plan to expand the capabilities of our HAHT Links application to enable connections to additional e-commerce exchanges and versions of XML.

  . We offer customized wireless capabilities that facilitate real-time mobile access to information such as order status, inventory and customized pricing. We are in the process of completing our first implementation of HAHT Mobile, a packaged service that will permit the deployment of our HAHT Commerce e-Scenario applications across mobile devices.

  . We are currently working with customers to complete the development of HAHT Insight, a software application that will allow a business to analyze the effectiveness of its e-commerce strategy.

 Focus Our Marketing Efforts on Companies Using ERP Systems Developed by SAP and J.D. Edwards

   Although our products can integrate with virtually any ERP, database or mainframe system, we are focusing our sales and marketing efforts on businesses with ERP systems provided by SAP and J.D. Edwards. We believe that our HAHT Commerce e-Scenario applications provide a leading solution for extending these ERP systems to the Internet.

   We believe that SAP is the largest global provider of ERP systems. According to SAP, it has a customer base of over 12,000 companies, including a majority of the Fortune 500, with installations in more than 100 countries. We believe that our e-Scenario applications are well suited to meet the needs of users of these systems and we will continue to aggressively market our e-Scenario applications to them. To date, we have sold our e-Scenario applications to 36 customers, 35 of which use ERP systems provided by SAP. In addition, we recently introduced packaged integration capabilities with ERP systems provided by J.D. Edwards. According to J.D. Edwards, it has approximately 5,700 customers. We plan to aggressively market our software applications to users of these systems as well.

Expand Our Strategic Relationships with Systems Integrators

   We license our software applications to business customers through our direct sales force and through co-selling and co-marketing arrangements with systems integrators. We have established relationships with a number of systems integrators, including Clarkston, Deloitte Consulting, KPMG, marchFIRST and PSINet. These systems integrators assist in our sales and marketing efforts and provide implementation services to our customers.

   We believe that the best way to deliver value to our customers is through a combination of our strength in software development and systems integrators' expertise in project management, implementation and service. As a result, we intend to expand our relationships with systems integrators to increase our sales reach and our implementation capacity. For example, we are aggressively expanding our relationship with KPMG. As part of this relationship, we jointly market our e-Scenario applications to both existing and potential KPMG customers and KPMG takes a leadership role in implementing and supporting our products for these customers.

Cross-Sell Within Our Large Customer Base

   Since 1996, we have sold HAHTsite products, which include our application server and development platform, to approximately 700 customers in over 20 countries. We believe our installed base of customers gives us significant brand value and credibility in the marketplace. Furthermore, our direct relationships with our customers provide us with critical information about their changing business needs and market developments.

   We believe that our HAHTsite customers have a significant need for software applications that can extend the capabilities of their ERP systems to the Internet. Of our 700 HAHTsite customers, we have identified approximately 200 that use ERP systems developed by SAP or J.D. Edwards. Because of our ability to provide packaged applications that enable real-time integration with these ERP systems, we believe that these customers represent an attractive market for our software applications.

Build Our Expertise Across Large Vertical Markets

   We typically sell our software applications to large companies with complex channels of distribution. To date, we have targeted companies in multiple industries, including chemicals, consumer packaged goods and high technology. We plan to continue to build upon our expertise, customer relationships and brand awareness within these industries. In addition, we intend to expand our sales and marketing efforts to the building materials industry, the medical supplies industry and other vertical markets. As we pursue this expansion, we believe we can take advantage of the extensive contacts and expertise we have developed from our past sales and implementation efforts.

Increase Our International Presence

   We believe there is a significant opportunity for us to market our products to customers outside of North America, especially in Europe and Asia. Many international markets are experiencing significant growth in business-to-business e-commerce and have a large installed base of business software systems. For example, we believe that the majority of SAP's installed customer base is located in Europe, with a considerable presence also in Asia, especially Japan. We plan initially to address this international opportunity by selling additional products to our existing multi-national customers. We also plan to expand our direct sales force, co-marketing arrangements with systems integrators and relationships with resellers and distributors. We have established a presence in Europe and Asia, and we currently have sales offices in The Netherlands and Australia.

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

Products and Services

   We sell a suite of software products, along with related services, including implementation, customization, training and ongoing support. Our HAHT Commerce e-Scenario applications deliver the key functionality of a company's enterprise digital marketplace. Distributors, resellers and other business customers can connect to a company's enterprise digital marketplace through either a standard web browser or an XML-based connection facilitated by our HAHT Commerce Links products. The enterprise digital marketplace is also accessible through mobile devices with our HAHT Mobile product. All of our software applications run on our application server platform, the HAHTsite Scenario Server, which can integrate with virtually any business software system to enable the real-time exchange of information between these systems and our customer's enterprise digital marketplace. The following diagram identifies the current and future products within each of our product families:

HAHT Commerce e-Scenarios

Comprehensive suite of packaged applications for Internet-based product marketing, selection and configuratino, order entry and tracking, data analysis and post-sales support

 .  HAHT Shop

 .  HAHT Track

 .  HAHT Catalog

 .  HAHT Market

 .  HAHT Service

 .  HAHT Insight*

HAHT Commerce Links

Connects companies' business software systems directly to those of their business customers to automate the exchange of information

 .  HAHT Links

 .  HAHT Partner Links*

 .  HAHT Channels for Ariba, Commerce One, EDI* and RosettaNet*

 .  HAHT Sellside Exchange

HAHT Mobile

Enables sales personnel and customers to access and use our software applications over wireless devices

HAHTsite

The application server and platform on which our software applications operate

 .  HAHTsite Scenario Server

 .  HAHTsite Scenario Workbench

 .  HAHTsite Secenario Publisher

 .  HAHTsite Scenario Integration Kit*

-----------------
* These products are in various stages of development and are scheduled for commericial release prior to July 2001.

 HAHT Commerce e-Scenario Product Family

   Our HAHT Commerce e-Scenarios are a suite of packaged business-to-business software applications that deliver the key functionality of an enterprise digital marketplace, enabling businesses to provide sales, marketing, order fulfillment and customer service functions over the Internet. We offer packaged applications that can be deployed either individually or as a comprehensive suite: HAHT Shop, HAHT Track, HAHT Catalog, HAHT Market, HAHT Service and HAHT Insight, which is under development. We can customize our e-Scenario applications to deliver the look and feel, content and functionality necessary to satisfy our customers' requirements. For example, our e-Scenarios can support multiple languages and currencies. To date, we have sold our e-Scenario applications to 36 customers, 12 of which have purchased three or more e-Scenario applications.

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

   Current and future applications in the e-Scenario product family include:

     HAHT Shop--HAHT Shop enables buyers to find, configure, price and order products over the Internet. It allows them to retrieve customer-specific pricing and inventory availability information in real-time from our customers' ERP or order management system. HAHT Shop can also show future availability information for products still in production. We believe HAHT Shop improves order accuracy, reduces the need for follow-up and minimizes product returns.

     HAHT Track--HAHT Track provides real-time order and shipment status information that enables buyers to track an order from placement through delivery, check inventory availability and receive information from external shipping companies through a single interface. We believe HAHT Track improves buyer confidence, strengthens channel partner and business customer relationships, and limits the diversion of management and customer service resources by giving customers self-service access to this information.

     HAHT Catalog--HAHT Catalog is an Internet-based product catalog that integrates with our other HAHT Commerce e-Scenarios and a seller's ERP or other business software systems. It provides searching capabilities as well as automatic updating of product information. In addition, businesses can personalize content within the HAHT Catalog for specific customers or individuals. For example, a large distributor might be given access to more product lines and information than a direct customer with focused product needs. The HAHT Catalog also works with our HAHT Links product to provide access to catalog content through both online e-commerce exchanges and procurement systems, using software provided by Commerce One and Ariba.

     HAHT Market--HAHT Market enables a business to create customer-specific marketing campaigns and product promotions to encourage repeat business. For example, businesses can use HAHT Market to create customer-specific product recommendations designed to increase order size. HAHT Market displays these recommendations when customers select products in HAHT Catalog or HAHT Shop. These recommendations can be up-sells, which suggest a substitute product of greater value, or cross-sells, which suggest an additional product. HAHT Market also manages e-mail based marketing campaigns with personalized content and links back to specific product information in HAHT Shop and HAHT Catalog. HAHT Market also provides businesses with real-time access to customer data, such as buying patterns and other customer traits, that helps them design successful sales and marketing programs and evaluate their effectiveness.

     HAHT Service--HAHT Service is designed to strengthen business customers' satisfaction after a sale has been completed, which encourages repeat business. HAHT Service also reduces overhead costs by automating service functions. HAHT Service contains three distinct applications, which can be implemented separately or in any combination, and can be integrated with our other HAHT Commerce e-Scenarios. These three applications are:

       Account Status--Account Status is primarily a financial tool that allows companies to provide their distributors, resellers and other business customers with direct, real-time access to the financial account information in the companies' ERP or other business software systems. This reduces the burden on companies' call centers and accounting staff.

       Service Management--Service Management allows companies to enable their business customers and the employees that interact with them to place and track service requests directly into the companies' ERP or other business software systems, which reduces the burden on call centers and makes service technicians more efficient.

       Product Returns--Product Returns allows companies to enable their business customers to request product return authorizations over the Internet. It also automates approval for most of these requests, which reduces the burden on call centers.

     HAHT Insight--HAHT Insight, which is currently under development, will enable companies to capture and analyze information generated from their e-commerce sites, and combine that information with data residing in their existing business software systems. This allows a company to measure and analyze the effectiveness of its overall e-commerce strategy. We believe HAHT Insight will enable companies to design more effective e-commerce strategies and allow them to react quickly to changes in the customers and markets they serve.

HAHT Commerce Links Product Family

   Our HAHT Links products automate the exchange of information between our customers and their distributors, resellers and other business customers either directly or through online e-commerce exchanges. Despite advances in technology, a significant amount of data entry is still required to execute most business-to-business e-commerce transactions. For example, although an ERP system at a plastics company can signal the need to purchase additional chemicals, current browser-based e-commerce systems require involvement from the plastics company's employees to place an order for chemicals. Our HAHT Links products bridge the communication gap between our customers' systems and those of their distributors, resellers and other business customers, which limits the need for human intervention. These products enable businesses to communicate with each other either directly or through online e-commerce exchanges, using various XML-based Internet standards. Our HAHT Links software is configured to communicate either with online e-commerce exchanges or procurement systems, using software provided by Ariba or Commerce One.

   For example, a plastics company can communicate with a chemical producer through a direct XML connection to retrieve data from a product catalog, check pricing, create a purchase request and submit a sales order directly into the chemical producer's ERP system, all on a real-time basis. HAHT Links receives the purchase request directly from the plastics company's ERP system and automatically sends it to the chemical producer's business software systems. In addition, a household products company running Ariba's procurement software can purchase products from the chemical producer through a direct XML connection or an online e-commerce exchange.

A HAHT Links-Enabled Enterprise Digital Marketplace

   (A drawing that illustrates different types of HAHT Links connections between a customer and its partners. "Our Customer", a "Large Chemical Producer", is a picture of a factory to the left of the "Internet," which is represented by a cloud. To the right of the "Internet" are lines connecting to two pictures: a "Plastics Company" and a "Private Chemical Exchange", represented by a sphere. Lines connect the "Plastics Company" to two other pictures, "Plastics Company Partner A" and "Plastics Company Partner B". Lines from the "Private Chemical Exchange" connect to pictures of a "Home Products Company" and a "Chemical Distributor.")

   Current and future products in the HAHT Links product family include:

     HAHT Links--HAHT Links integrates directly with our customers' ERP and other business software systems to enable real-time XML-based communication with their customers' business systems. We plan to release an update to HAHT Links in the first half of calendar 2001 that will also allow a HAHT Links customer to integrate with its suppliers. As a result, a customer will be able to send a purchase order from its ERP system directly to its supplier's ERP system through HAHT Links installations at both sites. This update will provide the foundation for HAHT Partner Links.

     HAHT Partner Links--We plan to release HAHT Partner Links in the first half of calendar 2001. We will provide our HAHT Links customers with a limited number of Partner Links licenses, which they can give to their buyers and suppliers. HAHT Partner Links will have the same capabilities as HAHT Links, but will enable communication only between the licensee and the company that gave it the Partner Links license. We believe that licensees of HAHT Partner Links will be potential customers of the full version of HAHT Links and our HAHT Commerce e-Scenario products.

     HAHT Channels--HAHT Channels are modules that are combined with HAHT Links and HAHT Partner Links to enable businesses to connect to online e-commerce exchanges or to customers using

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

  specific versions of XML, including Ariba's cXML and Commerce One's xCBL. As these standards evolve, we plan to release updated versions of HAHT Channels. In the first half of calendar 2001, we expect to introduce HAHT Channels that will support the RosettaNET XML standard and the EDI communication standard.

     We believe we will provide our customers with significant cost savings by permitting them to communicate over new versions of XML without having to incur the costs associated with custom development. We also intend to provide our customers with tools that will enable them to create customized channels to support other versions of XML.

     HAHT Sellside Exchange--We expect to release HAHT Sellside Exchange in the first half of calendar 2001. Sellside Exchange will be a hosted version of HAHT Links, which means that we will maintain and operate the HAHT Links software on our computer systems rather than on our customers' systems. We believe that Sellside Exchange will provide our customers with a variety of benefits over operating the software themselves. Our customers will not be responsible for upgrading the HAHT Links software and will automatically benefit from enhancements to the software platform. Sellside Exchange will also enable our customers to remotely administer their accounts through a standard web browser.

HAHT Mobile Products

   Our HAHT Mobile products allow us to provide our customers substantially all of the functionality of our e-Scenarios over wireless devices and protocols. For example, these products help dealers, customers, support staff and sales people check pricing, product availability and shipping status as well as find, configure and price products at a seller's e-commerce site, all using various wireless devices and protocols. We are currently engaged in our first HAHT Mobile implementation. HAHT Mobile supports several communication standards, including WML, HDML and web clipping for use on cellular phones, pagers, personal digital assistants and other handheld devices.

HAHTsite Products

   Our HAHTsite products provide the platform to run our software applications. Current and future HAHTsite products include:

  .  HAHTsite Scenario Workbench

  .  HAHTsite Scenario Server

  .  HAHTsite Scenario Publisher

  .  HAHTsite Scenario Integration Kit

   The HAHTsite Scenario Workbench is used to create, customize and maintain Internet applications, including our e-Scenario applications. It is also used to compile and transfer these applications to our operating environment, which we call our HAHTsite Scenario Server. All of our software applications run on this server. The HAHTsite Scenario Publisher is a simplified version of our HAHTsite Scenario Workbench. Our HAHTsite Scenario Integration Kit, which is currently under development, will be a software developers toolkit designed to enable our customers and systems integrators to connect our e-Scenarios to virtually any ERP, database, mainframe or other business system. This kit will provide the information required to integrate our e-Scenarios with systems with which we do not have pre-packaged integration capabilities, such as PeopleSoft, Baan, PRISM and mainframe systems.

Services

   Our services include customization and implementation of our products, training, maintenance and customer support. We generally charge for our customization, implementation and training services on a time and expense basis. Customers also purchase our maintenance and support services under annual renewable

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

contracts. As of September 30, 2000, we had 26 customization, implementation and training personnel who had an average of approximately 12 years of experience, and 11 customer support personnel.

   We use a rapid application development, or RAD, methodology to implement our software. RAD is a team approach that involves our services staff, customers and systems integrators throughout the implementation process. We believe RAD helps us to accelerate the deployment of our software, satisfy customer requirements and deliver a high level of customer service.

   We offer a comprehensive support program through which our customers can receive upgrades for our products and access to our support personnel. Our support personnel are available 24 hours per day and can remotely access our customers' systems and provide online assistance and software upgrades. Through our HAHT Academy, we also offer an education and training program for our customers, employees and systems integrators.

Customers

   To date, we have licensed HAHTsite products, which include an application server and development platform, to approximately 700 customers. Since we announced the commercial availability of our first HAHT Commerce e-Scenario application in February 1999, we have licensed e-Scenario products to a total of 36 customers. The average price of invoiced software applications per new e-Scenario customer was approximately $150,000 for the fiscal year ended April 30, 2000 and $270,000 for the three months ended July 31, 2000. Of our e-Scenario customers, 12 have purchased three or more e-Scenario products. Our e-Scenario customers are primarily Fortune 1000 companies that use complex ERP and other business software systems. Our e-Scenarios customers, listed by industry, include:

Chemicals                                 Manufacturing / Industrial Supplies
 Aventis                                   Cryovac North America
 Basell Polyolefins                        CSR America
 Celanese                                  Geneva Steel
 Dow Corning                               Lamson & Sessions
 Occidental Chemical                       Mine Safety Appliances
 Orica International Management            Nordson
 Sigma-Aldrich                             Sloan Valve
 Solutia, Inc.                             Tharco


Consumer Packaged Goods                   Medical / Bio-Tech / Pharmaceutical
 Callard & Bowser-Schuard Inc., a          Medline Industries
   subsidiary of Kraft Foods               Respironics
 Harman Consumer Group
 Justin Brands, a subsidiary of           Telecommunications / Media
   Berkshire Hathaway                      DIRECTV, a division of Hughes
 Pennzoil-Quaker State                       Network Systems

                                           Metro-Goldwyn-Mayer
High Technology                            Progistix Solutions, a subsidiary
 Fujitsu Microelectronics                  of Bell Canada
 Infineon Technologies
 LAM Research
 Printronix
 Minolta
 Scientific-Atlanta
 Sony
 Symbol Technologies
 Tellabs
 U.S. Print

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

HAHT Customer Case Studies

   The following case studies illustrate how several of our customers are using our HAHT Commerce e-Scenario applications as part of their e-commerce strategy:

     Metro-Goldwyn-Mayer: Metro-Goldwyn-Mayer is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures and television programming. We and MGM are engaged in the first implementation and testing of our HAHT Mobile product. This product allows MGM's home entertainment sales representatives to use HAHT Track to access order status, movie release schedules, the corporate directory, email and calendar information from MGM's ERP and Lotus Notes systems using a browser or an Internet-enabled mobile device. MGM anticipates that customer service will improve and sales representatives will achieve higher productivity by being able to track orders from any location at any time.

     Pennzoil-Quaker State: Pennzoil-Quaker State is a worldwide leader in consumer vehicle care and maintenance products. Pennzoil-Quaker State implemented HAHT Track and HAHT Service Account Status to improve service and cost-effectively manage relationships with its distributors and dealers. Pennzoil-Quaker State is implementing HAHT Shop and HAHT Catalog to allow customers to place orders over the Internet, providing an alternative to phoning or faxing orders to the customer service department. As their distributors and dealers begin to place orders over the Internet, Pennzoil-Quaker State sales professionals and customer service representatives can devote more time to value-added activities instead of administering the sales process. In 2001, Pennzoil-Quaker State plans to implement HAHT Market to communicate product and service promotions and other company information more rapidly and effectively to customers.

     Sigma-Aldrich: Sigma-Aldrich is the largest supplier of research chemicals and supplies for university, government and commercial labs throughout the world. Through the implementation of HAHT Shop and HAHT Track, Sigma-Aldrich can provide customers with the ability to purchase products and get real-time product pricing, availability and order status information. Sigma-Aldrich has purchased and plans to implement HAHT Market to create product recommendations and promotions based on individual customer needs and preferences, and to track the success of marketing programs. HAHT Market will use existing customer information residing in Sigma-Aldrich's ERP systems and incorporate customer buying information to enable marketers to adjust promotions to produce better results.

     Minolta: Minolta Corporation is a leader in the photographic and office automation markets. Minolta chose our products because it wanted to provide its dealers with a secure method to access information from its business software systems over the Internet. Minolta worked with us and KPMG to implement HAHT Shop, HAHT Track and HAHT Catalog to create its online dealer showroom and ordering web site. This allows Minolta's 400 office product dealers in North America to enter business equipment orders directly into Minolta's SAP ERP system, check order status and get extensive business product information, all in real-time.

     OxyChem: Occidental Chemical, known as OxyChem, is a leading chemical manufacturer and a wholly owned subsidiary of Occidental Petroleum Corporation. The company has manufacturing facilities in the United States and six foreign countries. OxyChem implemented HAHT Shop and HAHT Track to enable its customers to place orders and view real-time order status and tracking over the Internet. OxyChem implemented these products to improve the efficiency of its internal operations and enable its customers to become more self-servicing for routine information.

Sales and Marketing

   We focus our sales and marketing efforts on companies with at least $200 million in annual sales that we believe can substantially benefit from our e-commerce solutions. Specifically, we target companies that use ERP systems, primarily from SAP and J.D. Edwards, and are pursuing business-to-business e-commerce initiatives. We expect to continue to focus on companies in specific vertical industries, including chemicals, consumer packaged goods and high technology. We believe that we have a competitive advantage in addressing the business-to-business e-commerce needs of these companies and we expect to continue to build upon our expertise, customer relationships and brand awareness within these industries.

   We have identified approximately 2,600 companies in North America that use SAP, of which approximately 600 are in the chemical industry, 500 are in the high technology industry and 450 are in the consumer packaged goods industry. We market to chief information officers and other officers and executives with responsibility for business functions such as sales and marketing. We conduct a variety of marketing programs to educate our target market and support our sales organization. For example, we sponsor focus groups and participate in trade shows, conferences, and web-based informational and industry-specific seminars. We also conduct direct mail campaigns, advertising, Internet marketing and press relations initiatives. We intend to market new products to our existing customer base and take advantage of our strategic relationships with systems integrators and technology companies to gain new customers.

   We sell our products and services primarily through our direct sales force and through co-marketing and co-selling arrangements with our systems integrators. As of September 30, 2000, we had 33 sales professionals and application engineers located in California, Colorado, Connecticut, Georgia, Illinois, North Carolina, Rhode Island and Wisconsin. As of September 30, 2000, our European sales and marketing team consisted of eight sales professionals and our Asian sales and marketing team consisted of six sales professionals. All of these sales offices are supported by our marketing department, which consisted of 20 employees as of September 30, 2000. We have established a presence in Europe and Asia, and have sales offices in The Netherlands and Australia.

   Our sales teams consist of both sales and technical professionals who work individually as well as with our systems integration partners. Initial sales activities typically include a demonstration of our products at the potential customer's site, along with a detailed technical review of their existing systems. Because of the flexibility and speed of implementation of our products, we are often able to create live demonstrations of our products in as little time as one day. These demonstrations allow potential customers to view real-time information from their ERP systems over the Internet. Our applications engineers complement our direct sales force by providing potential customers with pre-sales support and technical expertise. In addition, our e-Solutions Group, which consisted of 26 full-time employees as of September 30, 2000, assists our sales efforts by addressing industry-specific issues and facilitating the implementation process, drawing upon its prior experience with implementations and customizations of our HAHT Commerce e-Scenario products.

   As a critical element of our sales strategy, we develop relationships with systems integrators to assist us in enhancing our marketing, sales and distribution capabilities. As of September 30, 2000, we had five employees devoted to our effort to develop and strengthen our relationships with systems integrators. We have established relationships with a number of systems integrators, including Clarkston, Deloitte Consulting, KPMG, marchFIRST and PSINet. We generate sales leads by working with these systems integrators to jointly market our products to their potential and existing customers. We believe that the best way to deliver value to our customers is through a combination of our strength in software development and a systems integrator's expertise in project management, implementation and service. We anticipate that systems integrators will help generate an increasing percentage of our software sales in the future and will provide an increasing amount of the integration and implementation services related to these sales.

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

Strategic Technology Relationships

   We have formed strategic relationships with various technology companies to help us provide comprehensive, highly scalable and secure software applications and to broaden market acceptance of our products. The following are examples of strategic technology relationships that we have established:

Category                 Value to our Business      Representative Companies
--------                 -------------------------- --------------------------
Independent Software     Integrate with or          Acta, Cybercash, Eprise,
 Vendors                 incorporate software into  Mercury Interactive,
                         our products to provide    Microsoft, Oracle, Rogue
                         increased functionality    Wave, Sagent, Sybase

E-commerce Exchange      Allow our products to      Ariba, Commerce One,
 Software and Standards  connect to customers and   RosettaNet
                         multiple online e-commerce
                         exchanges through a single
                         interface

Joint Marketing          Expand our distribution    Compaq, Ericsson, Hewlett-
                         channels to broaden market Packard, Hitachi, Fujitsu,
                         acceptance                 Sprint PCS, Sun
                                                    Microsystems

Competition

   The market for business-to-business e-commerce applications is new and rapidly evolving. Although there are only a few companies that we believe offer directly competitive software suites, we expect these markets will become highly competitive in the future. We face direct competition from application software companies including Art Technology Group, Broadvision, Click Commerce, Intershop and Ironside Technologies. We face indirect competition from traditional business system software companies that develop applications to extend the functionality of their systems to the Internet, such as SAP, Oracle and J.D. Edwards. We also indirectly compete with software companies that specialize in integrating business software systems and Internet applications, including BEA Systems and WebMethods. In addition, our potential customers often consider either developing e-commerce solutions internally, or hiring firms such as IBM to create custom solutions, instead of purchasing packaged software applications.

   The principal competitive factors affecting our market include the ability to provide Internet applications that integrate with existing business software systems, the comprehensive nature of the software applications, the quality of underlying technology, the speed of deployment and the quality of service and support professionals. Another important competitive factor is the ability to support customer communication through browsers, machine-to-machine interactions using XML and wireless devices. We believe that our products compete favorably with respect to most of these factors. Our future success, however, depends on our ability to address the rapidly changing needs of our current and potential customers and new technological developments by developing and deploying new products or enhanced versions of our existing products.

Technology

   We believe we are a leader in developing technology for business-to-business e-commerce applications. We base our products on a variety of industry-standard technologies.

 HAHTsite Application Server Technologies

   The HAHTsite Scenario Server provides the core platform on which our other applications run. The Scenario Server is designed to achieve enterprise-class performance and scalability. Our server supports a large number of concurrent users and is designed to provide uninterrupted service even when system failures occur or when normal periodic maintenance is performed.

   The Scenario Server executes standard Java code using Java virtual machines from Sun Microsystems for Solaris, Windows and Linux, or Java code as ported by IBM and Hewlett-Packard to their platforms. Because HAHTsite uses industry standard Java, any third-party Java component can easily be added to a HAHTsite application in source code or object code form. The Scenario Server includes CORBA, Enterprise Java Beans and other Java 2 Enterprise Edition technologies. The Scenario Server can also execute Basic code using a Basic virtual machine. The Basic virtual machine is fully compatible with objects written in Microsoft Visual C++ or Visual Basic. We license some of these technologies from third parties.

   Our Scenario Workbench provides a complete and integrated development environment for building web applications. The Scenario Workbench uses our internally developed code generation technologies to turn web pages into Java or Basic code that can be executed on our HAHTsite Scenario Server. Our Java e-Connector is part of the Scenario Server and Scenario Workbench and provides connectivity to SAP's R/3 ERP systems.

 E-Scenario and Links Technologies

   One of the key features of our products is their high degree of modularity, which we have achieved by building additional functionality on top of our HAHTsite Scenario Server. Our HAHT Commerce e-Scenario and HAHT Links products are built in layers. The bottom layer, which runs on the ERP vendor's platform, provides integration with the customer's ERP system. We provide this layer as part of our product when integrating with systems provided by SAP and J.D. Edwards. For other ERP systems, our HAHTsite Scenario Integration Kit will provide detailed guidance for creating and implementing custom ERP integration layers. Above this ERP integration layer is a layer that handles ERP-independent integration and performance functions. Above this is the user interface layer, which we can customize to meet the specific needs of our customers, including a branded look and feel and any additional functionality that might require access to other databases or software products.

   We deliver our e-Scenario applications to customers in full source code form. Customers can use our HAHTsite Scenario Workbench to customize both the user interface and the business logic of these applications and ensure that the deployed e-Scenario meets their specific business needs.

Intellectual Property

   We rely on a combination of copyright, trade secret, trademark and trade dress laws, confidentiality agreements and contractual provisions to protect our proprietary rights in our products and technology. For example, we license rather than sell our software to customers and enter into license agreements with our customers that protect against unauthorized use, copying and transfer. We also generally enter into confidentiality agreements with our employees and consultants that limit access to, and distribution of, our proprietary information. We maintain trademarks on the names of our products, development tools and service offerings and rely upon trademark and trade dress laws to protect our proprietary rights in these marks. We have various trademarks, including HAHT(R), HAHT Software(R), HAHTsite(R) and HAHT Commerce e-Scenario(TM).

   If the steps taken by us to protect our intellectual property rights are not adequate or third parties infringe or misappropriate our proprietary rights, our competitive position and financial results could suffer. In addition, third parties might assert claims against us alleging that we infringe their intellectual property rights, which could harm our business. We also might be subject to claims of intellectual property infringement resulting from technology that we license from third parties. Defending against these claims, whether they are with or without merit, might lead to costly litigation, diversion of technical and management personnel or product shipment delays.

Properties

   Our headquarters are located in Raleigh, North Carolina. We are currently leasing approximately 43,000 square feet of space under a lease that expires in October 2005. We have an option to lease additional space at

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

this location. We also lease sales offices in California, Colorado, Connecticut, Illinois, Rhode Island and Wisconsin. These sales offices are each approximately 200 to 600 square feet and are typically renewable on an annual basis.

   HAHT Software BV, our Dutch subsidiary, leases 2,800 square feet of space in Waddinxveen, The Netherlands. This lease expires in January 2006. HAHT Commerce Pty. Limited, our Australian subsidiary, leases 3,000 square feet of space in Chatswood, Australia. This lease expires in November 2003.

Employees

   As of September 30, 2000, we had 178 permanent full-time employees, including 70 in sales and marketing and 61 in product development and support. Of these employees, 164 were located in the United States, eight in The Netherlands and six in Australia. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppages. We consider our relations with our employees to be good.

Legal Proceedings

   We are not presently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   The following table contains information concerning our executive officers, key employees and directors as of October 31, 2000:

   Name                            Age                   Position(s)
   ----                            ---                   -----------
Rowland Archer...................   47 Chairman, President and Chief Executive Officer
J. Nick Riehle...................   48 Chief Financial Officer
Michael Kelley...................   42 Vice President, Software Development
Alexander Plavocos...............   53 Vice President, Marketing
Keith Boswell....................   36 Vice President, Product Management and
                                       Technology Alliances
Thomas Mackey....................   50 Vice President, Sales
Pat. Salmonese...................   47 Vice President and General Manager, e-Solutions
                                       Group
Sam Bayer, Ph.D. ................   43 Vice President, Partner Programs
John Veling......................   56 Managing Director, HAHT Europe
Keith Wannop.....................   49 Managing Director, HAHT Asia
James Atkins.....................   52 Director
Sonja Hoel.......................   34 Director
Richard Holcomb..................   38 Director
Christopher Hollenbeck...........   32 Director
Paul J. Rizzo....................   72 Director
Roger Sippl......................   45 Director
Douglas Williamson...............   49 Director

   Rowland Archer, one of our founders, has served as President and Chief Executive Officer and has been a member of our board of directors since August 1997. He became Chairman of our board of directors in October 2000. From July 1995 until August 1997, he served as our Chief Operating Officer. From September 1992 to April 1995, Mr. Archer served as the vice president of research and development for Q+E Software, Inc., a supplier of client-server database access technology. He received a B.A. in physics from Vassar College and an M.S. in computer science from the Massachusetts Institute of Technology.

   J. Nick Riehle has been our Chief Financial Officer since August 1996. From 1979 to 1996, he held various positions at Northern Telecom, a communications equipment company, now known as Nortel Networks. These positions included controller, Northern Telecom Asia, director of finance, switching services and software applications and, from 1995 to 1996, director of marketing. He received a B.Com. in business from McGill University in Montreal and an M.B.A. from York University in Toronto, and was granted the CMA designation from the Society of Management Accountants of Ontario.

   Michael Kelley became our Vice President, Software Development in June 1996. From May 1980 to June 1996, Mr. Kelley was employed at Data General Corporation, a software and computer hardware vendor, where his most recent position was director of UNIX software development. He received a B.E. in electrical engineering computer science and mathematics from Vanderbilt University and an M.S. in computer science from the University of North Carolina at Chapel Hill.

   Alexander Plavocos became our Vice President, Marketing in July 1998. From June 1994 to May 1998, Mr. Plavocos served as vice president of marketing for Computron Software Inc., a manufacturer of financial, capital asset and knowledge-management client-server software. He has also held marketing positions with NCR Corporation, Applied Data Research, which later became Computer Associates, and Information Builders. He received a B.A. in computer science from the State University of New York at Potsdam and an M.S. in computer science from the University of Dayton.

   Keith Boswell became our Vice President, Product Management and Technology Alliances in June 1999. From May 1998 to February 1999, Mr. Boswell served as vice president of e-commerce solutions at Merant, Inc., a global e-business software solutions company. He also served as the director of the tools business unit at Seer Technologies, a provider of software development tools, from May 1997 to May 1998, as a senior product manager for BroadBand Technologies, Inc., a broadband solutions provider, from May 1996 to May 1997, and as a product manager for Seer Technologies from September 1994 to May 1996. Mr. Boswell received both a B.A. in Management Information Systems and an M.B.A., from James Madison University.

   Thomas Mackey became our Vice President, Sales in July 1998. From January 1997 to July 1998, Mr. Mackey was vice president of sales for Synquest, Inc., a maker of supply-chain optimization software suites. He served as vice president of sales for Datalogics International, Inc., a supplier of client-server software for process manufacturing, from January 1996 to January 1997 and as vice president of sales at Numetrix Limited, a provider of Internet-based solutions for supply chain integration, from January 1995 to January 1996. He received a B.A. in English from Hofstra University and an M.A. in English from the State University of New York at Stony Brook.

   Pat. Salmonese became our Vice President and General Manager, e-Solutions Group in March 2000. From May 1997 to December 1999, Ms. Salmonese served as the business unit general manager and executive head of the information technology services business unit of TRW, Inc., an automotive and defense technology company. From February 1996 to May 1997, Ms. Salmonese served as a principal of FPS Resources, Inc., a business consulting firm.

   Sam Bayer, Ph.D. became our Vice President, Partner Programs, in March 2000. From March 1998 to March 2000, Mr. Bayer served as our Vice President, e-Solutions Group. From June 1997 to March 1998, he was a principal of Bayer Consulting Group. From June 1993 to June 1997, he was director of consulting services for Sapiens U.S.A., a unit of Sapiens International Corporation N.V., a software company. He received both a B.S. and a Ph.D. from the University of Florida.

   John Veling became Managing Director of HAHT Europe in October 1998. Mr. Veling served as a consultant for our European activities from September 1996 to October 1998. From 1988 to April 1996, Mr. Veling was founder and president of MicroScope, a Dutch-based software distributor. Mr. Veling received an HBS from Mendel College in Haarlem, The Netherlands and a Beta-extension from the R.K. Lyceum in Hilversum, the Netherlands.

   Keith Wannop became Managing Director of HAHT Commerce Pty. Ltd., our Australian subsidiary, in July 2000. From July 1997 to July 2000, Mr. Wannop was general manager of HAHT Asia Pty. Ltd., a former distributor of our products. From 1994 to 1996, he served as business unit manager for Logical Solutions, an information technology company and a wholly owned subsidiary of Fujitsu.

   James Atkins has been a member of our board of directors since September 1997. Since July 1999, Mr. Atkins has been the chief executive officer of ComplianceTraining.com, a private software company that develops web-based regulatory training programs. From 1992 to 1997, Mr. Atkins was the chief executive officer of Baja Corporation, a consulting firm specializing in assisting private technology companies in accelerating their growth. He received an A.B. in mathematics from Duke University and an M.S. in computer science from the University of North Carolina at Chapel Hill.

   Sonja Hoel has been a member of our board of directors since April 1996. Since 1994, she has been a general partner and managing director of Menlo Ventures, a venture capital firm. Ms. Hoel previously was an associate for the Edison Venture Fund, worked in business development for Symantec Corporation and was an investment analyst for TA Associates. She received a B.S. in commerce from the University of Virginia and an M.B.A. from Harvard University.

   Richard Holcomb, one of our founders, has been a member of our board of directors since July 1995. From July 1995 until October 2000, Mr. Holcomb served as our Chairman, and was our Chief Executive

Officer from July 1995 to August 1997. From 1994 to 1995, Mr. Holcomb had his own consulting company, HB Ventures. Previously, he founded Q+E Software, a supplier of client-server database access technology, and served as that company's president from 1986 to 1994. Currently, Mr. Holcomb is an appointed member of the Information Resource Management Commission, which provides strategic information technology planning and policy development for North Carolina. Since May 1995, he has served as a director of Neon Systems, Inc., an enterprise access and integration software provider. He received a B.S. from the University of South Carolina and an M.S. in computer science from North Carolina State University.

   Christopher B. Hollenbeck has been a member of our Board of Directors since December 1997. He became Managing Director of Granite Ventures, a venture capital firm, in August 2000. From July 1998 to August 2000, he was a principal in H&Q Venture Associates, the predecessor to Granite Ventures, and he served as vice president of Hambrecht & Quist's venture capital group from June 1996 to July 1998. Since July 1998, he has been an investment manager for the Adobe Ventures investment funds, which are affiliated with Granite Ventures. Mr. Hollenbeck joined Hambrecht & Quist in 1990, where he worked in the mergers and acquisitions department and the corporate finance department until June 1996. Mr. Hollenbeck serves on the boards of directors of AvantGo and ESPS, Inc. He received a B.A. in American Studies from Stanford University.

   Paul J. Rizzo has been a member of our board of directors since June 2000. Since 1996, he has served as chairman of the board of Franklin Street Partners, a private investment company. He also serves as a director of the following public companies: Kenan Transport Co., Pharmaceutical Product Development, Ryder System Inc., BTI Telecom Corp., and Johnson & Johnson. Mr. Rizzo left his position as vice chairman of IBM in 1987 to become dean of the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. He returned to IBM in 1993 as vice chairman and retired from that position in 1994. Mr. Rizzo serves as chairman of the board of the University of North Carolina Healthcare System.

   Roger J. Sippl became a member of our board of directors in April 2000. Since January 1999, Mr. Sippl has served as a director of Support.com, Inc., which delivers support software through the Internet or intranets. Since August 1995, Mr. Sippl has served as the managing partner of Sippl Macdonald Ventures, a venture capital firm. From 1980 to 1989, Mr. Sippl served as chief executive officer of Informix Corporation, a database company that he founded. He served as chairman of the board of Informix from 1989 to 1993. From December 1990 to 1996, he served as a director of The Vantive Corporation, a customer relationship management solutions company that he co-founded. From 1996 to 1998, he served as chairman of the board of The Vantive Corporation. From February 1993 until March 1998, Mr. Sippl served as the chief executive officer and chairman of the board of Visigenic Software, Inc., a software development tools provider company that he founded. From March 1998 to July 1998, he served as chief technology officer of Borland International, Inc., a software development tools provider which acquired Visigenic Software, Inc. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley.

   Douglas C. Williamson has been a member of our board of directors since January 1998. Mr. Williamson is senior vice president and managing director of NationsBank Capital Investors, a venture capital fund owned by BancAmerica Capital Investors. Prior to joining NationsBank Capital Investors in 1989, he held senior management positions with two operating companies and various corporate finance and corporate lending positions with Rotan Mosele, W.R. Grace and Cleveland Trust. Mr. Williamson serves on the board of directors of North American Technologies, Inc. He is a C.P.A. in Texas. Mr. Williamson received a B.A. from Denison University and an M.B.A. from Columbia University.

Board of Directors and Committees

   Our board of directors is currently composed of eight members. Each director will hold office until the next annual meeting of our stockholders or until his or her successor is duly elected and qualified. Mr. Archer, Mr. Atkins, Ms. Hoel, Mr. Holcomb, Mr. Hollenbeck and Mr. Williamson serve on our board of directors pursuant to a stockholders agreement entered into in connection with our preferred stock financings. All rights to elect directors under this agreement terminate upon the conversion of our preferred stock into common stock upon completion of this offering. Our certificate of incorporation and bylaws provide that, beginning with the first meeting of the board of directors following this offering, the board of directors will be divided into three classes as nearly equal as possible, with each class serving staggered, three-year terms as follows:

  .the term of our class I directors will expire at our 2001 annual meeting;

  .the term of our class II directors will expire at our 2002 annual meeting;
     and

  .the term of our class III directors will expire at our 2003 annual meeting.

   We have both a compensation committee and an audit committee. The compensation committee makes recommendations to the board of directors about salaries and incentive compensation for our officers and employees, and administers our stock option and employee stock purchase plans. The members of the compensation committee are Messrs. Atkins and Williamson and Ms. Hoel. The audit committee makes recommendations to the board of directors about the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions. The members of the audit committee are Messrs. Hollenbeck, Sippl and Rizzo.

Director Compensation

   Our directors are reimbursed for travel expenses incurred in connection with attending board meetings, but receive no other cash compensation for their services as board members. On January 13, 2000, we granted Mr. Atkins an option to purchase 50,000 shares of our common stock with an exercise price of $0.40 per share. This option was fully vested at the time of grant. On March 27, 2000, we granted Sippl Macdonald Ventures, an entity affiliated with Mr. Sippl, an option to purchase 100,000 shares of our common stock with an exercise price of $0.40 per share. This option vests over two years.

Limitation of Liability and Indemnification Matters

   Our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee consists of Messrs. Atkins and Williamson and Ms. Hoel. No member of the compensation committee serves as an officer or employee. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Compensation

                           Summary Compensation Table

   The following table presents information concerning the compensation during the fiscal year ended April 30, 2000 of our chief executive officer and each of our four other most highly compensated executive officers for fiscal 2000, who we refer to in this prospectus as our named executive officers.

                                     Annual                  Long-Term
                                  Compensation          Compensation Awards
                               ------------------    --------------------------
                                                     Securities
                                                     Underlying    All Other
Name and Principal Positions   Salary($) Bonus($)     Options   Compensation($)
----------------------------   --------- --------    ---------- ---------------
Rowland Archer(1)............. $186,667  $40,083          --          --
 President and Chief Executive
 Officer
Richard Holcomb(2)............  133,750   21,438          --          --
 Chairman
Michael Kelley................  133,333   19,167      375,000         --
 Vice President, Software
  Development
Alexander Plavocos............  159,167   27,333          --          --
 Vice President, Marketing
Thomas Mackey.................  184,167   58,438(3)       --          --
 Vice President, Sales

--------
(1) In October 2000, Mr. Archer was named Chairman of our board of directors.
(2) Mr. Holcomb served as Chairman of our board of directors from July 1995 until October 2000.
(3) Includes sales commissions of $47,605.

                       Option Grants in Last Fiscal Year

                                   Individual Grants
                       ------------------------------------------
                                                                    Potential
                                                                   Realizable
                                                                    Value at
                                                                     Assumed
                                   Percent                        Annual Stock
                                   of Total                           Price
                       Number of   Options                        Appreciation
                       Securities Granted to                       for Option
                       Underlying Employees  Exercise                Term(1)
                        Options   in Fiscal  Price Per Expiration -------------
Name                    Granted    Year(2)   Share($)     Date      5%    10%
----                   ---------- ---------- --------- ---------- ------ ------
Rowland Archer........      --       --          --          --      --     --
Richard Holcomb.......      --       --          --          --      --     --
Michael Kelley........  375,000      8.7%      $0.40   3/27/2010  $      $
Alexander Plavocos....      --       --          --          --      --     --
Thomas Mackey.........      --       --          --          --      --     --

--------
(1) Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock
    from the assumed offering price of $    per share. Actual gains, if any, on
    stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(2) Based on options to purchase an aggregate of 4,323,500 shares of common stock granted to our employees during fiscal 2000.

              Options Exercised and Fiscal Year-End Option Values

   The following table presents information about the shares acquired and the value realized upon the exercise of stock options for fiscal 2000 and the fiscal year-end number and value of unexercised options with respect to the named executive officers.

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                           Shares     Value   Options at April 30, 2000     April 30, 2000(1)
                         Acquired on Realized ------------------------- -------------------------
          Name           Exercise(#)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Rowland Archer..........      --       --           --           --         --           --
Richard Holcomb.........      --       --           --           --         --           --
Michael Kelley..........   50,000      $         34,969      415,031        $            $
Alexander Plavocos......      --       --       242,425      188,536        $            $
Thomas Mackey...........      --       --       444,428      202,014        $            $

--------
(1) There was no public trading market for the common stock as of April 30, 2000. Accordingly, these values have been calculated on the basis of an
    assumed offering price of $    per share, less the applicable exercise
    price per share, multiplied by the number of shares underlying the options.

Employee Benefit Plans

 1995 Stock Award Plan

   Our 1995 Stock Award Plan was adopted by our board of directors in August 1995. A total of 15,000,000 shares of common stock have been reserved for issuance under the 1995 plan. As of October 31, 2000, outstanding options to purchase 9,267,660 shares of common stock with a weighted average exercise price of $0.43 per share were outstanding under the plan, and 942,950 shares had been issued under the plan at a weighted average exercise price of $0.16 per share. The 1995 plan will terminate in August 2005, unless sooner terminated by our board of directors.

   The 1995 plan provides for grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees and grants of nonstatutory options to directors, employees and consultants. The 1995 plan is administered by the compensation committee. The exercise price of incentive stock options must not be less than the fair market value of our common stock on the date of grant. With respect to any option holder who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of our common stock on the date of grant, and the term of the option must not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of common stock, determined as of the date of the option grant, for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000.

   Our board of directors can amend or terminate the 1995 plan at any time, except that stockholder approval is required for some amendments. No amendment or termination can adversely affect the rights, with respect to previous grants, of any option holder without his or her consent. The board of directors can also select the persons to whom options can be granted as well as the number of shares of common stock covered by each award and the terms and conditions, including any vesting schedule, for each award.

   In the event of an acquisition or liquidation of our company, unless the option holder is both offered employment by the acquiring entity and offered options equivalent to the option holder's then-unvested options, then upon the effective date of the transaction, a number of options will vest and become exercisable equal to the number of options that would have become vested through the one-year period following the transaction.

 2000 Employee Stock Purchase Plan

   In October 2000, our board of directors adopted the HAHT Commerce, Inc. 2000 Employee Stock Purchase Plan. Our stockholders approved the purchase plan in
      2000. The purchase plan is intended to qualify as an employee stock
purchase plan under the Internal Revenue Code. A total of     shares of our
common stock are reserved for issuance under the purchase plan.

   The purchase plan will be administered by the compensation committee of our board of directors. Generally, each offering of common stock under the purchase
plan is for a period of six months. Offerings will start on or about     and
    of each year. The first plan offering, however, will begin on the effective date of this offering and end on the last day of the sixth full calendar month following the calendar month in which this offering began. The purchase plan will continue until terminated by the board of directors or until all of the shares reserved for issuance under the purchase plan have been issued.

   Only our full-time employees who have been with us for at least six months can participate in the purchase plan. Payroll deductions must equal at least 1% of the employee's compensation for each pay period and cannot exceed 15% of the employee's compensation for the pay period. No person who owns shares or holds options to purchase, or who as a result of participation in the plan would own shares or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock is entitled to participate in the purchase plan. Once an employee becomes a participant in the purchase plan, he or she will automatically participate in each successive offering until he or she ceases to be a full-time employee or withdraws from the purchase plan.

   On the last day of each offering period, participants purchase shares of our common stock with their accumulated payroll deductions. The purchase price per share generally will be 85% of the lesser of the fair market value of the shares on the beginning or end of the six-month offering period.

   Under the purchase plan, participants may not purchase shares having a fair market value exceeding $25,000, as determined as of the beginning of each offering period, in any calendar year.

   A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. Once a participant withdraws from an offering, however, he or she may not again participate in the same offering.

   In the event of a transfer of control of our company, our board of directors may arrange with the surviving, continuing, successor or purchasing corporation, or the parent of that corporation, to assume our rights and obligations under the purchase plan. Purchase rights that are neither assumed by the acquiring corporation nor exercised as of the transfer of control terminate as of the date of the transfer of control.

   Our board of directors may at any time amend or terminate the purchase plan, except that any termination will not affect purchase rights previously granted under the purchase plan, nor will any amendment make any change in a purchase right previously granted under the purchase plan that would adversely affect the right of any participant. In addition, an amendment to the purchase plan must be approved by our stockholders within 12 months of the adoption of the amendment if required under any applicable law.

 401(k) Retirement Plan

   Effective January 1, 1998, we established a 401(k) retirement plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must be at least 18 years old. A participant can contribute up to 15% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for the year ended December 31, 2000 is $10,500. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. We can make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have not made any contributions to the 401(k) plan on behalf of participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Other Related Parties

 Series E Financing

   In December 1999, we issued 14,465,888 shares of our Series E preferred stock, at a purchase price of $0.929 per share, to a group of private investors in the initial closing of a private placement for an aggregate purchase price of $13,438,810. In January 2000, we issued 2,475,764 shares of our Series E preferred stock, at a purchase price of $0.929 per share, to a group of private investors in a subsequent closing of a private placement for an aggregate purchase price of $2,299,985. In March 2000, we issued 9,892,361 shares of our Series E preferred stock, at a purchase price of $0.929 per share, to a group of private investors in a subsequent closing of a private placement for an aggregate purchase price of $9,190,003. Each outstanding share of Series E preferred stock will convert into one share of common stock immediately prior to the completion of this offering. The following related parties were purchasers of our Series E preferred stock:

                                                       Number of   Aggregate
Name, Relationship                                      Shares   Purchase Price
------------------                                     --------- --------------
An affiliate of CIBC World Markets Corp., a principal
 stockholder.........................................  5,382,132   $5,000,000
James Atkins, a director and principal stockholder...  2,152,854   $2,000,000
Affiliates of Menlo Ventures, a principal stockholder
 affiliated with Ms. Hoel, one of our directors......    856,836   $  796,000
Affiliates of Sippl Macdonald Ventures, a principal
 stockholder affiliated with Mr. Sippl, one of our
 directors...........................................  2,583,425   $2,400,000
Southeast Interactive Technology Fund II, a principal
 stockholder.........................................  2,781,486   $2,584,000
An affiliate of BancAmerica Capital, a principal
 stockholder affiliated with Mr. Williamson, one of
 our directors.......................................    914,963   $  850,000
Adobe Ventures II, L.P., an entity affiliated with
 Mr. Hollenbeck, one of our directors................    454,252   $  422,000

   At the time of the transaction:

  . Ms. Hoel, one of our directors, was a general partner and director of Menlo Ventures and its affiliated funds;

  . Mr. Sippl, one of our directors, was a principal of Sippl Macdonald Ventures and its affiliated funds;

  . Mr. Williamson, one of our directors, was a senior vice president and managing director of NationsBank Capital Investors, now part of BancAmerica Capital; and

  . Mr. Hollenbeck, one of our directors, was an investment manager for Adobe Ventures II, L.P.

 Series D Financing

   In September 1997, we issued 5,962,817 shares of our Series D preferred stock, at a purchase price of $0.80 per share, to a group of private investors in the initial closing of a private placement for an aggregate purchase price of $4,770,254. In December 1997, we issued 11,500,000 shares of our Series D preferred stock, at a purchase price of $0.80 per share, to a group of private investors in a subsequent closing of a private placement for an aggregate purchase price of $9,200,000. In February 1998, we issued 536,180 shares of our Series D preferred stock, at a purchase price of $0.80 per share, to a group of private investors in a subsequent closing of a private placement for an aggregate purchase price of $428,944. Each outstanding share of Series D preferred stock will convert into one share of common stock immediately prior to the completion of this offering. The following related parties were purchasers of our Series D preferred stock:

                                                        Number of   Aggregate
Name, Relationship                                       Shares   Purchase Price
------------------                                      --------- --------------
James D. Atkins, a director and principal
 stockholder..........................................  2,500,000   $2,000,000
Richard Holcomb, a director...........................    625,159   $  500,127
Affiliates of Menlo Ventures, a principal stockholder
 affiliated with Ms. Hoel, one of our directors.......  1,508,722   $1,206,978
An affiliate of Sippl Macdonald Ventures, a principal
 stockholder affiliated with Mr. Sippl, one of our
 directors............................................    257,425   $  205,940
Southeast Interactive Technology Fund II, a principal
 stockholder..........................................    625,000   $  500,000
An affiliate of BancAmerica Capital, a principal
 stockholder affiliated with Mr. Williamson, one of
 our directors........................................  6,250,000   $5,000,000
Adobe Ventures II, L.P., an entity affiliated with Mr.
 Hollenbeck, one of our directors.....................  2,500,000   $2,000,000

   At the time of the transaction:

  . Ms. Hoel, one of our directors, was a general partner and director of Menlo Ventures and its affiliated funds;

  . Mr. Sippl, one of our directors, was a principal of Sippl Macdonald Ventures and its affiliated funds;

  . Mr. Williamson, one of our directors, was a senior vice president and managing director of NationsBank Capital Investors, now part of BancAmerica Capital; and

  . Mr. Hollenbeck, one of our directors, was an investment manager for Adobe Ventures II, L.P.

   Prior to the Series D financing, in July 1997, we borrowed $386,124 from various parties as a bridge loan bearing interest at a rate of 6.07% per year. In August 1997, we borrowed $351,000 from various parties as an additional bridge loan bearing interest at a rate of 5.72% per year. The principal and interest on these bridge loans was converted into shares of our Series D preferred stock at a conversion price of $0.80 in September 1997. The following related parties made loans to us:

                                                                   Principal
Name, Relationship                                              Amount Borrowed
------------------                                              ---------------
Entities affiliated with Menlo Ventures, a principal
 stockholder and entity affiliated with one of our directors...    $321,168
Richard Holcomb, a director....................................    $133,000

   At the time of the transaction, Ms. Hoel, one of our directors, was a general partner and director of Menlo Ventures and its affiliated funds.

 Series C-1 Financing

   In September 1997, in connection with the Series D Financing, we exchanged 1,361,708 shares of Series C preferred stock for 4,289,382 shares of Series C-1 preferred stock at an exchange ratio of 1 to 3.15. Only those holders of Series C preferred stock who also participated in the Series D Financing were eligible for the exchange. Each outstanding share of Series C-1 preferred stock will convert into one share of common stock immediately prior to the completion of this offering. The following related parties participated in the share exchange:

                                                                   Number of
                                                   Number of         Series
Name, Relationship                             Series C Exchanged C-1 Received
------------------                             ------------------ ------------
Affiliates of Menlo Ventures, a principal
 stockholder affiliated with Ms. Hoel, one of
 our directors...............................      1,073,576       3,381,764
Affiliates of Sippl Macdonald Ventures, a
 principal stockholder affiliated with Mr.
 Sippl, one of our directors.................         90,362         284,639

   At the time of the transaction:

  . Ms. Hoel, one of our directors, was a general partner and director of Menlo Ventures and its affiliated funds; and

  . Mr. Sippl, one of our directors, was a principal of Sippl Macdonald Ventures and its affiliated funds.

 Option to Purchase Common Stock Agreement

   On August 17, 1997, we entered into an Option to Purchase Common Stock Agreement with James Hebert, one of our former executive officers. Under the terms of this agreement, we were granted the right to purchase up to 1,365,525 shares of our common stock from Mr. Hebert at a purchase price of $0.40 per share at any time prior to August 17, 2007. Mr. Hebert also granted us an irrevocable proxy with respect to the voting of these shares. We assigned our rights and obligations under this agreement to various parties in connection with our Series C-1 and Series D financings. The following related parties received assignments of these options:

                                                                    Number of
                                                                      Shares
                                                                    Subject to
                                                                     Assigned
Name, Relationship                                                    Option
------------------                                                  ----------
Rowland Archer, an executive officer and director..................  455,208
Richard Holcomb, a director........................................  151,736
An affiliate of Sippl Macdonald Ventures, a principal stockholder affiliated with one of our directors..............................  157,617

   At the time of the transaction, Mr. Sippl, one of our directors, was a principal of Sippl Macdonald Ventures and its affiliated funds. In June of 2000, Sippl Macdonald Ventures I, L.P. exercised its option to purchase 157,617 shares of our common stock from Mr. Hebert at an exercise price per share of $0.40, for an aggregate exercise price of $63,046.80.

 Employment Agreements

   We have entered into an employment agreement with Alexander Plavocos, our Vice President, Marketing. Mr. Plavocos' agreement provides for four months' salary and continuation of benefits during this four-month period in the event of his termination. In addition, if his employment is terminated within 12 months of a change of control of our company, an additional 25% of the total number of shares subject to the stock options granted to him will vest. Under this agreement, a change of control includes any merger or acquisition in which a majority of our equity securities change ownership.

   We have entered into an employment agreement with Thomas Mackey, our Vice President, Sales. Mr. Mackey's agreement provides for six months' salary and continuation of benefits for this six-month period in the event of his termination. In addition, if his employment is terminated within 12 months of a change of control of our company, an additional 25% of the total number of shares subject to the stock options granted to him will vest. Under this agreement, a change of control includes any merger or acquisition in which a majority of our equity securities change ownership.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth as of October 31, 2000 the number of shares of common stock and the percentage of outstanding shares of common stock that are beneficially owned by:

  .  each named executive officer;

  .  each of our directors;

  .  all of our current directors and executive officers as a group; and

  . each other person that is the beneficial owner of more than 5% of our common stock.

   Beneficial ownership includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options and warrants that are presently exercisable or exercisable within 60 days of October 31, 2000 are deemed to be outstanding and beneficially owned by the person holding the option or warrant for the purpose of computing the percentage of ownership of that person, but they are not deemed outstanding for the purpose of computing the percentage of any other person. Percentage ownership is based on 66,603,612 shares of common stock
outstanding on October 31, 2000, and     shares of common stock outstanding
upon completion of this offering. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to his or her shares and the address for each of the persons listed below as beneficially owning more than 5% of our outstanding capital stock is 400 Newton Road, Raleigh, North Carolina 27615.

                                                                 Percent
                                               Number of    Beneficially Owned
                                                 Shares    --------------------
                                              Beneficially  Before     After
Name and Address of Beneficial Owner             Owned     Offering Offering(1)
------------------------------------          ------------ -------- -----------
Named Executive Officers and Directors
  Rowland Archer(2)..........................   3,305,208     5.0%
  Alexander Plavocos(3)......................     260,383       *         *
  Thomas Mackey(4)...........................     228,950       *         *
  Michael Kelley(5)..........................     101,573       *         *
  James Atkins(6)............................   4,427,854     6.6
  Sonja Hoel(7)..............................   6,760,849    10.2
  Richard Holcomb(8).........................   2,831,894     4.3
  Christopher Hollenbeck(9)..................   2,954,252     4.4
  Paul J. Rizzo(10)..........................   2,152,853     3.2
  Roger Sippl(11)............................   3,948,368     5.9
  Douglas Williamson(12).....................   7,164,963    10.8
  All directors and executive officers as a
   group (13 persons)(13)....................  34,536,520    51.2
Other Beneficial Owners of More Than 5% of
 our Common Stock
Entities affiliated with BancAmerica
 Capital(12).................................   7,164,963    10.8
 901 Main Street, 22nd Floor
 Dallas, TX 75202
Entities affiliated with Menlo Ventures(7)...   6,760,849    10.2
 3000 Sand Hill Road
 Building 4, Suite 100
 Menlo Park, CA 94025
Entities affiliated with CIBC World Markets
 Corp.(14)...................................   5,382,132     8.1
 BCE Place, 8th Floor
 Toronto, Ontario, Canada M5J 2S8

                                                                 Percent
                                               Number of    Beneficially Owned
                                                 Shares    --------------------
                                              Beneficially  Before     After
Name and Address of Beneficial Owner             Owned     Offering Offering(1)
------------------------------------          ------------ -------- -----------
Entities affiliated with Sippl Macdonald       3,948,368     5.9
 Ventures(11)................................
 1422 El Camino Real
 Menlo Park, CA 94025
Southeast Interactive Technology Fund II.....  3,406,486     5.1
 630 Davis Drive, Suite 220
 Morrisville, NC 27560

--------
  * Indicates beneficial ownership of less than one percent.
 (1) Assumes no exercise of the underwriter's over-allotment option. If the underwriter's over-allotment option is exercised in full, we will sell an
     additional    shares of common stock, and    shares of our common stock
     will be outstanding after the completion of the offering.
 (2) Includes 455,208 shares Mr. Archer has the right to acquire from one of our stockholders pursuant to an outstanding option exercisable within 60 days.
 (3) Includes 260,383 shares Mr. Plavocos has the right to acquire pursuant to outstanding options exercisable within 60 days, all of which will have vested.
 (4) Includes 228,950 shares Mr. Mackey has the right to acquire pursuant to outstanding options exercisable within 60 days, all of which will have vested.
 (5) Includes 9,573 shares Mr. Kelley has the right to acquire pursuant to outstanding options exercisable within 60 days, all of which will have vested.
 (6) Includes 50,000 shares Mr. Atkins has the right to acquire pursuant to outstanding options exercisable within 60 days, all of which will have vested.
 (7) Includes 100,247 shares held by Menlo Entrepreneurs Fund VI, L.P. and 6,660,602 shares held by Menlo Ventures VI, L.P. MV Management VI, L.P. is a general partner of Menlo Entrepreneurs Fund VI, L.P. and Menlo Ventures VI, L.P. and Ms. Hoel is a general partner of MV Management VI, L.P. Ms. Hoel disclaims beneficial ownership of the shares held by Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P., except to the extent of her proportionate pecuniary interests therein, but exercises shared voting and investment power with respect to these shares.
 (8) Includes 151,736 shares Mr. Holcomb has the right to acquire from one of our stockholders pursuant to an outstanding option exercisable within 60 days.
 (9) Includes 2,954,252 shares held by Adobe Ventures II, L.P. H&Q Adobe Ventures Management II Co. LLC is the general partner of Adobe Ventures II, L.P. and Mr. Hollenbeck is a manager of H&Q Adobe Ventures Management II Co. LLC. Mr. Hollenbeck disclaims beneficial ownership of the shares held by Adobe Ventures II, L.P., except to the extent of his pecuniary interests therein.
(10) Includes 2,152,853 shares held by HAHT Partners LLC. Mr. Rizzo is a member of HAHT Partners LLC and a stockholder of Franklin Street Partners Inc., a member of HAHT Partners LLC. Mr. Rizzo is also a member of FSP Investors LLC, the managing member of HAHT Partners LLC, which exercises voting and investment power with respect to these shares. Mr. Rizzo disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein, but exercises shared voting and investment power with respect to these shares as a member of FSP Investors LLC.
(11) Includes 1,364,943 shares held by Sippl Macdonald Ventures I, L.P., 430,571 shares held by Sippl Macdonald Ventures II, L.P. and 538,214 shares held by Sippl Macdonald Ventures III, L.P. Mr. Sippl is a general partner of Sippl Macdonald Ventures I, L.P. Mr. Sippl is also the managing member of Sippl Investments LLC, which is the managing member of Sippl Macdonald Management LLC, the general partner of Sippl Macdonald Ventures II, L.P., and the managing member of Sippl Macdonald Management III LLC, the general partner of Sippl Macdonald Ventures III, L.P. Mr. Sippl disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises shared voting and investment power with respect to these shares. Also includes 1,614,640 shares held by Sippl Investments LLC. As the managing member of Sippl Investments LLC, Mr. Sippl exercises sole voting and investment power with respect to these shares.

(12) Includes 6,250,000 shares held by BA Capital Company, L.P. Mr. Williamson is a member of BA Equity Management GP, LLC, which exercises voting and investment power with respect to these shares. Also includes 914,963 shares held by BANCAMERICA Capital Investors SBIC I, L.P. Mr. Williamson is a member of BACM I GP, LLC, which exercises voting and investment power with respect to these shares.
(13) Includes 1,505,223 shares subject to options exercisable within 60 days, including 606,944 shares subject to options to purchase shares from one of our stockholders.
(14) Includes 1,345,533 shares held by CIBC Employee Private Equity Fund Partners and 4,036,599 shares held by CIBC WMV Inc.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our certificate of incorporation will
authorize the issuance of      shares of common stock, $0.001 par value per
share, and      shares of preferred stock, $0.001 par value per share.
Immediately prior to this offering, 66,603,612 shares of common stock and no shares of preferred stock will be issued and outstanding. After this offering shares of common stock will be outstanding if the underwriters do not
exercise their over-allotment option in full and     shares of common stock
will be outstanding if the underwriters exercise their over-allotment option in full.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Holders of common stock will be entitled to receive dividends, if any, declared from time to time by our board of directors out of funds legally available for dividends. If we are liquidated, dissolved or wound-up, holders of common stock will share proportionately in all assets available for distribution. However, dividend and distribution rights of holders of common stock will be subject to the rights of any holders of any series of preferred stock as described below. The holders of common stock have no preemptive or conversion rights. The common stock does not have cumulative voting rights. As a result, the holders of more than half of the shares of common stock voting for the election of directors can elect all directors being elected at that time. All shares of common stock outstanding immediately following the offering will be fully paid and will not be subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   After this offering, no shares of preferred stock will be outstanding. Our board of directors is authorized, without further stockholder action, to issue
up to      shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and various other rights and preferences, of the preferred stock. Although there is no current intention to do so, our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or divided rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control.

Warrants

   As of October 31, 2000, there were warrants outstanding to purchase 248,022 shares of preferred stock convertible into 248,022 shares of common stock that will expire if not exercised prior to the effectiveness of this offering. There
were warrants outstanding to purchase      shares of preferred stock
convertible into      shares of common stock that are not required to be
exercised in connection with and will not expire upon the completion of this
offering, assuming an initial public offering price of $   per share.

Registration Rights

   We are party to a registration rights agreement dated December 21, 1999, as amended March 6, 2000, with stockholders who held, as of October 31, 2000, an aggregate of 54,283,040 shares of common stock. In addition, we have granted
the holders of warrants to purchase     shares of our common stock, assuming an
initial public offering price of $    per share, rights to include those shares
in future registrations. Pursuant to a lock-up agreement with the underwriters, these stockholders and warrantholders may not exercise any of their rights under this agreement for a period of 180 days following this offering. This registration rights agreement provides the following rights to these holders:

     1. The right to demand that their shares of common stock be registered under the Securities Act of 1933, as amended, in a manner similar to the registration of the shares that are offered by this prospectus.

  Any combination of holders holding at least 30% of the shares of common stock included in the registration rights agreement may initiate up to two registrations. Each registration must include common stock with a fair market value in excess of $5,000,000.

     2. The right to demand that their shares of common stock be registered under the Securities Act on Form S-3 or equivalent registration statement once we are eligible for that form or equivalent registration statement. We expect to be eligible for that form or equivalent registration statement one year after this offering. Any holder that is a party to the registration rights agreement may initiate these registrations. However, only two registrations must be made within any 12-month period and each registration must include common stock with a fair market value in excess of $750,000.

     3. The right to have their shares of common stock included in any registration of common stock that we file under the Securities Act, other than those effected on Forms S-4 or S-8, subject to underwriter cutbacks in the event of over subscription and only to the extent that inclusion will not diminish the number of securities included by us.

   We are required to bear all customary registration expenses including registration and filing fees, exchange listing fees, printing expenses, fees and expenses of our counsel, and expenses of one counsel to the holders of the common stock being registered. The holders of the common stock being registered must pay all underwriting discounts, selling commissions and fees customarily allocable to each holder registering shares.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions; Anti-Takeover Effects

 Delaware Corporate Law

   The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage various takeover practices by impeding the ability of a hostile acquirer to engage in various transactions with the target company.

   In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of Delaware corporation, referred to as an interested stockholder, may not consummate a merger or other business combination transaction with the corporation at any time during the three-year period following the date that person became an interested stockholder. The term business combination is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

   The statute exempts the following transactions from the requirements of
Section 203:

  . any business combination if, prior to the date a person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by various employee stock plans; and

  . any business combination with an interested stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder.

   A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, our board of directors does not intend to propose this type of amendment.

 Certificate of Incorporation and Bylaws

   Effective upon the completion of this offering, our certificate of incorporation and bylaws will provide:

  .  for the authorization of the board of directors to issue, without
     further action by the stockholders, up to      shares of preferred stock
     in one or more series and to fix the rights, preferences, privileges and restrictions of these shares;

  . that special meetings of our stockholders may be called only by a majority of the members of the board of directors;

  .  that our stockholders may not take action by written consent;

  . that stockholders must give advance notice of stockholder proposals and director nominations;

  .  for a classified board of directors; and

  . that vacancies on the board of directors, including newly created directorships, can be filled only by a majority of the directors then in office.

   These provisions in our certificate of incorporation and bylaws are intended to enhance continuity and stability in the composition of, and the policies formulated by, the board of directors. In addition, they are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are also designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions may also have the effect of preventing changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon completion of this offering and assuming no exercise of stock options
or warrants after October 31, 2000, there will be an aggregate of     shares of
our common stock outstanding. The     shares offered by this prospectus, or
shares if the underwriters' option is exercised in full, will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended, unless purchased by our affiliates as that term is defined in
Rule 144 under the Securities Act. The remaining     shares outstanding upon
completion of the offering will be restricted securities within the meaning of Rule 144 under the Securities Act, and are subject to restrictions under the Securities Act.

   Our directors, officers and holders of substantially all of our common stock have agreed not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock for a period of 180 days from the date of the final prospectus relating to this offering without the prior written consent of Salomon Smith Barney Inc. In addition, during the 180-day period, we have agreed not to file any registration statement with respect to our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Salomon Smith Barney Inc.

   In general, under Rule 144, a person, or persons whose shares are required to be aggregated, who owns shares that were purchased from us or any of our affiliates at least one year previously, is entitled to sell in brokers transactions or to market makers, within any three-month period commencing 90 days after the date of this prospectus, the number of shares of common stock that does not exceed the greater of:

 . one percent of the number of then outstanding shares, approximately shares immediately after the offering; or

 . the average weekly reported trading volume during the four calendar weeks preceding the date on which the required notice of sale is filed with the SEC.

   Sales under Rule 144 are generally subject to the availability of current public information about us. Any person, or persons whose shares are aggregated, who owns shares that were purchased from us or any of our affiliates at least two years previously and who has not been an affiliate of ours at any time during the 90 days preceding the sale, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations or manner of sale, public information or notice requirements of Rule 144.

   Any of our employees, officers, directors or consultants who have purchased or were awarded shares or options to purchase shares pursuant to a written compensatory plan or contract are entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell these shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus, but subject to their lock-up agreements. In addition, non-affiliates may sell these shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available for our option holders as to all shares issued pursuant to the exercise of options granted prior to this offering.

   After the offering, we intend to file a registration statement on Form S-8 to register all of the shares of common stock reserved for issuance under our stock plans. Accordingly, after the 180-day period starting on the date of the
final prospectus relating to this offering,     shares issued under those plans
will be freely tradeable by holders who are not our affiliates and, subject to the volume and other limitations of Rule 144, by holders who are our affiliates.

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is a person other than:

  . a citizen or individual resident of the United States for U.S. federal income tax purposes;

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust, in general, if it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

   This discussion does not consider:

  .  other federal, state, local or non-U.S. tax consequences;

  . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

  . the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

  . any special tax rules that may apply to certain non-U.S. holders, including banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

  . special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," or "conversion transaction," or any similar or hybrid financial instrument.

   The following is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   In the event that dividends are paid on the shares of common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim such treaty benefits.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a "permanent establishment", or, in the case of an individual, a "fixed base", in the United States, as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or a lower rate as may be provided by an applicable income tax treaty.

   Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

  . a non-U.S. holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

  . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

  .  look-through rules will apply for tiered partnerships.

   A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or, if a tax treaty applies, is attributable to a permanent establishment in the United States maintained by the non-U.S. holder, which gain, in the case of a corporate non-U.S. holder, must also be taken into account for branch profits tax purposes;

  . the non-U.S. holder is an individual who holds his or her common stock as a capital asset, which is generally an asset held for investment purposes, and is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met;

  . the non-U.S. holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

   We believe we have not been and are not currently, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

   Under specified circumstances, U.S. Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to January 1, 2001 to an address outside the United States. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payment of the proceeds of a disposition of common stock of a non-U.S. holder:

  . to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or establishes another exemption;

  . to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the broker is a U.S. person or a "U.S. related person";

  . to or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person", information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary.

   For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income for certain periods is derived from the conduct of a U.S. trade or business; or

  . effective after December 31, 2000, a foreign partnership if, at any time during its taxable year:

     --at least 50% of the capital or profits interest in the partnership is owned by U.S. persons; or

     --the partnership is engaged in a U.S. trade or business.

   Effective after December 31, 2000, backup withholding generally will not apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless the broker has actual knowledge that the holder is a U.S. person.

   Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder will be credited against the holder's U.S. federal income tax liability, if any, and may entitle the non-U.S. holder to a refund provided that the required information is furnished to the IRS.

Estate Tax

   An individual non-U.S. holder who owns common stock at the time of his or her death or has made certain lifetime transfers of an interest in common stock will be required to include the value of that common stock in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

   Salomon Smith Barney Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                       Number
        Underwriter                                                   of Shares
        -----------                                                   ---------
   Salomon Smith Barney Inc..........................................
   CIBC World Markets Corp...........................................
   U.S. Bancorp Piper Jaffray Inc....................................
                                                                        ----
     Total...........................................................
                                                                        ====

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession
not to exceed $   per share. The underwriters may allow, and dealers may
reallow, a concession not to exceed $   per share on sales to other dealers. If
all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial commitment.

   We, our officers and directors and our holders of substantially all of our common stock have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   At our request, the underwriters have reserved up to  % of the shares of
common stock for sale, or     shares, at the initial public offering price to
persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against various liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public marker after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

   We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "HAHT."

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................   $        $
   Total......................................................   $        $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares thorough the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been competed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that the total expenses of this offering will be $  .

   Affiliates of CIBC World Markets Corp., a representative of the underwriters, hold shares of our preferred stock purchased in our Series E preferred stock financing round. The representatives might, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   A prospectus in electronic format might be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed on for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Cravath, Swaine & Moore, New York, New York, will pass upon legal matters in connection with this offering for the underwriters. Attorneys of Wyrick Robbins Yates & Ponton LLP beneficially own 21,528 shares of our common stock through an investment partnership.

                                    EXPERTS

   The financial statements as of April 30, 1999 and 2000 and for each of the three years in the period ended April 30, 2000, included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form S-1.

   You may read and copy our registration statement and any contract, agreement or other document filed as an exhibit to our registration statement or any other information from our filings at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, http://www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the Commission. Upon approval of our common stock for quotation on the Nasdaq National Market, these reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W., Washington, D.C. 20006.

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                              HAHT COMMERCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page(s)
                                                                       -------
Report of Independent Accountants.....................................   F-2

Consolidated Balance Sheets at April 30, 1999 and 2000 and July 31,
 2000.................................................................   F-3

Consolidated Statements of Operations for the years ended April 30,
 1998, 1999 and 2000 and the three months ended July 31, 1999 and
 2000.................................................................   F-4

Consolidated Statements of Stockholders' Deficit for the years ended
 April 30, 1998, 1999 and 2000 and the three months ended July 31,
 2000.................................................................   F-5

Consolidated Statements of Cash Flows for the years ended April 30,
 1998, 1999 and 2000 and the three months ended July 31, 1999 and
 2000.................................................................   F-6

Notes to Consolidated Financial Statements............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and
Stockholders of HAHT Commerce, Inc.
(formerly HAHT Software, Inc.)

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of HAHT Commerce, Inc. (formerly HAHT Software, Inc.) and its wholly owned subsidiaries at April 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
July 24, 2000

                              HAHT COMMERCE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  April 30,                          Pro Forma
                          --------------------------    July 31,      July 31,
                              1999          2000          2000          2000
                          ------------  ------------  ------------  ------------
                                                      (unaudited)   (unaudited)
                                                                      (Note 1)
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $  4,608,446  $ 14,102,567  $ 12,372,268  $ 12,372,268
 Short-term
  investments--held to
  maturity..............       796,690     2,014,118           --            --
 Accounts receivable,
  net of allowances of
  $159,838, $490,000 and
  $641,972,
  respectively..........     1,711,648     2,960,945     3,408,463     3,408,463
 Prepaid expenses and
  other current assets..       213,165       375,977       462,790       462,790
                          ------------  ------------  ------------  ------------
 Total current assets...     7,329,949    19,453,607    16,243,521    16,243,521
Property and equipment,
 net....................       583,906       846,831       935,151       935,151
Other assets............       163,871       558,197       871,673       871,673
                          ------------  ------------  ------------  ------------
 Total assets...........  $  8,077,726  $ 20,858,635  $ 18,050,345  $ 18,050,345
                          ============  ============  ============  ============
    LIABILITIES AND
 STOCKHOLDERS' (DEFICIT)
         EQUITY
Current liabilities:
 Accounts payable and
  accrued expenses......  $  1,809,465  $  3,987,962  $  4,626,677  $  4,626,677
 Deferred revenue.......     1,126,462     2,411,387     3,345,037     3,345,037
 Current portion of
  capital lease
  obligation............         6,444         2,745         2,768         2,768
 Line of credit.........     1,000,000           --            --            --
 Current portion of
  notes payable.........       105,630        29,348        12,304        12,304
                          ------------  ------------  ------------  ------------
 Total current
  liabilities...........     4,048,001     6,431,442     7,986,786     7,986,786
                          ------------  ------------  ------------  ------------
Capital lease
 obligation, less
 current portion........         4,368         1,623         1,383         1,383
Notes payable, less
 current portion........        34,319        19,243        16,001        16,001
Mandatorily redeemable
 convertible preferred
 stock in series, no par
 value as of April 30,
 1999 and 2000, $0.001
 par value as of July
 31, 2000; 29,297,356,
 56,955,940 and
 56,955,940 shares
 authorized as of April
 30, 1999 and 2000 and
 July 31, 2000,
 respectively;
 27,223,927 shares
 issued and outstanding
 as of April 30, 1999,
 54,283,040 shares
 issued and outstanding
 as of April 30, 2000
 and July 31, 2000, none
 issued and outstanding
 pro forma; liquidation
 value of $21,440,320 as
 of April 30, 1999,
 $71,419,966 as of April
 30, 2000 and July 31,
 2000...................    20,951,631    44,811,674    44,883,578           --
Stockholders' (deficit)
 equity:
 Series A convertible
  preferred stock, no
  par value as of April
  30, 1999 and 2000,
  $0.001 par value as of
  July 31, 2000;
  1,000,000 shares
  authorized, issued and
  outstanding as of
  April 30, 1999 and
  2000 and July 31,
  2000, none issued and
  outstanding pro
  forma.................       200,000       200,000         1,000           --
 Common stock, no par
  value as of April 30,
  1999 and 2000, $0.001
  par value as of July
  31, 2000; 70,000,000,
  84,000,000 and
  84,000,000 shares
  authorized as of April
  30, 1999 and 2000 and
  July 31, 2000,
  respectively;
  9,943,586, 10,615,545
  and 10,736,979 shares
  issued and outstanding
  as of April 30, 1999
  and 2000 and July 31,
  2000, respectively,
  66,020,019 shares
  issued and outstanding
  pro forma.............       182,092       262,817        10,737        66,020
 Additional paid-in
  capital...............       759,279       941,294     1,589,957    46,419,252
 Deferred compensation..       (68,155)       (5,998)     (181,852)     (181,852)
 Accumulated other
  comprehensive loss....        (3,676)       (3,359)       (3,305)       (3,305)
 Accumulated deficit....   (18,030,133)  (31,800,101)  (36,253,940)  (36,253,940)
                          ------------  ------------  ------------  ------------
 Total stockholders'
  (deficit) equity......   (16,960,593)  (30,405,347)  (34,837,403)   10,046,175
                          ------------  ------------  ------------  ------------
 Total liabilities and
  stockholders'
  (deficit) equity......  $  8,077,726  $ 20,858,635  $ 18,050,345  $ 18,050,345
                          ============  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                              HAHT COMMERCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Three Months Ended July
                                  Year Ended April 30,                      31,
                          --------------------------------------  ------------------------
                             1998         1999          2000         1999         2000
                          -----------  -----------  ------------  -----------  -----------
                                                                        (unaudited)
Revenues:
  Software..............  $ 2,786,728  $ 3,967,743  $  3,999,951  $ 1,165,860  $ 1,486,492
  Services..............    1,302,522    3,473,320     6,718,417    2,104,997    2,405,477
                          -----------  -----------  ------------  -----------  -----------
    Total revenues......    4,089,250    7,441,063    10,718,368    3,270,857    3,891,969
                          -----------  -----------  ------------  -----------  -----------
Cost of revenues:
  Software..............      312,375      325,299       474,370      162,894      178,222
  Services..............      895,187    2,369,252     4,546,472    1,502,912    1,431,643
                          -----------  -----------  ------------  -----------  -----------
    Total cost of
     revenues...........    1,207,562    2,694,551     5,020,842    1,665,806    1,609,865
                          -----------  -----------  ------------  -----------  -----------
    Gross profit........    2,881,688    4,746,512     5,697,526    1,605,051    2,282,104
                          -----------  -----------  ------------  -----------  -----------
Operating expenses:
  Sales and marketing...    3,887,894    6,175,817    12,324,343    2,603,851    4,130,521
  Research and
   development..........    1,967,498    3,018,068     4,096,660      809,928    1,926,638
  General and
   administrative.......    1,452,511    2,026,113     2,997,885      596,346      878,478
                          -----------  -----------  ------------  -----------  -----------
    Total operating
     expenses...........    7,307,903   11,219,998    19,418,888    4,010,125    6,935,637
                          -----------  -----------  ------------  -----------  -----------
    Operating loss......   (4,426,215)  (6,473,486)  (13,721,362)  (2,405,074)  (4,653,533)
Interest income.........      248,808      404,176       283,262       49,336      216,089
Interest expense........     (104,289)     (83,465)     (331,868)     (37,007)     (16,395)
                          -----------  -----------  ------------  -----------  -----------
    Loss before income
     taxes..............   (4,281,696)  (6,152,775)  (13,769,968)  (2,392,745)  (4,453,839)
Provision for income
 taxes..................       20,000          --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
    Net loss............   (4,301,696)  (6,152,775)  (13,769,968)  (2,392,745)  (4,453,839)
Accretion of mandatorily
 redeemable preferred
 shares.................          --           --        (23,919)         --       (71,904)
                          -----------  -----------  ------------  -----------  -----------
    Net loss
     attributable to
     common
     stockholders.......  $(4,301,696) $(6,152,775) $(13,793,887) $(2,392,745) $(4,525,743)
                          ===========  ===========  ============  ===========  ===========
Net loss per common
 share--basic and
 diluted................  $     (0.44) $     (0.62) $      (1.36) $     (0.24) $     (0.42)
Weighted average common
 shares outstanding--
 basic and diluted......    9,872,973    9,887,481    10,172,994    9,962,276   10,668,223
Pro forma net loss per
 common share--basic and
 diluted (unaudited)....                            $      (0.30)              $     (0.07)
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted (unaudited)....                              45,179,406                65,951,263

   The accompanying notes are an integral part of these financial statements.

                              HAHT COMMERCE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                       Series A                                                        Accumulated
                    Preferred Stock        Common Stock      Additional                   Other                       Total
                  -------------------  --------------------   Paid-in      Deferred   Comprehensive Accumulated   Stockholders'
                   Shares    Amount      Shares    Amount     Capital    Compensation     Loss        Deficit        Deficit
                  --------- ---------  ---------- ---------  ----------  ------------ ------------- ------------  -------------
Balance at April
 30, 1997........ 1,000,000 $ 200,000   9,872,100 $ 175,896  $  765,021   $(285,004)     $   --     $ (7,575,662) $ (6,719,749)
 Exercise of
  stock options..       --        --        6,250     3,125         --          --           --              --          3,125
 Forfeiture of
  stock options
  and related
  deferred
  compensation...       --        --          --        --       (5,742)      5,742          --              --            --
 Amortization of
  deferred
  compensation...       --        --          --        --          --      110,000          --              --        110,000
 Net loss........       --        --          --        --          --          --           --       (4,301,696)   (4,301,696)
                  --------- ---------  ---------- ---------  ----------   ---------      -------    ------------  ------------
Balance at April
 30, 1998........ 1,000,000   200,000   9,878,350   179,021     759,279    (169,262)         --      (11,877,358)  (10,908,320)
 Exercise of
  stock options..       --        --       65,236     3,071         --          --           --              --          3,071
 Amortization of
  deferred
  compensation...       --        --          --        --          --      101,107          --              --        101,107
 Net loss .......       --        --          --        --          --          --           --       (6,152,775)   (6,152,775)
 Other
  comprehensive
  loss--foreign
  currency
  translation
  adjustment.....       --        --          --        --          --          --        (3,676)            --         (3,676)
                  --------- ---------  ---------- ---------  ----------   ---------      -------    ------------  ------------
Balance at April
 30, 1999........ 1,000,000   200,000   9,943,586   182,092     759,279     (68,155)      (3,676)    (18,030,133)  (16,960,593)
 Exercise of
  stock options..       --        --      671,959    80,725         --          --           --              --         80,725
 Deferred
  compensation
  relating to
  grant of stock
  options........       --        --          --        --       34,551     (34,551)         --              --            --
 Amortization of
  deferred
  compensation...       --        --          --        --          --       96,708          --              --         96,708
 Warrants to
  purchase Series
  E preferred
  stock issued in
  connection with
  debt...........       --        --          --        --      100,000         --           --              --        100,000
 Warrants to
  purchase Series
  E preferred
  stock issued in
  connection with
  services.......       --        --          --        --       71,383         --           --              --         71,383
 Accretion of
  Series E
  preferred stock
  to redemption
  value..........       --        --          --        --      (23,919)        --           --              --        (23,919)
 Net loss........       --        --          --        --          --          --           --      (13,769,968)  (13,769,968)
 Other
  comprehensive
  income--foreign
  currency
  translation
  adjustment.....       --        --          --        --          --          --           317             --            317
                  --------- ---------  ---------- ---------  ----------   ---------      -------    ------------  ------------
Balance at April
 30, 2000........ 1,000,000   200,000  10,615,545   262,817     941,294      (5,998)      (3,359)    (31,800,101)  (30,405,347)
 Adjustment to
  reflect change
  in par value...       --   (199,000)        --   (281,961)    480,961         --           --              --            --
 Exercise of
  stock options..       --        --      121,434    29,881         --          --           --              --         29,881
 Deferred
  compensation
  relating to
  grant of stock
  options........       --        --          --        --      186,250    (186,250)         --              --            --
 Expense relating
  to the grant of
  stock options
  to
  consultants....       --        --          --        --       53,356         --           --              --         53,356
 Amortization of
  deferred
  compensation...       --        --          --        --          --       10,396          --              --         10,396
 Accretion of
  Series E
  preferred stock
  to redemption
  value..........       --        --          --        --      (71,904)        --           --              --        (71,904)
 Net loss........       --        --          --        --          --          --           --       (4,453,839)   (4,453,839)
 Other
  comprehensive
  income--foreign
  currency
  translation
  adjustment.....       --        --          --        --          --          --            54             --             54
                  --------- ---------  ---------- ---------  ----------   ---------      -------    ------------  ------------
Balance at July
 31, 2000
 (unaudited)..... 1,000,000 $   1,000  10,736,979 $  10,737  $1,589,957   $(181,852)     $(3,305)   $(36,253,940) $(34,837,403)
                  ========= =========  ========== =========  ==========   =========      =======    ============  ============

   The accompanying notes are an integral part of these financial statements.

                              HAHT COMMERCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Three Months Ended July
                                 Year Ended April 30,                      31,
                         --------------------------------------  ------------------------
                            1998         1999          2000         1999         2000
                         -----------  -----------  ------------  -----------  -----------
                                                                       (unaudited)
Cash flows from
 operating activities:
 Net loss............... $(4,301,696) $(6,152,775) $(13,769,968) $(2,392,745) $(4,453,839)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Amortization of
  deferred
  compensation..........     110,000      101,107        96,708       36,428       10,396
 Expense relating to
  the grant of stock
  options to
  consultants...........         --           --            --           --        53,356
 Bad debt expense.......      26,763      132,811       402,821          --       154,000
 Depreciation and
  amortization..........     339,173      359,976       433,887      114,745      118,799
 Amortization of non-
  cash deferred loan
  costs.................         --           --        100,000          --           --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...    (737,829)    (575,428)   (1,652,118)    (750,689)    (601,518)
  Prepaid expenses and
   other assets.........     (13,634)    (285,770)     (557,138)     (94,386)    (250,789)
  Accounts payable and
   accrued expenses.....      45,697      923,139     2,178,497      111,765      638,715
  Deferred revenue......     214,293      595,808     1,284,925     (157,888)     933,650
                         -----------  -----------  ------------  -----------  -----------
   Net cash used in
    operating
    activities..........  (4,317,233)  (4,901,132)  (11,482,386)  (3,132,770)  (3,397,230)
                         -----------  -----------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........    (184,551)    (390,940)     (696,812)     (81,456)    (207,119)
 Maturities (purchases)
  of short-term
  investments...........  (3,011,815)   2,215,125    (1,217,428)      (9,167)   2,014,118
 Advances to
  distributor...........         --           --            --           --      (149,500)
                         -----------  -----------  ------------  -----------  -----------
   Net cash (used in)
    provided by
    investing
    activities..........  (3,196,366)   1,824,185    (1,914,240)     (90,623)   1,657,499
                         -----------  -----------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Payment on capital
  lease obligation......      (6,609)      (9,109)       (6,444)      (2,552)        (217)
 Proceeds from issuance
  of notes payable......     737,123       50,557           --           --           --
 Payments of principal
  on notes payable......     (82,066)     (97,059)      (91,358)         --           --
 Payments on line of
  credit................         --           --     (1,458,470)     (28,618)     (20,286)
 Net proceeds from line
  of credit.............     271,823      250,677       458,470          --           --
 Proceeds from sale of
  redeemable convertible
  preferred stock, net
  of issuance costs of
  $116,265 and
  $1,301,699 as of April
  30, 1998 and 2000,
  respectively..........  13,540,506          --     23,698,482          --           --
 Proceeds from exercise
  of warrants to
  purchase redeemable
  convertible preferred
  stock.................         --           --        209,025          --           --
 Exercise of stock
  options...............       3,125        3,071        80,725        9,546       29,881
                         -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities..........  14,463,902      198,137    22,890,430      (21,624)       9,378
                         -----------  -----------  ------------  -----------  -----------
   Effect of exchange
    rates on cash.......         --        (3,676)          317          249           54
                         -----------  -----------  ------------  -----------  -----------
   Net increase
    (decrease) in cash
    and cash
    equivalents.........   6,950,303   (2,882,486)    9,494,121   (3,244,768)  (1,730,299)
Cash and cash
 equivalents:
 Beginning of period....     540,629    7,490,932     4,608,446    4,608,446   14,102,567
                         -----------  -----------  ------------  -----------  -----------
 End of period.......... $ 7,490,932  $ 4,608,446  $ 14,102,567  $ 1,363,678  $12,372,268
                         ===========  ===========  ============  ===========  ===========
Supplemental
 disclosures:
 Cash paid for
  interest.............. $   104,289  $    82,949  $    232,384  $    37,007  $    16,361
                         ===========  ===========  ============  ===========  ===========
 Cash paid for income
  taxes................. $    20,000  $       --   $        --   $       --   $       --
                         ===========  ===========  ============  ===========  ===========
Noncash investing and
 financing activities:
 Acquisition of
  equipment in accounts
  payable............... $    19,000  $    22,845  $        --   $       --   $       --
                         ===========  ===========  ============  ===========  ===========
 Acquisition of
  equipment with capital
  leases................ $       --   $     8,630  $        --   $       --   $       --
                         ===========  ===========  ============  ===========  ===========
 Deferred compensation
  relating to grant of
  stock options......... $       --   $       --   $     34,551  $    18,715  $   186,250
                         ===========  ===========  ============  ===========  ===========
 Warrants to purchase
  Series E preferred
  stock issued in
  connection with
  services.............. $       --   $       --   $     71,383  $       --   $       --
                         ===========  ===========  ============  ===========  ===========
 Accretion of Series E
  preferred stock to
  redemption value...... $       --   $       --   $     23,919  $       --   $    71,904
                         ===========  ===========  ============  ===========  ===========
 Conversion of debt and
  accrued interest to
  Series D redeemable
  convertible preferred
  stock................. $   742,427  $       --   $        --   $       --   $       --
                         ===========  ===========  ============  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   HAHT Commerce, Inc. (the "Company") sells a suite of software applications that enable companies to use the Internet to conduct business with their distributors, resellers and other business customers. The Company was incorporated in North Carolina as HAHT Software, Inc. in July 1995 and reincorporated into Delaware as HAHT Commerce, Inc., as of June 30, 2000.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HAHT Commerce B.V. and HAHT Commerce PTY. All significant intercompany balances and transactions have been eliminated.

 Unaudited Interim Financial Statements

   The consolidated financial statements as of July 31, 2000 and for the three month periods ended July 31, 1999 and 2000 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations and cash flows. All financial statement disclosures related to the three-month periods ended July 31, 1999 and 2000 are also unaudited.

 Unaudited Pro Forma Balance Sheet

   Effective upon the closing of the Company's initial public offering, all shares of the Series A convertible preferred stock and Series B, C, C-1, D and E mandatorily redeemable preferred stock will automatically convert into shares of common stock on a one-to-one conversion ratio. The pro forma unaudited balance sheet reflects the subsequent conversion of Series A convertible preferred stock and Series B, C, C-1, D and E mandatorily redeemable preferred stock into common stock as if such conversion had occurred on July 31, 2000.

 Revenue Recognition

   Software revenues are derived from sales of software licenses. Services revenues consist of revenue derived from implementation or customization of the Company's software products, training and ongoing software product support and maintenance. The Company's revenue recognition policies are in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions," which is the authoritative guidance for recognizing revenue on software transactions. In the case of software arrangements which require significant implementation, modification or customization of software, the Company follows the guidance in SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

The Company's revenue recognition policy is as follows:

   Software revenues: The Company recognizes revenue from sales of software licenses upon persuasive evidence of an arrangement (as provided by agreements or contracts executed by both parties), delivery of the software and determination that collection of a fixed or determinable license fee is considered probable.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   When the software license arrangement requires the Company to provide consulting services for significant implementation, customization or modification of the software or when the customer considers these services essential to the functionality of the software product, both the software license revenue and consulting services revenue are recognized in accordance with the provisions of SOP 81-1. The Company recognizes revenue from these arrangements using the percentage-of-completion method primarily based on labor hour inputs. Therefore, during the implementation period, both product license and consulting services revenue are recognized as work progresses.

   When the fees for software upgrades and enhancements, maintenance, consulting and training are bundled with the license fee, they are unbundled using the Company's objective evidence of the fair value of the multiple elements represented by the Company's customary pricing for each element in separate transactions. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value exists for undelivered elements or until all elements of the arrangement are delivered, subject to certain exceptions set forth in SOP 97-2. SOP No. 98-9 amended SOP No. 97-2 to allow recognition of revenue using the "residual method" in circumstances outlined in SOP No. 98-
9. According to the residual method, the total fair value of the undelivered elements, as indicated by vendor-specific objective evidence, is deferred and the difference between the total arrangement fee and the amount deferred for the undelivered element is recognized as revenue related to the delivered elements.

   Services Revenues: Revenue from implementation, customization and training services is recognized as the services are performed. Maintenance service revenues are recognized ratably over the term of the underlying maintenance agreement, which in most cases is one year. Maintenance includes technical support and updates and upgrades to the Company's software.

   Amounts invoiced prior to satisfying the Company's revenue recognition criteria are reflected in deferred revenue.

 Cost of Revenues

   Cost of software revenues consists of the costs to distribute the product, including the costs of the media on which it is delivered and royalty payments to third-party vendors. Cost of services revenues consists primarily of consulting and support personnel salaries and related costs. Research and development costs are excluded from the cost of revenues.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of April 30, 1999 and 2000, cash and cash equivalents included approximately $2,514,847 and $3,025,740 respectively, of certificates of deposit with maturities of less than ninety days.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Investments

   The Company's investments consist of interest-bearing deposits and commercial paper that have been classified as held to maturity and, therefore, reported at cost, which approximates market value due to the short terms of these investments.

 Property and Equipment

   Property and equipment is stated at historical cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the lease term.

   The Company evaluates long-lived assets for potential impairment by analyzing the operating results, trends and prospects for the Company, and considering any other events and circumstances which might indicate potential impairment.

 Other Assets

   Included in other assets at April 30, 2000 and July 31, 2000 is a certificate of deposit in the amount of approximately $190,000, which serves as collateral for a letter of credit related to the Company's leased office space. This certificate of deposit is classified as long-term based on the expected release date of the restrictions. Other assets also include prepaid royalties on software that is included in the Company's products and deferred costs of revenue on software products for which the related revenue has also been deferred.

 Research and Development and Software Development Costs

   Financial Accounting Standards Board Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility has been established. The Company considers that technological feasibility has been established once a working model of a product has been produced and tested. The Company has not capitalized any software development costs because amounts incurred subsequent to the establishment of technological feasibility have not been material. Prior to the creation of a working model, the Company expenses costs as research and development.

 Advertising Costs

   The Company expenses all advertising costs as incurred. The Company incurred total advertising expenditures of approximately $172,000, $215,000 and $228,920 during the years ended April 30, 1998, 1999 and 2000, respectively.

 Income Taxes

   The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company reviews its ability to realize deferred tax assets each period in order to determine the need for a valuation allowance.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Accounting for Stock-Based Compensation

   The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense (see Note 9). Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.

 Net Loss Per Common Share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128") and the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of convertible preferred stock. The calculation of the net loss per share available to common stockholders for the fiscal years ended April 30, 1998, 1999 and 2000, and for the three months ended July 31, 1999 and 2000 does not include 32,605,051, 33,396,934, 64,021,908, 33,468,359 and 64,893,719 potential shares of common stock equivalents, respectively, because their impact would be antidilutive.

 Pro Forma Net Loss Per Common Share (Unaudited)

   Pro forma net loss per common share is calculated assuming conversion of all Series A preferred stock and Series B, C, C-1, D and E mandatorily redeemable preferred stock, which converts automatically upon the completion of an initial public offering into 55,283,040 shares of common stock (see Note 8), at May 1, 1999 or the date of issuance, if later. Therefore, accretion of mandatorily redeemable preferred stock of $23,919 and $71,904 for the year ended April 30, 2000 and for the three-month period ended July 31, 2000, respectively, is excluded from the calculation of pro forma net loss per common share.

   The calculation of pro forma net loss per common share for the year ended April 30, 2000 and for the three-month period ended July 31, 2000, does not include 8,738,868 and 9,610,679 potential shares of common stock equivalents, respectively, as their impact would be anti-dilutive.

 Segment Reporting

   The Company applies Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131") which uses a "management approach" to determine business segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reporting segment. For the periods presented, the Company has determined that it only has one reportable segment.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Comprehensive Income (Loss)

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), effective May 1, 1998. SFAS No. 130 requires the Company to display an amount representing comprehensive income for the year in a financial statement which is displayed with the same prominence as other financial statements. The Company has elected to present this information in the Statement of Stockholders' Deficit.

 Translation of Foreign Financial Statements

   Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the rate of exchange at each reporting date. Income and expenses are translated at the average rate of exchange prevailing during the month in which the transaction occurs. Gains and losses from translating foreign currency financial statements are accumulated in other comprehensive income.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting with Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 deferred the effective date of SFAS No. 133 until the first fiscal quarter of the first fiscal year beginning after June 15, 2000. The Company has not engaged in hedging activities or invested in derivative instruments and accordingly, does not believe the implementation of SFAS No. 133 will have an effect on its financial statements.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that it has complied with the guidance in SAB No. 101.

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of an employee for the purposes of applying APB Opinion No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 in the three months ended July 31, 2000, did not have a material impact on the Company's financial position or results of operation.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to the 2000 presentation with no effect on previously reported net loss or stockholders' deficit.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

2. Accounts Receivable

   The activity in the Company's allowance for doubtful accounts consisted of the following:

                                             April 30,
                                     ----------------------------   July 31,
                                       1998      1999      2000       2000
                                     --------  --------  --------  -----------
                                                                   (unaudited)
   Balance at beginning of period... $135,000  $110,000  $159,838   $490,000
   Charged to expense...............   26,763   132,811   402,821    154,000
   Deductions.......................  (51,763)  (82,973)  (72,659)    (2,028)
                                     --------  --------  --------   --------
   Balance at end of period......... $110,000  $159,838  $490,000   $641,972
                                     ========  ========  ========   ========

3. Property and Equipment

   Property and equipment consisted of the following:

                                               April 30,
                                         -----------------------   July 31,
                                            1999        2000         2000
                                         ----------  -----------  -----------
                                                                  (unaudited)
   Computer equipment................... $1,157,867  $ 1,701,229  $ 1,865,163
   Furniture, fixtures, and equipment...    157,622      178,445      219,161
   Leasehold and land improvements......    158,710      139,246      141,715
                                         ----------  -----------  -----------
                                          1,474,199    2,018,920    2,226,039
   Less accumulated depreciation and
    amortization........................   (890,293)  (1,172,089)  (1,290,888)
                                         ----------  -----------  -----------
                                         $  583,906  $   846,831  $   935,151
                                         ==========  ===========  ===========

   Depreciation and amortization amounted to $339,173, $359,976, $433,887, $114,745 and $118,799 for the years ended April 30, 1998, 1999 and 2000 and for the three months ended July 31, 1999 and July 31, 2000, respectively. The net book value of assets acquired under capital leases was $8,080, $6,500 and $0 at April 30, 1999 and 2000 and July 31, 2000, respectively.

4. Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses consisted of the following:

                                                    April 30,
                                              ---------------------  July 31,
                                                 1999       2000       2000
                                              ---------- ---------- -----------
                                                                    (unaudited)
   Accounts payable.......................... $  368,540 $  566,121 $  798,132
   Vacation..................................    353,814    698,045    757,155
   Compensation..............................    268,335    580,833    606,107
   Other accrued expenses....................    818,776  2,142,963  2,465,283
                                              ---------- ---------- ----------
                                              $1,809,465 $3,987,962 $4,626,677
                                              ========== ========== ==========

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5. Commitments

   The Company leases its office facilities and certain equipment under operating lease agreements and leases equipment under a capital lease agreement. As of April 30, 2000, future lease payments under noncancelable operating leases and the capital lease agreement were as follows:

                                                             Operating  Capital
                                                               Leases    Lease
                                                             ---------- -------
   Year ending April 30,
     2001................................................... $1,069,128 $ 3,059
     2002...................................................    826,439   1,665
     2003...................................................    820,765     --
     2004...................................................    853,596     --
     2005...................................................    887,740     --
     Thereafter.............................................    607,401     --
                                                             ---------- -------
   Total minimum payments................................... $5,065,069   4,724
                                                             ==========
   Less amount representing interest........................               (356)
                                                                        -------
   Present value of capital lease obligation................              4,368
   Less current portion.....................................             (2,745)
                                                                        -------
   Capital lease obligation, long-term......................            $ 1,623
                                                                        =======

   Rent expense under operating leases was approximately $275,000, $395,000 and $981,003 for the years ended April 30, 1998, 1999 and 2000, respectively.

   The Company has entered into various royalty agreements under which third-party software is incorporated into software sold by the Company. The Company expensed $78,000, $112,000 and $98,754 during the years ended April 30, 1998, 1999 and 2000, respectively, related to such agreements.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Long-Term Debt

   Long-term debt consisted of the following:

                                                    April 30,
                                                 -----------------   July 31,
                                                   1999     2000       2000
                                                 --------  -------  -----------
                                                                    (unaudited)
   Notes payable at an imputed rate of 13.50%,
    due in monthly installments of $9,453,
    including interest, through July 2000;
    collateralized by equipment................. $ 92,561  $14,272    $   --
   Note payable at an imputed rate of 14.30%,
    due in monthly installments of $1,585,
    including interest, with a final payment of
    $5,056 in April 2002; collateralized by
    equipment...................................   47,388   34,319     28,305
                                                 --------  -------    -------
                                                  139,949   48,591     28,305
     Less current maturities.................... (105,630) (29,348)    12,304
                                                 --------  -------    -------
     Long-term debt, less current maturities.... $ 34,319  $19,243    $16,001
                                                 ========  =======    =======

   As of April 30, 2000 maturities of long-term debt were as follows:

     2001.......................................           $29,348
     2002.......................................            19,243
                                                           -------
                                                           $48,591
                                                           =======

   In August 1999, the Company entered into a loan agreement with a due date of 120 days. Under the terms of the agreement, interest was due monthly at prime rate plus 2.5% per annum and advances were provided for up to $4,500,000. The Company paid all advances made under the agreement prior to the due date. In consideration of the financing, the Company also issued warrants to purchase 350,000 shares of the Company's Series E mandatorily redeemable convertible preferred stock at an exercise price of $0.929 per share. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants and recorded this estimated fair value of $100,000 as deferred loan costs, which were amortized during the year. The holders of these warrants exercised 225,000 warrants in April 2000. The remaining warrants are exercisable any time through August 2006.

7. Line of Credit

   In June 1998, the Company entered into a bank line of credit agreement. The credit agreement provided for working capital advances of up to $1,000,000. The line of credit agreement expired on August 7, 1999. As of April 30, 1999, there was $1,000,000 outstanding under the line of credit. All amounts due on this line of credit were paid during the year ended April 30, 2000.

8. Capital Stock and Authorized Shares

 Change in par value and authorized shares

   On March 13, 2000, the Company approved an amendment to the Articles of Incorporation changing the number of authorized shares of common stock and preferred stock. The Company increased the authorized shares of common stock from 70,000,000 shares to 84,000,000 shares and increased the authorized shares of

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

preferred stock from 48,297,356 shares to 62,955,940 shares. As part of the June 30, 2000 reincorporation as a Delaware corporation, the Company changed its common and preferred stock so that each would have a par value of $0.001.

 Preferred Stock

   As of April 30, 2000 the Company had 62,955,940 authorized shares of preferred stock, of which 5,000,000 shares were undesignated. The Company had designated 1,000,000 shares as Series A convertible preferred stock ("Series A"), 3,258,200 shares as Series B mandatorily redeemable convertible preferred stock ("Series B"), 3,039,156 shares as Series C mandatorily redeemable convertible preferred stock ("Series C"), 5,000,000 shares as Series C-1 mandatorily redeemable convertible preferred stock ("Series C-1"), 18,000,000 shares as Series D mandatorily redeemable convertible preferred stock ("Series D") and 27,658,584 shares as Series E mandatorily redeemable convertible preferred stock ("Series E").

   The following is a summary of preferred stock and liquidation values, by series, as of April 30, 2000:

                                                           Shares
                                                Shares   Issued and  Liquidation
                                              Authorized Outstanding Preference
                                              ---------- ----------- -----------
   Undesignated..............................  5,000,000        --   $       --
                                              ---------- ----------  -----------
   Designated:
     Series A................................  1,000,000  1,000,000          --
                                              ---------- ----------  -----------
     Redeemable Series:
       Series B..............................  3,258,200  3,258,200    1,700,123
       Series C..............................  3,039,156  1,677,448    2,784,414
       Series C-1............................  5,000,000  4,289,382    2,260,585
       Series D.............................. 18,000,000 17,998,997   14,399,198
       Series E.............................. 27,658,584 27,059,013   50,275,646
                                              ---------- ----------  -----------
        Total................................ 56,955,940 54,283,040   71,419,966
                                              ---------- ----------  -----------
        Total preferred stock................ 62,955,940 55,283,040  $71,419,966
                                              ========== ==========  ===========

   During the period from December 1999 to March 2000, the Company sold 26,834,013 shares of Series E stock in a private placement transaction in exchange for proceeds of $23,698,482, net of issuance costs of $1,301,699. Such costs include the value of 248,022 detachable warrants issued to purchase the Company's Series E preferred stock at an exercise price of $0.929 per share. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants and recorded this estimated fair value of $71,383 as stock issuance costs. These warrants are exercisable any time through March 2005, but will expire if not exercised prior to the completion of an initial public offering.

   Each share of Series A, Series B, Series C, Series C-1, Series D and Series E preferred stock, collectively the "Preferred Stock", is convertible into common stock at the option of the holder on a one-for-one basis. Each series of Preferred Stock will automatically convert upon the closing date of an underwritten public offering of the Company's common stock with aggregate proceeds of more than $30,000,000 and an offering price of at least $2.32 per share. The conversion ratio of the Series B, Series D and Series E preferred stock will be adjusted for dilution in the event of future issuances of common stock or its equivalent for a per share consideration less than that paid by the Series B, Series D and Series E preferred stockholders, except for issuance of up to an aggregate of 15,000,000 shares to employees, consultants or directors through exercise of stock options. The Company has reserved a total of 57,955,940 shares of common stock in the event of the conversion of the Preferred Stock.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Holders of the Preferred Stock are entitled to one vote for each share of common stock into which such shares may be converted. Each share of the Preferred Stock entitles the holder to receive noncumulative dividends, if and when declared by the board of directors. As of April 30, 2000, no dividends had been declared by the board of directors. The Series B, Series C, Series C-1, Series D and Series E preferred stock have restrictive rights which require approval by the holders of the Series B, Series C, Series C-1, Series D and Series E preferred stock, as defined in the Certificate of Incorporation, to consent to liquidation, to enact certain amendments to the Certificate of Incorporation or bylaws, or to approve certain redemptions of the Preferred Stock.

   In the event of dissolution, liquidation, or winding up of the business, the holders of Series E preferred stock have preference over the holders of Series A, Series B, Series C, Series C-1 and Series D preferred stock and common stock. The liquidation payment to the holders of Series E preferred stock would be equal to the original issuance price of $0.929 per share plus declared but unpaid dividends on Series E preferred stock. In the event the total distribution made under this preference and the pro rata distribution made along with other classes of stock below to Series E preferred stock holders is less than $1.858 per share, such holders will be entitled to a distribution at this rate prior to any other distributions. In the event funds are not sufficient to make the above preferred distribution, the holders of Series E preferred stock shall share ratably in any distribution of the assets of the Company in proportion to the amount that would have been paid if all amounts owed to the holders had been paid in full.

   The holders of the Series B, Series C, Series C-1 and Series D have preference over the holders of the Series A preferred stock and common stock. The liquidation payment to the holders of Series B, Series C, Series C-1, and Series D preferred stock, after the preferential distribution to Series E preferred stock, would be equal to the original issuance price of the Series B preferred stock ($0.5218 per share), Series C preferred stock ($1.66 per share), Series C-1 preferred stock ($0.527 per share), and Series D preferred stock ($0.80 per share), plus declared but unpaid dividends. In the event funds are not sufficient to make the preferred distribution as noted above, then the holders of Series B, Series C, Series C-1 and Series D preferred stock shall share ratably in any distribution of the assets of the Company in proportion to the amount that would have been paid if all amounts owed to the holders of Series B, Series C, Series C-1 and Series D preferred stock had been paid in full.

   The holders of Series A preferred stock, after the preferential distribution to Series B, Series C, Series C-1, Series D and Series E preferred stock, will be entitled to receive, along with the holders of Series B, Series C, Series C-1, Series D and Series E preferred stock and common stock, on a pro rata basis (assuming all preferred series holders have converted the preferred stock into shares of common stock) that portion of the remaining assets of the Company legally available for distribution, if any.

   As long as at least 250,000 shares of the Series A preferred stock are outstanding, at least 814,550 shares of the Series B preferred stock are outstanding, at least 759,589 shares of the Series C preferred stock are outstanding, at least 2,500,000 shares of the Series D preferred stock are outstanding, and at least 2,691,066 shares of the Series E preferred stock are outstanding, the holders of each of these series of Preferred Stock, voting separately as a class, have the right to elect one member of the Company's board of directors.

   Upon written request by the majority of the stockholders of the Series B, Series C, Series C-1, Series D and Series E preferred stock, the Company may be required to redeem the Series B, Series C, Series C-1, Series D and Series E preferred stock at its original price plus declared but unpaid dividends at any time after August 31, 2004, in three equal annual installments each beginning 60 days after the end of the first full calendar month after the date of request. The Company has no funding requirements prior to the redemption dates. As a result of this redemption feature, the Company had not classified the Series B, Series C, Series C-1, Series D and Series E preferred stock as stockholders' equity as of April 30, 1999 or 2000.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following is a summary of the Company's activity related to the Series B, Series C, Series C-1, Series D and Series E mandatorily redeemable convertible preferred stock for the years ended April 30, 1999 and 2000 and for the three months ended July 31, 2000.

                                                                                          Total
                                                                                       Mandatorily
                                                                                       Redeemable
                                                                                       Convertible
                             Series B   Series C  Series C-1  Series D    Series E   Preferred Stock
                            ---------- ---------- ---------- ----------- ----------- ---------------
   Balance at April 30,
    1998..................  $1,659,424 $2,748,689 $2,260,585 $14,282,933 $       --    $20,951,631
                            ---------- ---------- ---------- ----------- -----------   -----------
   Balance at April 30,
    1999..................   1,659,424  2,748,689  2,260,585  14,282,933         --     20,951,631
    Issuance of 26,834,013
     shares of Series E at
     $0.929 per share, net
     of issuance costs of
     $1,301,699...........         --         --         --          --   23,627,099    23,627,099
    Exercise of warrant to
     purchase 225,000
     shares of Series E
     preferred stock at
     $.0929 per share.....         --         --         --          --      209,025       209,025
    Accretion of Series E
     preferred stock to
     redemption value.....         --         --         --          --       23,919        23,919
                            ---------- ---------- ---------- ----------- -----------   -----------
   Balance at April 30,
    2000..................   1,659,424  2,748,689  2,260,585  14,282,933  23,860,043    44,811,674
    Accretion of Series E
     preferred stock to
     redemption value
     (unaudited)..........         --         --         --          --       71,904        71,904
                            ---------- ---------- ---------- ----------- -----------   -----------
   Balance at July 31,
    2000 (unaudited)......  $1,659,424 $2,748,689 $2,260,585 $14,282,933 $23,931,947   $44,883,578
                            ========== ========== ========== =========== ===========   ===========

9. Stock Option Plan

   In August 1995, the Company adopted the 1995 Stock Award Plan (the "Plan") which provides for the grant of options to purchase up to 3,162,130 shares of common stock. During the years ended April 30, 1999 and 2000, the Plan was amended to provide for the grant of options to purchase up to 7,000,000 and 15,000,000 shares of common stock, respectively. Under the Plan, incentive stock options may be granted to employees, and non-statutory stock options may be granted to employees, directors and consultants. Incentive stock options granted under the Plan must be for periods not to exceed ten years, except for options granted to stockholders who own greater than 10% of the outstanding stock, which must be for periods not to exceed five years. Options granted under the Plan during the years ended April 30, 1999 and 2000 and for the three-month period ended July 31, 2000 generally vest 25% after the first year and ratably each month over the following thirty-six month period.

   The Company had deferred compensation balances of $68,155, $5,998 and $181,852 at April 30, 1999 and 2000 and July 31, 2000, respectively, as a result of the exercise price of certain of the Company's common stock options being below the fair value of the Company's common stock on the date of the grant. Deferred compensation is being amortized over the vesting period of the individual options, which is generally four years. Compensation expense recognized during the years ended April 30, 1998, 1999 and 2000, and for the three months ended July 31, 2000 totaled $110,000, $101,107, $96,708 and
$10,396, respectively.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes the activity under the Plan for the fiscal years ended April 30, 1998, 1999 and 2000 and the three months ended July 31, 2000:

                                      Fiscal Year Ended April 30, 2000
                          ------------------------------------------------------------ Three Months Ended
                                 1998                1999                 2000           July 31, 2000
                          ------------------- -------------------- ------------------- -------------------
                                     Weighted             Weighted            Weighted            Weighted
                                     Average              Average             Average             Average
                                     Exercise             Exercise            Exercise            Exercise
                           Shares     Price     Shares     Price    Shares     Price    Shares     Price
                          ---------  -------- ----------  -------- ---------  -------- ---------  --------
                                                                                          (unaudited)
Outstanding at beginning
 of period..............  1,945,851   $0.20    4,381,024   $0.14   5,172,907   $0.18   8,365,846   $0.29
Granted.................  2,828,923    0.20    2,084,577    0.26   4,213,561    0.40   1,260,000    1.06
Exercised...............     (6,250)   0.50      (65,236)   0.05    (671,959)   0.12    (121,434)   0.25
Forfeited...............   (387,500)   0.86   (1,227,458)   0.20    (348,663)   0.25    (266,755)   0.38
                          ---------           ----------           ---------           ---------
Outstanding at end of
 period.................  4,381,024    0.14    5,172,907    0.18   8,365,846    0.29   9,237,657    0.39
Options exercisable at
 end of period..........  1,114,162            1,180,312           2,204,054           2,964,950
Weighted average fair
 value of options
 granted during the
 period.................              $0.08                $0.05               $0.13               $0.49

   The fair value of options granted during the fiscal years ended April 30, 1999 and 2000 and for the three month period ended July 31, 2000 was equal to $104,228, $545,805 and $617,400, respectively.

   The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                                               Year Ended April
                                                                      30,
                                                               -----------------
                                                               1998  1999  2000
                                                               ----- ----- -----
   Expected life (in years)...................................  5.0   6.7   6.7
   Expected volatility........................................  0%    0%    0%
   Risk free interest rate.................................... 6.00% 6.00% 6.00%
   Expected dividend yield....................................  0%    0%    0%

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years April 30, 1998, 1999 and 2000 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                      Year Ended April 30,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
   Net loss, as reported........................... $(4,302) $(6,153) $(13,793)
   Net loss, as adjusted...........................  (4,391)  (6,312)  (13,995)
   Pro forma net loss per share, as reported
     Basic and diluted.............................   (0.44)   (0.62)    (1.36)
   Net loss per share, as adjusted
     Basic and diluted.............................   (0.45)   (0.64)    (1.38)

   The following table summarizes information about stock options outstanding at April 30, 2000:

                                                  Remaining
                                                 Contractual
                                               Life for Options
                           Number                Outstanding                Number
   Exercise Price        Outstanding               (Years)                Exercisable
   --------------        -----------           ----------------           -----------
      $0.0006             1,038,250                  4.2                   1,038,250
       0.06                  12,500                  5.7                      12,500
       0.20               1,553,752                  7.0                   1,073,022
       0.25               1,334,447                  8.2                     294,866
       0.30                 220,000                  6.7                      80,867
       0.40               4,146,000                  9.4                     404,548
       0.50                  22,500                  0.2                      22,500
       1.00                  38,397                  7.6                      38,397
                          ---------                                        ---------
                          8,365,846                                        2,964,950
                          =========                                        =========

   During the three month period ended July 31, 2000, the Company issued 745,000 stock options with an exercise price of $1.00 per share, which was below the estimated fair value of the common stock at the date of grant. Accordingly, $186,250 was recorded as deferred compensation and is being amortized over the related vesting period.

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


10. Income Taxes

   No provision for United States federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.

   Significant components of the Company's deferred tax assets and liabilities consist of the following:

                                                             April 30,
                                                      -------------------------
                                                         1999          2000
                                                      -----------  ------------
   Domestic net operating loss carryforwards......... $ 5,924,022  $ 10,393,163
   Foreign net operating loss carryforwards..........         --        189,366
   Deferred revenue..................................       3,114         4,666
   Stock based compensation..........................     141,669       164,464
   Startup and organization costs....................     141,337        70,668
   Compensation accruals.............................     237,413       480,526
   Bad debt and sales reserves.......................      61,993       190,047
   Fixed assets......................................      44,304        76,239
   Credit carryforwards..............................     196,743       247,005
   Other accruals....................................         --        175,020
                                                      -----------  ------------
     Total deferred tax assets.......................   6,750,595    11,991,164
     Valuation allowance for deferred assets.........  (6,750,595)  (11,991,164)
                                                      -----------  ------------
     Deferred tax assets............................. $       --   $        --
                                                      ===========  ============

   At April 30, 1999 and 2000, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The increase in valuation allowance resulted primarily from the additional net operating loss carryforward generated.

   As of April 30, 2000, the Company had federal and state net operating loss carryforwards of $27,500,000 and $21,803,000, respectively. These net operating loss carryforwards begin to expire in 2011. The utilization of the federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. Additionally, the Company has foreign net operating loss carryforwards of $541,000. These loss carryforwards may be carried forward indefinitely.

   Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                    Year Ended April 30,
                                                 ----------------------------
                                                   1998      1999      2000
                                                 --------  --------  --------
                                                   % of      % of      % of
                                                  Pretax    Pretax    Pretax
                                                 Earnings  Earnings  Earnings
                                                 --------  --------  --------
   United States federal tax benefit at
    statutory rate..............................  (34.0)%   (34.0)%   (34.0)%
   State taxes (net of federal benefit).........   (4.6)%    (1.2)%    (3.8)%
   Change in valuation reserves.................   39.0%     38.2%     38.1%
   Foreign rate differential....................    --        --       (0.5)%
   Foreign withholding on royalty...............    0.5%      --        --
   Income tax credits...........................   (0.5)%    (3.1)%    (0.3)%
   Other nondeductible expenses.................    0.1%      0.1%      0.5%
                                                  -----     -----     -----
   Provision for income taxes...................    0.5%      --        --
                                                  =====     =====     =====

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


11. Significant Customers and Concentration of Credit Risk

   The Company's principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents, investments and trade accounts receivable. The Company places substantially all cash and cash equivalents and investments with federally insured financial institutions. However, at times these deposits have exceeded the amounts insured by the Federal Deposit Insurance Corporation. The concentration of credit risk with respect to trade accounts receivable is limited due to the number of customers and their dispersion across different geographic locations. Although the Company generally does not require collateral for unpaid balances, credit losses have been within management expectations.

   For the fiscal years ended April 30, 1998 and 1999, one customer accounted for 21.5% and 28.3%, respectively, of total revenue. For the fiscal year ended April 30, 2000, no customer accounted for more than 10% of total revenue. For the quarter ended July 31, 2000, one customer accounted for 11.4% of total revenues.

   As of April 30, 1999 and 2000, one customer each year accounted for 15.9% and 18.9% of outstanding receivables, respectively. As of July 31, 2000, no customer accounted for more than 10% of total outstanding receivables.

   As of April 30, 1999 and 2000, the Company had significant balances outstanding from individual customers due to the nature of its operations. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts, as they become estimable. Generally, no collateral is required.

   As of April 30, 1999 and 2000 and July 31, 2000 the Company had $200, $24,077 and $212,356, respectively, of U.S. dollar equivalent cash balances denominated in foreign currencies, predominantly the Dutch Guilder. As of April 30, 1999 and 2000 and July 31, 2000 the Company had $6,500, $3,386 and $20,789,
respectively, of U.S. dollar equivalent trade receivable balances denominated in foreign currencies, predominantly the Dutch Guilder.

12. Geographic Information

   The following table presents a summary of revenue by geographic region which is based on the geographic region in which the customer is domiciled:

                                                April 30,
                                    ---------------------------------  July 31,
                                       1998       1999       2000        2000
                                    ---------- ---------- ----------- ----------
   North America................... $3,717,802 $6,899,831 $10,064,929 $3,672,567
   Europe..........................    313,277    533,554     627,150    152,332
   Other...........................     58,171      7,678      26,289     67,070
                                    ---------- ---------- ----------- ----------
                                    $4,089,250 $7,441,063 $10,718,368 $3,891,969
                                    ========== ========== =========== ==========

   The following table represents a summary of long-lived assets by geographic region:

                                                       April 30,
                                                  -------------------  July 31,
                                                    1999      2000       2000
                                                  -------- ---------- ----------
   North America................................. $742,756 $1,369,429 $1,773,923
   Europe........................................    5,021     35,599     32,901

                              HAHT COMMERCE, INC.
                         (formerly HAHT Software, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

13. Subsequent Events (Unaudited)

 Acquisition

   On October 31, 2000, the Company entered into an agreement to acquire certain assets of an independent distributor, HAHT Asia, Inc. ("HAI"), in exchange for 250,000 shares of the Company's common stock, warrants to acquire 150,000 shares of the Company's common stock at a price of $2.50 per share, the forgiveness of approximately $308,000 in amounts owed to the Company by HAI, and the assumption of not more than $200,000 of certain liabilities. Both the shares and the warrants are to be held in escrow until the later of the first anniversary of the closing date of the transaction or 180 days after the completion of a public offering of stock by the Company. Prior to the escrow termination date, the Company may elect to assume additional liabilities of HAI for which an appropriate number of shares or warrants held in escrow will revert back to the Company based upon the fair market value of the Company's common stock on the escrow termination date.

 Credit Facilities

   In October 2000, the Company entered into loan agreements with a bank (the "Bank Agreement") and another lender (the "Lender Agreement") that allow the Company to receive advances up to $4,000,000 and $7,000,000, respectively. Under the terms of the Bank Agreement, any advances are due in August 2001 and incur interest at a rate of prime plus 2% per annum. In connection with this agreement, the bank was also issued a warrant to acquire shares of the Company's stock. The exercise price of this warrant ("Bank Exercise Price") will be the average of $0.929 and the price per share of the Company's next preferred stock offering, as defined in the warrant. This warrant will be exerciseable for the same class of shares as those sold in the Company's next preferred stock offering with the number of shares to be determined by the product of $200,000 divided by the Bank Exercise Price. In the event the Company is acquired or the next preferred stock offering does not occur before August 31, 2001, the Bank Exercise Price will be $0.929. This warrant expires in October 2005.

   Under the terms of the Lender Agreement any advances are due the earlier of August 2001 or upon completion of a public offering, as defined in the agreement, and incur interest at a rate of prime plus 3% per annum. In connection with this agreement, the lender was also issued a warrant to acquire shares of the Company's capital stock. Under the terms of this warrant, the exercise price of this warrant ("Lender Exercise Price") will be the average of $0.929 and the price per share of the Company's next financing, as defined in the warrant. This warrant will be exerciseable for the same class of shares as those sold in the Company's next financing with the number of shares to be determined by the product of $700,000 divided by the Lender Exercise Price. In the event the Company is acquired or the next financing does not occur before August 31, 2001, the Lender Exercise Price will be $0.929. This warrant expires in October 2007.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                              HAHT Commerce, Inc.

                                  Common Stock


                            [LOGO OF HAHT COMMERCE]

                                 ------------

                                   PROSPECTUS

                                        , 2001

                                 ------------


                              Salomon Smith Barney

                               CIBC World Markets

                           U.S. Bancorp Piper Jaffray


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC Registration Fees............................................ $19,800
      NASD Fees........................................................   8,000
      Nasdaq National Market Listing Fees..............................
      Printing and Engraving Expenses..................................
      Legal Fees and Expenses..........................................
      Accounting Fees and Expenses.....................................
      Blue Sky Fees and Expenses.......................................
      Transfer Agent Fees..............................................
      Miscellaneous and Registrant's Costs.............................
                                                                        -------
        Total.......................................................... $
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of HAHT Commerce, Inc. may and, in certain cases, must be indemnified by HAHT Commerce against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of HAHT Commerce. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to HAHT Commerce, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

   HAHT Commerce's certificate of incorporation provides that no director of HAHT Commerce shall be liable to HAHT Commerce or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

   HAHT Commerce's certificate of incorporation also provides that HAHT Commerce shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at HAHT Commerce's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Item 15. Recent Sales of Unregistered Securities.

   In October 2000, HAHT Commerce issued 250,000 shares of common stock and a warrant to purchase 150,000 shares of common stock, which expires October 31, 2005, at an exercise price of $2.50 per share, to one company pursuant to the terms of an asset purchase agreement. The shares and warrant were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

   In October 2000, HAHT Commerce issued a warrant for the purchase of shares of Series F preferred stock, or Series E if Series F preferred stock is not issued, in an amount to be determined by dividing up to $700,000 by the average of the price of the securities sold in this offering and $0.929, in reliance upon the exemption from registration under Section 4(2) of the Securities Act to an accredited investor pursuant to the terms of a credit facility. The number of shares subject to this warrant may be adjusted if HAHT Commerce requests an extension of the credit facility or fails to pay all amounts outstanding under the credit facility by the due date. This warrant expires on October 6, 2007. Also in October 2000, HAHT Commerce issued a warrant for the purchase of shares of Series F preferred stock, or Series E preferred stock if Series F preferred stock is not issued, in an amount to be determined by dividing $200,000 by the average of the price of the preferred stock sold in the next offering of preferred stock and $0.929, in reliance upon the exemption from registration under Section 4(2) of the Securities Act to another accredited investor pursuant to the terms of a credit facility. This warrant expires in October of 2005.

   In December 1999, HAHT Software, Inc., a North Carolina corporation and predecessor of the Registrant, issued 14,465,888 shares of its Series E preferred stock at a purchase price of $0.929 per share to accredited investors in the initial closing of a private placement for an aggregate purchase price of $13,438,810. In January 2000, HAHT Software issued 2,475,764 shares of Series E preferred stock at a purchase price of $0.929 per share to accredited investors in a subsequent closing of the private placement for an aggregate purchase price of $2,299,985. In March 2000, HAHT Software issued 9,892,361 shares of Series E preferred stock at a purchase price of $0.929 per share to a group of accredited investors in the final closing in this private placement for an aggregate purchase price of $9,190,003. An aggregate of $563,000 was paid in commissions, and a warrant for the purchase of 248,022 shares of Series E preferred stock with an exercise price of $0.929 per share was issued to the placement agent, an accredited investor. This warrant expires on the earliest to occur of April 24, 2005, the effectiveness of this public offering or a change in control of the Registrant. A total of 37 accredited investors purchased Series E preferred stock in reliance on an exemption from registration under the Securities Act provided by Rule 506 of Regulation D thereunder, and the warrant was issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

   In August 1999, HAHT Software issued a stock purchase warrant exercisable for 225,000 shares of Series E preferred stock and a stock purchase warrant exercisable for 125,000 shares of Series E preferred stock, both at an exercise price of $0.929 per share, to two accredited investors pursuant to the terms of two credit facilities. The warrant for the purchase of 225,000 shares of Series E preferred stock was exercised on July 3, 2000, and the remaining warrant expires on August 31, 2006. These warrants, and the Series E preferred stock issued upon exercise thereof, were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

   In September 1997, HAHT Software issued 5,962,817 shares of its Series D preferred stock at a purchase price of $0.80 per share to accredited investors in the initial closing of a private placement for an aggregate purchase price of $4,770,254. In December 1997, HAHT Software issued 11,500,000 shares of Series D preferred stock at a purchase price of $0.80 per share to accredited investors in a subsequent closing of the private placement for an aggregate purchase price of $9,200,000. In February 1998, HAHT Software issued 536,180 shares of Series D preferred stock at a purchase price of $0.80 per share to accredited investors in the final closing in this private placement for an aggregate purchase price of $428,944. A total of 25 accredited investors purchased Series D preferred stock in reliance on an exemption from registration under the Securities Act provided by Rule 506 of Regulation D thereunder.

   Since November 1, 1997, HAHT Commerce has issued options to purchase an aggregate of 10,799,561 shares of common stock pursuant to our 1995 Stock Award Plan at a weighted average exercise price of $0.44 per share. HAHT Commerce has also issued an aggregate of 942,950 shares of common stock to various employees and former employees upon the exercise of options granted pursuant to this stock plan for an aggregate consideration of $147,308, at a weighted average exercise price of $0.16 per share. These grants of options, and the sales of common stock upon the exercise of these options, were made in reliance on the exemptions from registration under the Securities Act provided by Section 4(2) and Rule 701 thereunder.

Item 16. Exhibits and Financial Statements Schedules.

   (a) Exhibits.

   Exhibit
   Number                               Description
   -------                              -----------
     1.1*  Form of Underwriting Agreement.

     2.1 Asset Purchase Agreement between the Registrant, Haht Asia, Inc., and Haht Asia Pty., Ltd.

     3.1 Certificate of Incorporation of the Registrant as currently in effect.

     3.2*  Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be in effect immediately upon the closing of the offering.

     3.3   Bylaws of the Registrant.

     4.1   Reference is made to Exhibits 3.1, 3.2 and 3.3.

     4.2*  Specimen certificate for shares of common stock.

     4.3   Third Amended and Restated Registration Rights Agreement between the
           Registrant and certain stockholders.

     4.4   Amendment No. 1 to the Third Amended and Restated Registration
           Rights Agreement between the Registrant and certain stockholders.

     5.1*  Opinion of Wyrick Robbins Yates & Ponton LLP.

    10.1   Registrant's 1995 Stock Award Plan, as amended through June 30,
           2000.

    10.2   Registrant's 2000 Employee Stock Purchase Plan.

    10.3 Lease Agreement by and among the Registrant, LMC Investments, LLC, and John P. McConnell.

    10.4   Lease Modification Agreement by and among the Registrant, LMC
           Investments, LLC, and John P. McConnell.

    10.5 Senior Loan and Security Agreement No. L0054 between the Registrant and Phoenix Leasing Incorporated, including Notes issued thereunder.

    10.6 Amendment No. 1 to Senior Loan and Security Agreement No. L0054 between the Registrant and Phoenix Leasing Incorporated.

    10.7   Loan and Security Agreement between the Registrant and Silicon
           Valley Bank, Commercial Finance Division.

    10.8   Loan Agreement between the Registrant and Sand Hill Capital II, L.P.

    10.9   Option to Purchase Common Stock Agreement between the Registrant and
           James Hebert.

    10.10 Option Transfer Agreement between the Registrant and certain transferees.

    10.11  Warrant to Purchase Shares of Series E Preferred Stock issued to
           Silicon Valley Bank.

    10.12  Warrant to Purchase Shares of Series E Preferred Stock issued to
           Chase H&Q.

    10.13  Warrant to Purchase Stock issued to Silicon Valley Bank.

    10.14  Stock Purchase Warrant to purchase Common Stock issued to Haht Asia,
           Inc.

   Exhibit
   Number                                            Description
   -------                                           -----------
   10.15     Warrant to Purchase Shares of Series F Preferred Stock issued to Sand Hill Capital II, L.P.

   10.16**   mySAP.com Partner-Services Agreement between the Registrant and SAP America, Inc.

   10.17     Form of Registrant's HAHT Commerce e-Scenario License Agreement.

   10.18     Employment Agreement between the Registrant and Thomas Mackey.

   10.19     Employment Agreement between the Registrant and Alexander Plavocos.

   21.1      List of Subsidiaries of the Registrant.

   23.1      Consent of PricewaterhouseCoopers LLP.

   23.2*     Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).

   24.1      Power of Attorney (see page II-5).

   27.1      Financial Data Schedule.

   99.1      Audit Committee Charter.

--------
*To be filed by amendment.
** Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such portions have been filed separately with the SEC.

   (b) Financial Statement Schedules.

   Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the related notes.

Item 17. Undertakings.

   The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at this time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Raleigh, State of North Carolina, on this 7th day of November, 2000.

                                          HAHT Commerce, Inc.

                                                     /s/ Rowland Archer
                                          By: _________________________________
                                                      Rowland Archer,
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

   We, the undersigned directors and/or officers of HAHT Commerce, Inc. (the "Company"), hereby severally constitute and appoint Rowland Archer and J. Nick Riehle, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 7, 2000:

              Signature                          Title
              ---------                          -----

          /s/ Rowland Archer           Chairman, President and     November 7, 2000
______________________________________  Chief Executive Officer
            Rowland Archer              (Principal Executive
                                        Officer)

          /s/ J. Nick Riehle           Chief Financial Officer     November 7, 2000
______________________________________  (Principal Financial and
            J. Nick Riehle              Accounting Officer)

           /s/ James Atkins            Director                    November 7, 2000
______________________________________
             James Atkins

            /s/ Sonja Hoel             Director                    November 7, 2000
______________________________________
              Sonja Hoel

              Signature                          Title
              ---------                          -----

         /s/ Richard Holcomb           Director                    November 7, 2000
______________________________________
           Richard Holcomb

      /s/ Christopher Hollenbeck       Director                    November 7, 2000
______________________________________
        Christopher Hollenbeck

          /s/ Paul J. Rizzo            Director                    November 7, 2000
______________________________________
            Paul J. Rizzo

           /s/ Roger Sippl             Director                    November 7, 2000
______________________________________
             Roger Sippl

        /s/ Douglas Williamson         Director                    November 7, 2000
______________________________________
          Douglas Williamson

Index to Exhibits

   Exhibit
   Number                               Description
   -------                              -----------
    1.1*   Form of Underwriting Agreement.

    2.1 Asset Purchase Agreement between the Registrant, Haht Asia, Inc., and Haht Asia Pty., Ltd.

    3.1 Certificate of Incorporation of the Registrant as currently in effect.

    3.2*   Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be in effect immediately upon the closing of the offering.

    3.3    Bylaws of the Registrant.

    4.1    Reference is made to Exhibits 3.1, 3.2 and 3.3.

    4.2*   Specimen certificate for shares of common stock.

    4.3    Third Amended and Restated Registration Rights Agreement between the
           Registrant and certain stockholders.

    4.4    Amendment No. 1 to the Third Amended and Restated Registration
           Rights Agreement between the Registrant and certain stockholders.

    5.1*   Opinion of Wyrick Robbins Yates & Ponton LLP.

   10.1    Registrant's 1995 Stock Award Plan, as amended through June 30,
           2000.

   10.2    Registrant's 2000 Employee Stock Purchase Plan.

   10.3 Lease Agreement by and among the Registrant, LMC Investments, LLC, and John P. McConnell.

   10.4    Lease Modification Agreement by and among the Registrant, LMC
           Investments, LLC, and John P. McConnell.

   10.5 Senior Loan and Security Agreement No. L0054 between the Registrant and Phoenix Leasing Incorporated, including Notes issued thereunder.

   10.6 Amendment No. 1 to Senior Loan and Security Agreement No. L0054 between the Registrant and Phoenix Leasing Incorporated.

   10.7    Loan and Security Agreement between the Registrant and Silicon
           Valley Bank, Commercial Finance Division.

   10.8    Loan Agreement between the Registrant and Sand Hill Capital II, L.P.

   10.9    Option to Purchase Common Stock Agreement between the Registrant and
           James Hebert.

   10.10 Option Transfer Agreement between the Registrant and certain transferees.

   10.11   Warrant to Purchase Shares of Series E Preferred Stock issued to
           Silicon Valley Bank.

   10.12   Warrant to Purchase Shares of Series E Preferred Stock issued to
           Chase H&Q.

   10.13   Warrant to Purchase Stock issued to Silicon Valley Bank.

   10.14   Stock Purchase Warrant to purchase Common Stock issued to Haht Asia,
           Inc.

   10.15   Warrant to Purchase Shares of Series F Preferred Stock issued to
           Sand Hill Capital II, L.P.

   10.16** mySAP.com Partner-Services Agreement between the Registrant and SAP
           America, Inc.

   Exhibit
   Number                              Description
   -------                             -----------
    10.17  Form of Registrant's HAHT Commerce e-Scenario License Agreement.

    10.18  Employment Agreement between the Registrant and Thomas Mackey.

    10.19  Employment Agreement between the Registrant and Alexander Plavocos.

    21.1   List of Subsidiaries of the Registrant.

    23.1   Consent of PricewaterhouseCoopers LLP.

    23.2*  Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit
           5.1).

    24.1   Power of Attorney (see page II-5).

    27.1   Financial Data Schedule.

    99.1   Audit Committee Charter.

--------
*To be filed by amendment.
** Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such portions have been filed separately with the SEC.